Exhibit 10.1

LOAN AGREEMENT

Dated as of May 14, 2013

by and among

BRE SELECT HOTELS PROPERTIES LLC, BRE SELECT HOTELS TUSCALOOSA LLC, BRE SELECT HOTELS REDMOND LLC, BRE SELECT HOTELS AZ LLC, BRE SELECT HOTELS TX L.P., BRE SELECT HOTELS NC L.P. and BRE SELECT HOTELS CLEARWATER LLC,

collectively, as Borrower

and

BRE SELECT HOTELS OPERATING LLC,

as Operating Lessee

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

and

BANK OF AMERICA, N.A.,

collectively, as Lender

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	Section 7.8	Tuscaloosa Special Reserve Funds	152
	Section 7.9	Reserve Funds, Generally	153

VIII	DEFAULTS

	Section 8.1	Event of Default	154
	Section 8.2	Remedies	158
	Section 8.3	Remedies Cumulative; Waivers	160
	Section 8.4	Limitation on Remedies	157

IX	SPECIAL PROVISIONS

	Section 9.1	Securitization	160
	Section 9.2	Securitization Indemnification	165
	Section 9.3	Register and Participant Register	168
	Section 9.4	Exculpation	169
	Section 9.5	Reserved	172
	Section 9.6	Reserved	172
	Section 9.7	Servicer	172
	Section 9.8	New Mezzanine Loan	173

X	MISCELLANEOUS

	Section 10.1	Survival	175
	Section 10.2	Lender’s Discretion	176
	Section 10.3	Governing Law	176
	Section 10.4	Modification, Waiver in Writing	177
	Section 10.5	Delay Not a Waiver	178
	Section 10.6	Notices	178
	Section 10.7	Trial by Jury	179
	Section 10.8	Headings	180
	Section 10.9	Severability	180
	Section 10.10	Preferences; Fiduciary Duties	180
	Section 10.11	Waiver of Notice	180
	Section 10.12	Remedies of Borrower, Operating Lessee and the Other Loan Parties	180
	Section 10.13	Expenses; Indemnity	181
	Section 10.14	Schedules Incorporated	182
	Section 10.15	Offsets, Counterclaims and Defenses	182
	Section 10.16	No Joint Venture or Partnership; No Third Party Beneficiaries	183
	Section 10.17	Publicity	183
	Section 10.18	Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets	183
	Section 10.19	Waiver of Counterclaim	184
	Section 10.20	Conflict; Construction of Documents; Reliance	184

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-iii-

SCHEDULES AND EXHIBITS

Schedule I	–	Ground Leases/Ground Lessors

Schedule II	–	Pending Assessments

Schedule III	–	Sample Debt Yield Calculation

Schedule IV	–	Reciprocal Easement Agreements

Schedule V	–	Mezzanine Borrowers

Schedule VI	–	Franchisor/Franchise Agreements

Schedule VII	–	Ratable Share

Schedule VIII	–	Release Amounts

Schedule IX	–	Liquor Licenses

Schedule X	–	Organizational Chart of Borrower

Schedule XI	–	Litigation

Schedule XII	–	Condemnations

Schedule XIII	–	Flood Zone Properties

Schedule XIV	–	Leases

Schedule XV	–	Ground Lease Exceptions

Schedule XVI	–	Closing Date Managers

Schedule XVII	–	Required Capital Improvements/Property Improvement Plans

Schedule XVIII	–	Required Repairs

Schedule XIX	–	Permitted Fund Manager

Schedule XX	–	Approved Clearing Banks

Schedule XXI	–	License/Certificate of Occupancy Exceptions/Borrower Disclosures

Schedule XXII	–	Sample Debt Service Coverage Ratio Calculation

Schedule XXIII	–	Reserved

Schedule XXIV	–	Marriott Manager Closing Date FF&E Reserves

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Exhibit A	–	Qualified Manager

Exhibit B		Qualified Manager (Rating Agency Confirmation Required)

Exhibit C	–	Form of U.S. Tax Certificate

Exhibit D	–	Form of Annual Budget

Exhibit E	–	Qualified Franchisor Permitted Re-Flag Hotel Brands

Exhibit F	–	Replacement Management Agreement Terms

Exhibit G	–	Tuscaloosa Special Reserve Release Documents

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 14, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 and BANK OF AMERICA, N.A., a national banking association, having an address at One Bryant Park, New York, New York 10036 (together with their respective successors and assigns, each, a “Co-Lender” and, collectively, “Lender”), BRE SELECT HOTELS PROPERTIES LLC, a Delaware limited liability company, BRE SELECT HOTELS TUSCALOOSA LLC, a Delaware limited liability company, BRE SELECT HOTELS REDMOND LLC, a Delaware limited liability company, BRE SELECT HOTELS AZ LLC, a Delaware limited liability company, BRE SELECT HOTELS TX L.P., a Delaware limited partnership, BRE SELECT HOTELS NC L.P., a Delaware limited partnership and BRE SELECT HOTELS CLEARWATER LLC, a Delaware limited liability company (together with their respective successors and assigns, each, an “Individual Borrower” and, collectively, “Borrower”), each having its principal place of business at c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154, and BRE SELECT HOTELS OPERATING LLC, a Delaware limited liability company (“Operating Lessee”), having its principal place of business at c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) (x) a long-term unsecured debt rating of not less than “A” by S&P and a short-term senior unsecured debt or counterparty rating of at least “A-1” from S&P or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A+” from S&P, (ii)(x) a long-term unsecured debt or counterparty rating of not less than “A2” from Moody’s and a short-term senior unsecured debt or counterparty rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt or counterparty rating of at least “A1” from Moody’s, and (iii) a long-term unsecured debt rating of at least “A” by Fitch and short-term unsecured debt rating of at least “F1”, or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“ACH Bank” shall mean each Clearing Bank other than the Non-ACH Banks.

“Accommodation Security Instrument” shall mean that certain Fee Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, from Apple Six Hospitality Ownership LLC, a Delaware limited liability company to Lender, as the same may be amended, assigned, restated, replaced, supplemented or otherwise modified from time to time.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Additional Mezzanine Borrower” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Additional Mezzanine Loan” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Adjusted Release Amount” shall mean, for any Individual Property, the sum of (a) the Release Amount for such Individual Property and (b) the product of (i) the Release Price Percentage and (ii) the Release Amount.

“Affected Property” shall have the meaning set forth in Section 9.1.4 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Fees” shall mean Operating Expenses that are (a) amounts due and owing to Guarantor or any Affiliate of Guarantor other than (i) management fees payable under a Management Agreement by and between Operating Lessee and a Qualified Manager that is an Affiliate of Guarantor entered into in accordance with the terms and conditions of this Agreement, (ii) fees paid to Affiliates of Guarantor that are not controlled by BREP VII or any Blackstone real estate fund in exchange for goods and services provided pursuant to arms-length contracts in the ordinary course of business, (iii) amounts payable under a Franchise Agreement by and between Operating Lessee and a Franchisor, (iv) any Excess Overhead Expenses paid in accordance with the terms of this Agreement and (v) any Operating Expenses that are ultimately paid to a third party, which payment may be made through an Affiliate, in connection with the services rendered by such third party with respect to the Collateral, and (b) amounts payable to a Qualified Manager that is an Affiliate of Guarantor which constitute an incentive fee or an “override” payment or profit payment.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, any Loan Party, Indemnitor or Guarantor has, directly or indirectly, more than a twenty percent (20%) legal, beneficial or economic interest therein.

“Agent” shall mean Wells Fargo Bank, National Association, a national banking association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties, prepared by or on behalf of Borrower for the applicable Fiscal Year or other period, with the form of the Annual Budget to be in the form attached as Exhibit D to this Agreement or in such form as otherwise reasonably approved by Lender.

“Applicable Similar Law” shall have the meaning set forth in Section 5.2.9 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and Fitch, “Aa2” by Moody’s and “AA” by DBRS.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Morningstar, Fitch and DBRS or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate, by and among Borrower, Lender and Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean individually and/or collectively, as the context may require, those certain Assignment of Management Agreement and Subordination of Management Agreement, by and among Borrower, Lender, Operating Lessee and the applicable Manager, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumption Eligibility Requirements” shall mean an Affiliate of Transferee which (a) either (i) owns a fifty-one percent (51%) or greater direct or indirect interest in Transferee or (ii) owns a twenty percent (20%) or greater direct or indirect interest in Transferee and Controls Transferee and (b) has a Net Worth (exclusive of the Properties) of not less than Four Hundred Million Dollars ($400,000,000).

“Audit Entities” shall have the meaning set forth in Section 5.1.11(b).

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Action” shall mean, with respect to any Person, (a) such Person filing a voluntary petition or application under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning or applicant creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, with respect to the Collateral, the sum of the following costs associated with the Collateral for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Blackstone” shall mean The Blackstone Group L.P., a Delaware limited partnership, and any affiliate thereof.

“BofA Clearing Accounts” shall mean those certain Clearing Accounts held with Bank of America, N.A.

“Borrower” shall mean the entities set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns and any New LLC Borrower pursuant to the terms and conditions of Section 5.2.10(i) of this Agreement.

“Borrower Holdco Companies” shall mean, individually or collectively, as the context may require, BRE Select Hotels Foothill Ranch LLC, BRE Select Hotels Anchorage LLC, BRE Select Hotels North Carolina GP LLC, BRE Select Hotels North Carolina Limited LLC, Apple Six North Carolina , L.P., Sunbelt Hotels Florida II, L.L.C., Sunbelt FCF, L.L.C., Sunbelt-CPC, L.L.C., Sunbelt-IPF, L.L.C., Sunbelt-CAG, L.L.C., Sunbelt Hotel Enterprises LLC, Sunbelt-IDA, L.L.C., Sunbelt-Huntsville II, L.L.C., Sunbelt-RCG, L.L.C., Sunbelt-FOF, L.L.C., Blumberg-Dothan Motel II, L.L.C., BRE Select Hotels Tennessee LLC, BRE Select Hotels SPE Hillsboro CY LLC, Davis Highway Motel LLC and RE-Lakeland, L.L.C.

“Borrower’s Knowledge” and “Borrower’s knowledge” shall mean the actual knowledge of Brian Kim and Phillip Solomond as of the Closing Date after conducting such due diligence as each of them, as senior executives and/or employees of experienced investors in commercial properties and/or operators of commercial properties similar to the Properties, as applicable, have reasonably deemed appropriate in connection with the acquisition and ownership of the Collateral and the borrowing of the Loan; provided, however, in all cases where such a qualification is used, there are no unknown breaches or violations of the so qualified representations or warranties that would in the aggregate have a Material Adverse Effect. Lender acknowledges and agrees that the foregoing individuals are identified solely for the purpose of defining the scope of knowledge and not for the purpose of imposing any liability upon any such individual or creating any duties running from any such individual to Borrower, Operating Lessee, any other Loan Party, Lender or any other party. All references in this Agreement to the “Knowledge of Borrower”, the “Knowledge of any Loan Party”, any “Loan Party’s Knowledge”, the “Operating Lessee’s Knowledge”, the “Knowledge of Operating Lessee” or similar construction shall be deemed to be qualified to the extent provided in this definition.

“BRE Select Hotels Properties Borrower” shall mean BRE Select Hotels Properties LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.5(g) hereof.

“BREP VII” shall mean the Sponsor and any other parallel partnerships and alternative investment vehicles comprising the real estate fund commonly known as Blackstone Real Estate Partners VII L.P.

“BREP VII AIV” shall mean any parallel partnership or alternative investment vehicles that is or hereafter becomes a part of BREP VII.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs) and non-recurring expenses associated with rebranding and repositioning (including signage, marketing, advertising and naming) relating to the Properties or any Individual Property.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement, which Cash Management Account shall be an Eligible Account.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower, Mezzanine Borrower, Agent, Operating Lessee, Mezzanine Lender, Lender and Manager (except Marriott Manager), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Cash Management Account.

“Cash Trap Event” shall mean the occurrence of any one of the following events: (a) any Mezzanine Loan Default or (b) a Debt Yield Trigger Event.

“Cash Trap Event Cure” shall mean (a) no Mezzanine Loan Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of a Mezzanine Loan Default, the applicable Mezzanine Lender shall have notified Lender that it has either waived such Mezzanine Loan Default or accepted a cure by the applicable Mezzanine Borrower of such Mezzanine Loan Default and shall not have otherwise accelerated the Mezzanine Loan, moved for a receiver or commenced foreclosure or other enforcement proceedings permitted in accordance with the Loan Documents and (b) no Debt Yield Trigger Event shall be continuing and in the event that the related Cash Trap Event occurred as a result of a Debt Yield Trigger Event, the achievement of a Debt Yield of nine percent (9.0%) or greater based upon the trailing twelve (12) month period immediately preceding the date of determination.

“Cash Trap Event Period” shall mean the period commencing on the occurrence of a Cash Trap Event and terminating on the date of the Cash Trap Event Cure.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(d) hereof.

“Casualty/Condemnation Restoration Threshold” shall mean the greater of $2,000,000.00 and thirty five percent (35%) of the Release Amount for the applicable Individual Property.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Certificate of Designation” shall mean that certain Certificate of Designation of 7% Series A Cumulative Redeemable Preferred Shares of BRE Select Hotels Corp, dated May 13, 2013, with shares being issued pursuant thereto on May 14, 2013.

“Clearing Account Agreements” shall mean those certain agreements relating to funds deposited in the Clearing Accounts and the Concentration Account.

“Clearing Accounts” shall mean those certain clearing accounts into which all Gross Income from Operations are transferred directly and from which all amounts on deposit are transferred to the Concentration Account (in the case of the BofA Clearing Accounts) and the Cash Management Account (in the case of all Clearing Accounts other than the BofA Clearing Accounts), which Clearing Accounts shall be Eligible Accounts.

“Clearing Bank” shall mean, collectively, those certain clearing banks, which each establish, maintain and hold a Clearing Account, which Clearing Bank shall be an Eligible Institution.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date Debt Yield” shall mean 10.35%.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Collateral” shall mean, collectively, whether now or hereafter acquired, (a) the Individual Properties, (b) the Operating Lessee’s leasehold interests in the Properties pursuant to the Operating Lease, and (c) any other asset subject to the Lien of a Security Instrument; provided, that to the extent that any Collateral is either sold or acquired during the term of the Loan, corresponding adjustments shall be made to the definitions of Gross Income from Operations, Operating Expenses and any other financial terms hereof to account for the fact that such Collateral may not have been owned for a full reporting period hereunder.

“Collective Group” shall have the meaning set forth in Section 10.23(b) hereof.

“Component” shall mean, individually, any one of Component A-1, Component A-2, Component B, Component C , Component D, Component E or Component F.

“Components” shall mean, collectively, Component A-1, Component A-2, Component B, Component C, Component D, Component E and Component F.

“Component A-1” shall mean the component of the Loan designated as “A-1” in Section 2.1.6 hereof.

“Component A-2” shall mean the component of the Loan designated as “A-2” in Section 2.1.6 hereof.

“Component B” shall mean the component of the Loan designated as “B” in Section 2.1.6 hereof.

“Component C” shall mean the component of the Loan designated as “C” in Section 2.1.6 hereof.

“Component D” shall mean the component of the Loan designated as “D” in Section 2.1.6 hereof.

“Component E” shall mean the component of the Loan designated as “E” in Section 2.1.6 hereof.

“Component F” shall mean the component of the Loan designated as “F” in Section 2.1.6 hereof.

“Concentration Account” shall mean that certain clearing account into which all amounts standing to the credit of the BofA Clearing Accounts are transferred and from which all amounts on deposit are transferred to the Cash Management Account, which Concentration Account shall be an Eligible Account.

“Concentration Bank” shall mean Bank of America, N.A., which is establishing, maintaining and holding a Concentration Account, which Concentration Bank shall be an Eligible Institution.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation, expropriation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, by and among each Individual Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(i) hereof.

“Custodial Funds” means the following funds collected by Borrower on a third party’s behalf that must be paid or remitted to a third party and so are not properly considered “revenue” of Borrower: (i) tips, gratuities or service charges with respect to food, beverage, banquet or other guest services paid or received via credit card and owed to employees working at the Properties; (ii) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels and (iii) any amount paid out to hotel guests or patrons for checks cashed or per diem expense allowances paid.

“Dallas Parking Lease” shall mean that certain Parking Lease, dated as of April 17, 2007, by and between North Dallas Tower, Ltd. and Apple Six Services II, L.P., as assigned pursuant to that certain Assignment and Assumption of Parking Lease, dated as of May 14, 2013, between Apple Six Services II, L.P. to BRE Select Hotels TX L.P.

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Spread Maintenance Premium and any Spread Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments due on the Loan.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio calculated by Lender of (i) Net Operating Income for the trailing twelve (12) month period immediately preceding the date of determination for any Collateral that remains subject to the Liens of the Security Instruments as set forth in the financial statements required hereunder, which shall include the following adjustments by Lender based upon Lender and Rating Agency underwriting criteria: (A) underwritten occupancy, average daily room rate and RevPAR for the Properties shall be based upon the actual occupancy, average daily room rate and RevPAR for the Properties for the trailing twelve (12) month period immediately preceding the date of determination, (B) departmental revenues and expenses shall be underwritten based upon the trailing twelve (12) month period immediately preceding the date of determination, (C) the sum of management fees, marketing expenses and franchise fees paid by Borrower and Operating Lessee shall be underwritten in an amount equal to the greater of (I) fourteen percent (14%) of Gross Income from Operations and (II) the actual amount of management fees, marketing expenses and franchise fees paid by Borrower and Operating Lessee, (D) Taxes, Ground Rent and Insurance Premiums shall be underwritten at the greater of (I) actual Taxes, Ground Rent and Insurance Premiums (including adjustments for imminent increases to Taxes as set forth in written evidence of such increase to Taxes, Ground Rent and Insurance Premiums) and (II) amounts budgeted by Borrower for Taxes, Ground Rent and Insurance Premiums that have been reasonably approved by Lender, and (E) deposits into the Replacement Reserve Account equal to the product of (I) the greater of (1) 4.0% or (2) the contractual reserve with respect to FF&E as set forth in the Franchise Agreements and (II) Gross Income from Operations to (ii) the sum of Debt Service for each of the Components of the Loan and Mezzanine Debt Service which will be due for the twelve (12) month period immediately following the date of calculation, calculated assuming an amount of debt equal to the outstanding principal balance of each of the Components of the Loan and the outstanding principal balance of the Mezzanine Loans on the date of calculation and an interest rate equal to the sum of the weighted averages (weighted by the outstanding balance of each of the Components of the Loan and each of the components of the Mezzanine Loans) of the Spread for each of the Components of the Loan and the Spread (as defined in each of the Mezzanine Loan Agreements) for the Mezzanine Loans plus the Strike Price that will be in effect for the applicable Extension Period.

For reference purposes only, a sample calculation of the Debt Service Coverage Ratio is attached as Schedule XXII hereto.

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:

(a) the Net Operating Income for the trailing twelve (12) month period immediately preceding the date of determination for any Collateral that remains subject to the Liens of the Security Instruments as set forth in the financial statements required hereunder, which shall include the following adjustments by Lender based upon Lender and Rating Agency underwriting criteria: (A) underwritten occupancy, average daily room rate and RevPAR for the Properties shall be based upon the actual occupancy, average daily room rate and RevPAR for the Properties for the trailing twelve (12) month period immediately preceding the date of determination, (B) departmental revenues and expenses shall be underwritten based upon the trailing twelve (12) month period immediately preceding the date of determination, (C) the sum of management fees, marketing expenses and franchise fees paid by Borrower and Operating Lessee shall be underwritten in an amount equal to the greater of (I) fourteen percent (14%) of Gross Income from Operations and (II) the actual amount of management fees, marketing expenses and franchise fees paid by Borrower and Operating Lessee, (D) Taxes, Ground Rent and Insurance Premiums shall be underwritten at the greater of (I) actual Taxes, Ground Rent and Insurance Premiums (including adjustments for imminent increases to Taxes as set forth in written evidence of such increase to Taxes, Ground Rent and Insurance Premiums) and (II) amounts budgeted by Borrower for Taxes, Ground Rent and Insurance Premiums that have been reasonably approved by Lender, and (E) deposits into the Replacement Reserve Account equal to the product of (I) the greater of (1) 4.0% or (2) the contractual reserve with respect to FF&E as set forth in the Franchise Agreements and (II) Gross Income from Operations; by

(b) the sum of the outstanding principal balances of (i) all Components of the Loan and (ii) the Mezzanine Loans.

For reference purposes only, a sample calculation of the Debt Yield is attached as Schedule III hereto.

“Debt Yield Trigger Event” shall mean, commencing on the Closing Date, a Debt Yield of less than eight and three-quarters percent (8.75%) based upon the trailing twelve (12) month period immediately preceding such date of determination.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Component of the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Interest Rate otherwise applicable to each Component.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet or such other information reasonably requested by Lender, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization.

“Discounted Payoff” shall have the meaning set forth in Section 10.28 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is one of the following (a) an account or accounts maintained with a federal or state-chartered depository, or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable or (c) subject to and in accordance with the terms of this Agreement, the Cash Management Agreement and each respective Clearing Account Agreement, an account or accounts maintained with each of the banks set forth on Schedule XX hereto. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P, “Aa3” by Moody’s and “A+” by Fitch), or (b) for purposes of acting as a Clearing Bank or a Concentration Bank subject to and in accordance with the terms of this Agreement, the Cash Management Agreement and each respective Clearing Account Agreement, each of the banks set forth on Schedule XX hereto.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower and Indemnitor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of any Individual Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of any Individual Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity; (d) relating to nuisance, trespass or other causes of action related to any Individual Property; (e) relating to wrongful death, personal injury; or (f) property or other damage in connection with any physical condition or use of any Individual Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.24 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.41 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall mean all remaining amounts on deposit in the Cash Management Account after the payment or disbursement of all escrows, reserves, Debt Service and other amounts required to be made in accordance with clauses (A) through (O) of Section 2.6.1(f) and the equivalent provisions of the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Excess Operating Expenses” means, for any period, any Operating Expenses (other than Affiliated Fees) which have been incurred or are required to be paid in or in respect of such period and which are not otherwise set forth in an Approved Annual Budget.

“Excess Overhead Cap” means for any monthly payment of Excess Overhead Expenses to which Borrower is eligible pursuant to Section 2.6.1 hereof, an amount not to exceed one twelfth (1/12th) of $2,500,000, which amount may be increased on the commencement of each Fiscal Year in an amount equal to the lesser of (i) any increase in the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for such preceding Fiscal Year (provided that such increase shall not in any instance exceed five percent (5%)) and (ii) an amount equal to five percent (5%) of the actual amount spent for Excess Overhead Expenses for such preceding Fiscal Year.

“Excess Overhead Expenses” means, for any period, any customary costs payable by Borrower or Operating Lessee to an Affiliate of Borrower or Operating Lessee for general corporate purposes which have been incurred in the ordinary course and are required to be paid in or in respect of such period and which are not otherwise set forth in an Approved Annual Budget.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(h) hereof.

“Excluded Entity” shall mean (a) Sponsor or BREP VII and any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Sponsor or BREP VII and (b) BRE Select Hotels Corp. with respect to the Preferred Shares only and any direct or indirect legal or beneficial owner of any Preferred Shares.

“Excluded Taxes” shall mean, with respect to any payment made by any Loan Party under any Loan Document, any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Agent: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes resulting from any law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement or acquires an interest in such Loan or designates a new lending office (other than pursuant to an assignment or a change in lending office under Section 2.7(f)), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any U.S. backup withholding taxes imposed as a result of a failure of a Person to fully comply with U.S. tax laws and (d) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e).

“Extension Option” shall have the meaning set forth in Section 2.3.6 hereof.

“Extension Period” shall have the meaning set forth in Section 2.3.6 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“FF&E” shall mean all fixtures, furniture, furnishings, equipment (including operating equipment and fixtures attached to and forming part of the Improvements), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of the Improvements, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel equipment necessary or desirable for the operation of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial space, parking space, spa and recreational facilities, and (iii) all other furnishings and equipment as Borrower deems necessary or desirable for the operation of the Improvements in accordance with this Agreement.

“FF&E Expenditures” shall mean all renovations, refurbishing, replacements of, or additions to, FF&E, and any special projects designed to maintain the Improvements in a condition consistent with the condition thereof as of the Closing Date, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, spa or recreational facilities, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements. The term “FF&E

Expenditures” shall not include any program of capital improvements involving an addition to the Improvements, or designed to substantially upgrade or change the nature or image of the Improvements (as opposed to a renovation or refurbishing which might take place as part of the normal or cyclical upkeep of the Improvements).

“FF&E Reserve Account Control Agreements” shall mean those certain control account agreements (or other similarly named agreements) that may be entered into among one or more Borrowers, Operating Lessee, Lender, Marriott Manager and the bank or other financial institution holding the related FF&E reserve fund under each Management Agreement by and between the applicable Marriott Manager and Operating Lessee with respect to the Marriott Managed Properties, respectively, pursuant to which, among other things, the parties thereto acknowledge and agree to Lender’s security interest in the applicable fund and/or account.

“First Extended Maturity Date” shall mean May 9, 2017, or such earlier date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or any partial period thereof in which the Loan is outstanding.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean the failure of Borrower or Operating Lessee, as the case may be, to perform any obligation hereunder by reason of any act of God, enemy or hostile government action, terrorist attacks, civil commotion, insurrection, sabotage, strikes or lockouts or any other reason primarily due to cause or causes beyond the reasonable control of Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee, as the case may be.

“Franchise Agreement” shall mean, individually and collectively as the context may require, those certain franchise agreements more specifically identified on Schedule VI attached hereto, including, without limitation, any and all exhibits thereto and any and all documents executed in connection with any Franchise Agreement and any Replacement Franchise Agreement, including, without limitation, any and all exhibits thereto and any and all documents executed in connection with any Replacement Franchise Agreement, in each case, as any or all of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Franchise Agreement Guarantees” shall mean, collectively, those certain Guarantees executed by Indemnitor for the benefit of the Franchisor in connection with a Franchise Agreement or any Replacement Franchise Agreement.

“Franchise Owner Agreement” shall mean those certain Owner Agreements executed by Borrower for the benefit of Franchisor in connection with a Franchise Agreement or any Replacement Franchise Agreement.

“Franchisor” shall mean, individually and collectively as the context may require, each franchisor with respect to a Franchise Agreement, as same is identified on Schedule VI attached hereto or any Qualified Franchisor pursuant to a Replacement Franchise Agreement.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

“Gross Income from Operations” shall mean, without duplication, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower, Operating Lessee or any other Loan Party, or by Manager on behalf of Borrower, Operating Lessee or such other Loan Party, for the use, occupancy or enjoyment, or license to use, occupy or enjoy the Collateral, or any part thereof, or received by Borrower, Operating Lessee, any other Loan Party or by Manager on behalf of Borrower, Operating Lessee or such other Loan Party, for the sale of any goods, services or other items sold on or provided from the Collateral in the ordinary course of the operation of the Collateral, including, without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties, if any, including parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties, if any, even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Collateral (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the operation of the Collateral (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; and (g) all other income from operation of the Collateral, including, without limitation, laundry and vending income; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Properties; (2) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of operation of the Collateral; (3) Hotel Taxes; (4) Awards (except to the extent provided in clause (d) above); (5) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (6) gratuities collected by the Properties employees; (7) the proceeds of any permitted financing; (8) other income or proceeds resulting other than from the use or occupancy of the Collateral, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Collateral in the ordinary course of business; (9) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (10) proceeds from the sale of any Individual Property; and (11) without duplication of the items in (1)-(9) above, Custodial Funds.

“Ground Lease” shall mean each of the ground leases described on Schedule I hereto.

“Ground Lease Property” shall mean that certain real property demised by each of the Ground Leases.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Deposit” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lessor” shall mean each lessor under a Ground Lease, as described on Schedule I hereto.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” shall mean, individually or collectively, as the context may require, each entity constituting Sponsor other than Blackstone Real Estate Holdings VII-ESC L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P., each a Delaware limited partnership.

“Guarantor Bankruptcy Event” shall mean if Guarantor, Indemnitor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor, Indemnitor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor, Indemntior or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, Indemnitor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor, Indemnitor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, Indemnitor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall mean (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws and (ii) mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise).

“Hotel Taxes” shall mean federal, state and municipal excise, occupancy sales and use taxes collected by or on behalf of Borrower, Operating Lessee or any other Loan Party directly from patrons or guests of the Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Hotel Taxes and Custodial Funds Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Hotel Taxes and Custodial Funds Reserve Funds” shall have the meaning set forth in Section 7.7.1 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Security Instrument with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee (whether or not it is the Lender), that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan on behalf of Lender, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” means (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnifying Person” shall mean Borrower.

“Indemnitor” shall mean BRE Select Hotels Corp, a Delaware corporation.

“Indemnitor Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date, from Indemnitor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower, Operating Lessee or any other Loan Party and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower, Operating Lessee or any other Loan Party or any of their respective equityholders or Affiliates (other than serving as an Independent Director and/or a special member of (i) Borrower, Operating Lessee or any other Loan Party or (ii) an Affiliate of Borrower, Operating Lessee or any other Loan Party that is not in the direct chain of ownership of Borrower, Operating Lessee or any other Loan Party and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, Operating Lessee or any Loan Party or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, Operating Lessee or any Loan Party or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower, Operating Lessee or any other Loan Party shall be qualified to serve as an Independent Director of the Borrower, Operating Lessee or any other Loan Party, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower, Operating Lessee or any other Loan Party in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by the applicable Borrower, or leased pursuant to a Ground Lease by Borrower and encumbered now or hereafter encumbered by a Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each Security Instrument and referred to therein as the “Property”.

“Individual Tuscaloosa Property” shall have the meaning set forth in Section 2.5.2(h) hereof.

“Initial Maturity Date” shall mean May 9, 2016, or such earlier date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Insolvency Opinion” shall mean those certain non-consolidation opinion letters dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, with respect to any Component, (a) the period commencing on the Closing Date and ending on (and including) May 14, 2013 and (b) thereafter, the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month. Each Interest Period set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the applicable Spread; provided, however, in no event shall LIBOR be deemed to be less than zero percent (0.00%).

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date) made on a date that is after the Payment Date and prior to, but not including, the Determination Date, the interest that would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Period with respect to which such prepayment relates.

“IRS” shall mean the United States Internal Revenue Service.

“Lease” shall mean, with the exception of the Ground Lease, the Operating Lease, the Parking Lease and any occupancy agreement with hotel guests at any Individual Property, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, provincial, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Operating Lessee, such Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower and/or Operating Lessee, at any time in force affecting Borrower and/or Operating Lessee, such Collateral or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with their collective successors and assigns.

“Lender Documents” shall mean any agreement among Lender, Mezzanine Lenders and/or any participant or any fractional owner of a beneficial interest in the Loan or any Mezzanine Loan relating to the administration of the Loan, the Mezzanine Loan, the Loan Documents or the Mezzanine Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Lender Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $1,000,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity or net worth of at least $400,000,000 or (y) market capitalization of at least $600,000,000 and (ii) is regularly engaged in the business of making, owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or operating commercial properties.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by an Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Approved Bank or meet the rating requirement set forth above.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender (or Servicer on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Lender’s or its agent’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based on LIBOR plus the Spread.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property or any other applicable Collateral, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower in accordance with this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Agreements, the Guaranty, the Indemnitor Guaranty, the Cash Management Agreement, the Clearing Account Agreements, the FF&E Reserve Account Control Agreements, the Assignment of Interest Rate Cap Agreement, the Operating Lessee Pledge Agreement, the Accommodation Security Instrument, the Contribution Agreement, the Special Reserve Agreement and all other documents executed and/or delivered by Borrower, Operating Lessee or any other Loan Party securing or evidencing the Loan.

“Loan Party” shall mean, collectively, Borrower, Principal and Operating Lessee.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Properties (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going concern value), as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust. For the avoidance of doubt, the outstanding principal amount of the Mezzanine Loans will not be included in the calculation of Loan-to-Value Ratio.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Operating Lessee and the applicable Manager, pursuant to which the applicable Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and conditions of this Agreement.

“Manager” shall mean, individually and/or collectively, as the context may require, (i) the property managers for each Individual Property set forth on Schedule XVI hereof and (ii) a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and conditions of this Agreement and the other Loan Documents.

“Marriott Management Documents” shall have the meaning set forth in Section 10.30 hereof.

“Marriott Management Remittances” shall mean, with respect to each of the Management Agreements between Operating Lessee and the applicable Marriott Manager, all sums payable to Operating Lessee or Borrower, as the case may be, under such Management Agreements (including without limitation, any guaranteed distributions to the “owner” under such agreements) after payment to, or deduction by, the applicable Marriott Manager of all base management fees and incentive management fees, the payment of operating expenses and the funding by the applicable Marriott Manager of any reserves for FF&E or other amounts permitted to be paid to, or deducted by, Marriott Manager in accordance with or pursuant to the related Management Agreement.

“Marriott Manager” shall mean, individually and/or collectively as the context may require, (a) with respect to the Individual Property known as Marriott, Redmond, Washington, Marriott International Inc., (b) with respect to the Individual Property known as Spring Hill Suites, Ft. Worth, Texas, Springhill SMC Corporation and (c) with respect to the Individual Property known as Courtyard by Marriott, Myrtle Beach, South Carolina, Courtyard Management Corporation, or, in each case, their applicable successors and assigns as permitted under the Management Agreements with the Marriott Manager.

“Marriott Managed Properties” shall mean, individually and/or collectively as the context may require, (a) the Individual Property known as Marriott, Redmond, Washington, (b) the Individual Property known as Spring Hill Suites, Ft. Worth, Texas and (c) the Individual Property known as Courtyard by Marriott, Myrtle Beach, South Carolina.

“Material Action” shall mean (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding or other Bankruptcy Action, institute any proceedings under any applicable insolvency law or other Bankruptcy Action or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or similar official or the entity or a substantial portion of its property; (C) make an assignment for the benefit of creditors of the entity; or (D) take any action in furtherance of any of the forgoing.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation as a hotel, or value of any Individual Property, (b) the business, profits, operations or financial condition of Borrower, Operating Lessee and the other Loan Parties (including, without limitation, Net Operating Income), taken as a whole, (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s, Operating Lessee’s or any other Loan Party’s other obligations under the Loan Documents, or (d) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” shall mean the Initial Maturity Date or following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.3.6 hereof, the First Extended Maturity Date or the Second Extended Maturity Date, as the case may be, or such other date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state, states or other jurisdiction whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Measurement Month” shall have the meaning set forth in Section 7.3.1 hereof.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of November 29, 2012 by and among Apple REIT Six, Inc, BRE Select Hotels Holdings LP and BRE Select Hotels Corp.

“Mezzanine A Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Borrower” shall mean, collectively, the entities identified as “Mezzanine A Borrower” on Schedule V attached hereto, together with their respective successors and permitted assigns.

“Mezzanine A Debt Service Account” shall mean the “Debt Service Account” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Extension Option” shall mean “Extension Option” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Guaranty” shall mean that certain Guaranty Agreement (Mezzanine A Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine A Loan to and for the benefit of Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Lender” shall mean, individually and/or collectively, as the context requires, Citigroup Global Markets Realty Corp., a New York corporation and Bank of America, N.A., a national banking association, together with their respective successors and assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of $100,000,000.00.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan.

“Mezzanine A Loan Documents” shall mean all documents evidencing the Mezzanine A Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Release Amount” shall mean the “Release Amount” as defined in the Mezzanine A Loan Agreement.

“Mezzanine Adjusted Release Amount” shall mean, individually or collectively as the context may require, the Mezzanine A Adjusted Release Amount and the Mezzanine B Adjusted Release Amount.

“Mezzanine B Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Borrower” shall mean, collectively, the entities identified as “Mezzanine B Borrower” on Schedule V attached hereto, together with their respective successors and permitted assigns.

“Mezzanine B Debt Service Account” shall mean the “Debt Service Account” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Extension Option” shall mean “Extension Option” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Guaranty” shall mean that certain Guaranty Agreement (Mezzanine B Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine B Loan to and for the benefit of Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Lender” shall mean, individually and/or collectively, as the context requires, Citigroup Global Markets Realty Corp., a New York corporation and Bank of America, N.A., a national banking association, together with their respective successors and assigns.

“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of $75,000,000.00.

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan.

“Mezzanine B Loan Documents” shall mean all documents evidencing the Mezzanine B Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Release Amount” shall mean the “Release Amount” as defined in the Mezzanine B Loan Agreement.

“Mezzanine Borrower” shall mean, collectively, Mezzanine A Borrower and the Mezzanine B Borrower, together with their respective successors and permitted assigns.

“Mezzanine Collateral” shall mean, collectively, the “Collateral” as defined in each of the Mezzanine Loan Agreements.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, interest and principal payments then due under the Mezzanine Loans.

“Mezzanine Lenders” shall mean, collectively, Mezzanine A Lender and Mezzanine B Lender, together with their respective successors and assigns.

“Mezzanine Loan Agreements” shall mean, collectively, the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Default” shall mean either a Mezzanine A Loan Default or a Mezzanine B Loan Default.

“Mezzanine Loan Debt Service Account” shall mean, collectively, the Mezzanine A Debt Service Account and the Mezzanine B Debt Service Account.

“Mezzanine Loan Documents” shall mean, collectively, the Mezzanine A Loan Documents and the Mezzanine B Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loans” shall mean, collectively, the Mezzanine A Loan and the Mezzanine B Loan.

“Mezzanine Notice” shall have the meaning set forth in Section 9.8 hereof.

“Mezzanine Release Amounts” shall mean, collectively, the Mezzanine A Release Amount and the Mezzanine B Release Amount.

“Monthly Debt Service Payment Amount” shall mean commencing on the Payment Date occurring in June, 2013 and continuing to and including the Maturity Date, an amount equal to the interest which accrues on the Loan for the immediately preceding Interest Period.

“Monthly Hotel Taxes and Custodial Funds Deposit” shall have the meaning set forth in Section 7.7.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Net Operating Income” shall mean for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall mean the net worth of the proposed Affiliate of Transferee executing a replacement guaranty pursuant to, and in accordance with, Section 5.2.11(b) hereof, as determined by an independent third-party financial valuation expert reasonably approved by Lender.

“New Dallas Parking Lease” a parking lease to be used in connection with the Individual Property known as the Spring Hill Suites, Dallas, Texas, reserving at least 69 parking spaces to be available for use by Operating Lessee.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.8 hereof.

“New Mezzanine Intercreditor Agreement” shall have the meaning set forth in Section 9.8 hereof.

“New Mezzanine Lender” shall have the meaning set forth in Section 9.8 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.8 hereof.

“New Mezzanine Loan Documents” shall have the meaning set forth in Section 9.8 hereof.

“New Note” shall have the meaning set forth in Section 9.1.4 hereof.

“Non-ACH Banks” shall mean any Clearing Bank subject to a Clearing Account Agreement that does not or will not use ACH debit instructions to sweep funds.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Note” shall mean, collectively, (i) that certain Promissory Note A-1, dated the date hereof, in the principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00) by Borrower in favor of Citigroup Global Markets Realty Corp. and (ii) that certain Promissory Note A-2, dated the date hereof, in the principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00), made by Borrower in favor of Bank of America, N.A., as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Program” shall have the meaning set forth in Section 5.1.24 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall mean, without duplication, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Collateral (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan and the Mezzanine Loans, (iii) any Capital Expenditures in connection with the Properties, and (iv) deposits required to be made to the Reserve Funds) incurred by any Loan Party, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s and/or any Loan Party’s system of accounting, including, without limitation: (a) the cost of all food and beverages sold or consumed, if any, and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, if any, including such items bearing the name or identifying characteristics of the hotels as Borrower and/or Operating Lessee shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms) (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Properties to the appropriate operating departments); (b) salaries and wages of personnel of the Properties (regardless of whether such personnel are employees of a Loan Party), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the Properties whose primary duties consist of the management of the Properties or of a recognized department or division thereof or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Properties; (B) who have authority with reference to the hiring, firing and advancement of the employees of the Properties; (C) who customarily and regularly exercise discretionary powers; (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this sentence; and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Properties are located at the commencement of their employment at the Properties and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts; (c) the cost of all other goods and services obtained by any Loan Party in connection with its operation of the Properties including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators, if any), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Properties; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Properties (as distinguished from any property damage insurance on the Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and/or Operating Lessee have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be pro-rated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against any Loan Party with respect to the operation of the Properties; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower and/or Operating Lessee (the “Independent CPA”) for

services directly related to the operation of the Properties; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any Guarantor subsidiary or division in connection therewith, provided, however, that if such costs and expenses have not been included in an Approved Budget, then if such costs exceed $5,000 in any one instance the same shall be subject to approval by Lender, not to be unreasonably withheld, (i) all expenses for advertising for the Properties and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by any Manager pursuant to, in the course of and directly related to, the management and operation of the Collateral (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by any Manager other than the offices maintained at the Individual Property for the management of such Individual Property and excluding transportation costs of Borrower or Manager related to meetings between the Borrower, the other Loan Parties and Manager; (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to the Properties, in each case, provided by any Manager or Franchisor; (l) the cost associated with any retail Leases and all costs and expenses of owning, maintaining, conducting and supervising the operation of the Properties to the extent such costs and expenses are not included above; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) all amounts paid or payable under Franchise Agreements or Replacement Franchise Agreements, including, without limitation, all franchise, intellectual property and technology fees; and (o) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above. Notwithstanding the foregoing, if it becomes necessary for a Guarantor employee or an employee or executive of an Affiliate of Guarantor to temporarily perform services at any Individual Property of a nature normally performed by personnel of the Properties, his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services.

“Operating Lease” shall mean, individually and/or collectively, as the context may require, (i) that certain Lease Agreement, dated as of May 14, 2013, by and between BRE Select Hotels Properties LLC, BRE Select Hotels Tuscaloosa LLC, BRE Select Hotels Redmond LLC, BRE Select Hotels AZ LLC, BRE Select Hotels TX L.P., and BRE Select Hotels NC L.P., collectively, as landlord, and Operating Lessee, as tenant and (ii) that certain Lease Agreement, dated as of May 14, 2013, by and between BRE Select Hotels Clearwater LLC, as landlord, and Operating Lessee, as tenant, as each of the same may be amended, assigned, restated, replaced, supplemented or modified from time to time in accordance with the terms and conditions of hereof and the other Loan Documents.

“Operating Lessee” shall mean BRE Select Hotels Operating LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Operating Lessee Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the Closing Date, from Borrower to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all Ground Rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Charges Reserves” shall mean, collectively, each Other Charges (excluding Ground Rents) in an amount equal to or greater than $10,000.00.

“Other Connection Taxes” shall mean, with respect to any Lender or Agent, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Section 2.7 Taxes (other than a connection solely arising from such Lender or Agent having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment; but shall not include, in any case, any tax or other liability arising as a result of Lender’s use of the assets of a “benefit plan investor” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) to fund all or a portion of a transaction contemplated under this Agreement or the other Loan Documents.

“Other Obligations” shall have the meaning set forth in the Security Instruments.

“Parking Lease” shall mean, individually and/or collectively, as the context may require, (a) the Dallas Parking Lease, (b) the Portland Parking Lease and (c) any New Dallas Parking Lease.

“Participant Register” shall have the meaning set forth in Section 9.3 hereof.

“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each calendar month during the term of the Loan until and including the related Maturity Date.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Security Instruments and the other Loan Documents, (b) obligations pursuant to the Ground Leases and the Operating Leases, (c) obligations pursuant to the Permitted Equipment Leases and (d) Trade Payables not secured by Liens on any portion of the Collateral (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such Trade Payables and Permitted Equipment Leases, collectively, in respect of the Collateral (excluding all taxes with respect to the Collateral, including, without limitation, Taxes and Hotel Taxes, Capital Expenditures, Ground Lease obligations and Other Charges) (i) do not exceed at any one time in the aggregate three percent (3%) of the original principal amount of the Loan and the Mezzanine Loans (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of a Loan Party for or in respect of the operation of the Collateral in the ordinary course of the operation of such Loan Party’s business or the routine administration of such Loan Party’s business, (iv) are paid within ninety (90) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require any Loan Party to pay any amount owed under a Permitted Equipment Lease or any Trade Payable, so long as such Loan Party is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property or other Collateral, nor any part thereof or interest therein will be in material danger of being sold, forfeited, or lost, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested to the extent the amount contested is in excess of $350,000 for the Properties as a whole at any one time, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall mean, with respect to any Individual Property (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Section 2.7 Taxes, including real estate Taxes, imposed by any Governmental Authority not yet due or delinquent or which are being contested in accordance with the terms of this Agreement, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) any Permitted Equipment Leases, (f) any encumbrance created pursuant to Section 5.2.10(h), (g) all other immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Individual Property, (iii) the fair market value of such Individual Property, or (iv) the use or operation of such Individual Property, (h) rights of Tenants as Tenants only (with no purchase rights or rights of first refusal) and (i) mechanics’, materialmen’s or similar Liens, if any, in each case only if such liens are being contested in accordance with the terms of the Loan Documents, including as described in the definition of Permitted Debt, or are discharged within sixty (60) days of their filing.

“Permitted Equipment Leases” shall mean, with respect to each Individual Property, any lease of FF&E, provided, (a) the fair market value of the FF&E subject to such FF&E lease at the time of entering into such FF&E lease does not exceed Twenty-Five Thousand Dollars ($25,000) and (b) the fair market value of the FF&E subject to all FF&E leases at the time of entering into such FF&E lease does not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

“Permitted Fund Manager” means any Person that on the date of determination is not subject to a case under the Bankruptcy Code and is either (i) one of the entities listed on Schedule XIX hereto or any other nationally or regionally recognized manager of investment funds investing in commercial real estate or debt or equity interests relating to commercial real estate, or (ii) an entity that is a Qualified Lender pursuant to clauses (iii)(a), (b), (c) or (d) of the definition thereof or (iii) following a Securitization, any Person for which the Rating Agencies have issued a Rating Agency Confirmation with respect to the related New Mezzanine Loan, in each case, which are investing through a fund with committed capital of at least $250,000,000.00.

“Permitted Investment Fund” shall have the meaning set forth in the definition of “Qualified Lender” below.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(ii) Federal Housing Administration debentures having maturities of not more than 365 days;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short-term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short-term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Prepayment Exception” shall mean, as applicable, prepayments of the Loan made (i) pursuant to Section 2.4.2 from Net Proceeds, (ii) pursuant to Section 6.4 from Net Proceeds or a Casualty/Condemnation Prepayment derived from or arising out of a condemnation of any Individual Property or a casualty of any Individual Property, (iii) in accordance with the terms and conditions of Section 8.1(a)(xv) with respect to a default under a Ground Lease and (iv) in accordance with Section 7.8.2 hereof with respect to application by Lender of the Tuscaloosa Special Reserve Funds.

“Permitted Prepayment Threshold” shall mean an amount equal to $90,000,000.00.

“Permitted Re-Flag Properties” shall mean (i) the Individual Property commonly known as the Spring Hill Suites, Arlington, Texas, (ii) the Individual Property commonly known as the TownePlace Suites, Arlington, Texas, (iii) the Individual Property commonly known as the Fairfield Inn, Pensacola, Florida, (iv) the Individual Property commonly known as the Fairfield Inn, Huntsville, Alabama, (v) the Individual Property commonly known as the Fairfield Inn, Tuscaloosa, Alabama, (vi) the Individual Property commonly known as the Fairfield Inn, Birmingham, Alabama, (vii) the Individual Property commonly known as the Spring Hill Suites, Montgomery, Alabama, (viii) the Individual Property commonly known as the Fairfield Inn, Orange Park, Florida, (ix) the Individual Property commonly known as the Spring Hill Suites, Savannah, Georgia, and (x) any two (2) Individual Properties in addition to the foregoing clause (i) through (ix), provided, that such Individual Property, at the time of execution of a Replacement Franchise Agreement with a Qualified Franchisor pursuant to the terms and conditions of this Agreement, shall not be one of the top twenty (20) Individual Properties subject to the Liens of the Security Instruments at such time (as determined by the Release Price of such Individual Properties).

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor or shall otherwise be a Qualified Manager in accordance with the terms of this Agreement, and (d) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other enforcement action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by any Mezzanine Borrower of the direct ownership interests in Borrower and/or each Principal and/or any Mezzanine Borrower and other collateral pursuant to the Mezzanine Loan Agreements.

“Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, provincial, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument with respect to each Individual Property.

“Physical Condition Report” shall mean, with respect to each Individual Property, a structural engineering report prepared and delivered in connection with the Loan regarding the physical condition of such Individual Property.

“PLL Policy” shall have the meaning set forth in Section 6.1(a)(xii).

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Portland Parking Lease” shall mean that certain Lease, dated September 13, 2002, between the State of Oregon, by and through its Department of Transportation and Portland Riverplace LLC, as amended by that certain Letter, dated August 27, 2007, from the State of Oregon, by and through its Department of Transportation to Portland Riverplace LLC, as assigned pursuant to that certain Assignment of Lease and Consent to Assignment dated as of May 2, 2013, by and among Portland Riverplace LLC, as assignor, BRE Select Hotels Properties LLC, as assignee, and the State of Oregon, by and through its Department of Transportation.

“Preferred Shares” shall mean the 7% Series A Cumulative Redeemable Preferred Shares of BRE Select Hotels Corp.

“Prepayment Notice” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the Maturity Date, as determined by Lender on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4 hereof.

“Prepayment Release Date” shall mean May 9, 2014.

“Prepaid Mezzanine Loan” shall have the meaning set forth in Section 2.4.1(d) hereof.

“Prepaying Mezzanine Borrower” shall have the meaning set forth in Section 2.4.1(d) hereof.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based on the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean, with respect to any Component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread for such Component on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall mean the Special Purpose Entity that is the general partner of a Loan Party, if such Loan Party is a limited partnership, or managing member of a Loan Party, if such Loan Party is a limited liability company other than a single-member Delaware limited liability company.

“Priority Waterfall Payments” shall mean the payments described in Sections 2.6.1(f)(A) through (G) hereof.

“Property Document” shall mean, individually or collectively (as the context may require), the following: (i) the REA and (ii) the Parking Lease.

“Property Document Event” shall mean any event which directly or indirectly, causes (i) a default by Borrower or Operating Lessee, (ii) a termination right in favor of any other Person (other than terminations permitted pursuant to the terms of the applicable Property Document absent a default) or (iii) any termination fees to be due by Borrower or Operating Lessee, under any Property Document, in each case to the extent such right or fee would cause a Material Adverse Effect (and in each case, beyond any applicable notice and cure periods under the applicable Property Document), which such event continues to exist for ten (10) days after notice to Borrower, Operating Lessee and the other Loan Parties from Lender, in the case of any event which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other such event; provided, however, that (w) any of the foregoing shall not be deemed a Property Document Event (1) to the extent Lender’s prior written consent is obtained (such consent not to be unreasonably conditioned, withheld or delayed) with respect to the same or (2) if such Property Document is replaced by Borrower pursuant to a replacement Property Document in form and substance reasonably acceptable to Lender within such ten (10) day period with respect to an event which can be cured by the payment of a sum of money or within such thirty (30) day period with respect to any other such event, (x) any transfer made pursuant to Section 5.2.10(h) of this Agreement shall not be deemed a Property Document Event; (y) any termination of the Dallas Parking Lease shall not constitute a Property Document Event unless Borrower or Operating Lessee does not enter into a New Dallas Parking Lease within sixty (60) days of such termination and (z) any termination of the Portland Parking Lease shall not constitute a Property Document Event.

“Property Improvement Plan” has the meaning provided in Section 4.1.40 hereof.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Protective Advances” means all sums advanced for the purpose of payment of Taxes (including special assessments or payments in lieu of real estate taxes), common charges, maintenance costs, Insurance Premiums, Ground Rent, or other items (including capital expenses and leasing costs) reasonably necessary to protect the Lien of any Security Instrument on any of the Collateral or any portion thereof including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Properties or any portion thereof or any real property relating to the other Collateral, to make repairs or to pay, purchase, contest or compromise any Lien which is or may reasonably be expected to be prior or superior to the Loan Documents, from forfeiture, casualty, loss or waste, the payment of any amounts to prevent the breach of any management, franchise or other agreement relating to the Collateral which may reasonably be expected to result in a termination of such agreement, or to protect, preserve or defend the Lien of the Loan Documents.

“Provided Information” shall mean any and all historical financial and other information provided in writing to Lender at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Operating Lessee, Principal, any Loan Party, Indemnitor, Guarantor and/or Manager.

“Public Listing” shall mean the listing of the direct or indirect legal or beneficial interests of Borrower, and for so long as any Mezzanine Loan is outstanding, the applicable Mezzanine Borrower on the New York Stock Exchange or other nationally or internationally recognized exchange.

“Public Sale” shall mean the Sale (but not a Pledge), in one or a series of transactions, (a) of all of the direct or indirect legal or beneficial interests in Borrower and Mezzanine Borrower to a Public Vehicle or (b) through which any direct or indirect owner of a legal or beneficial interest in Borrower and Mezzanine Borrower becomes, or is merged with or into, a Public Vehicle.

“Public Vehicle” shall mean a Person whose securities are listed and traded on a nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Public Vehicle Eligibility Requirement” shall mean a Public Vehicle that has a market capitalization of not less than Four Hundred Million Dollars ($400,000,000).

“Public Vehicle Replacement Guarantor” shall mean a Public Vehicle or other Person that executes a replacement guaranty in accordance with the terms and conditions of Section 5.2.10(e) hereof.

“Qualified Franchisor” shall mean (a) solely with respect to the Permitted Re-Flag Properties: (i) Marriott International, Inc. and its subsidiaries, (ii) Hilton Worldwide, Inc. and its subsidiaries and (iii) any other franchisor which franchises, trademarks or licenses Properties pursuant to the hotel brands set forth on Exhibit E hereto or (b) a reputable and experienced franchisor reasonably approved by Lender, possessing experience in flagging hotel properties similar in size, scope, use and value as the Individual Properties, provided, that (1) with respect to clause (b), Borrower shall have obtained, to the extent required by Lender, a Rating Agency Confirmation and (2) with respect to clauses (a) and (b), if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Lender” means one or more of the following:

(a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Lender Eligibility Requirements;

(b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (b) satisfies the Lender Eligibility Requirements;

(c) an institution substantially similar to any of the foregoing entities described in clause (a), clause (b) or clause (e) that satisfies the Lender Eligibility Requirements;

(d) any entity Controlled by, Controlling or under common Control with any of the entities described in clause (a), clause (b) or clause (c) above or clause (e) below;

(e) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: a Qualified Lender under clauses (a), (b), (c) or (d) above or (f) below, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Exchange Act, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (e) satisfy the financial tests in clause (i) of the definition of Lender Eligibility Requirements; or

(f) following a Securitization, any Person for which the Rating Agencies have issued a Rating Agency Confirmation with respect to the New Mezzanine Loan.

“Qualified Manager” shall mean (a) the property managers set forth on Exhibit A attached hereto, (b) the property managers set forth on Exhibit B attached hereto or (c) in the reasonable judgment of Lender, a reputable and experienced management organization possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that (i) with respect to clauses (b) and (c), Borrower shall have obtained (i) a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the management of the Properties by such Person and (ii) with respect to clauses (a), (b) and (c), if such entity is an Affiliated Manager, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Transferee” shall mean any Person that (i) (A) has a Net Worth (exclusive of the Properties) as of a date not more than six (6) months prior to the date of such transfer, of at least $400,000,000 and (B) immediately prior to such transfer, has (or is under common Control with a Person that has) at least five (5) years’ experience in and is regularly engaged in the business of owning interests (either directly or through funds under management) of at least fifty (50) hotels and five thousand (5,000) keys (exclusive of the Properties) similar in size, scope, use and value to the Individual Properties or (ii) Controls or is under Control with any person satisfying the criteria set forth in the immediately preceding clause (i).

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule VII attached hereto and made a part hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar and DBRS or any other nationally-recognized statistical rating agency which has assigned a rating to the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Approved Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, prior to a Securitization and at any other given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender.

“REA” shall mean, individually and/or collectively, as the context may require, those certain reciprocal easement agreements and similar agreements listed on Schedule IV attached hereto.

“Register” shall have the meaning set forth in Section 9.3 hereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule VIII hereto, as applicable, as the same may be reduced from time to time (a) by prepayments made pursuant to Section 2.4.2 and Section 6.4 hereof, (b) by voluntary prepayments made pursuant to Section 2.4.1 that are not made in connection with the release of any Individual Property, which prepayments shall be applied to reduce the Release Amounts of the Individual Properties subject to the Lien of the applicable Security Instrument at the time of such prepayment, pro rata, and (c) in connection with any prepayments or repayments (but excluding the portion of any prepayment made in excess of the Adjusted Release Amount to achieve a required Debt Yield as permitted by Section 2.5.3 hereof) that are made in connection with the release of any Individual Property, by an amount equal to the excess, if any, of (x) the principal amount prepaid or repaid, as applicable, in connection with each release of such Individual Property or Individual Properties in excess of (y) the Adjusted Release Amount of such Individual Property or Individual Properties being released, which excess amounts shall be applied to reduce the Release Amounts of the Individual Properties that remain subject to the Lien of the Security Instrument following such prepayment or repayment, as applicable, pro rata.

“Release Price Percentage” shall mean, with respect to any Individual Property, (i) until the Loan and the Mezzanine Loans have been prepaid in an amount equal to $77,500,000.00 solely in connection with releases of Individual Properties in accordance with the terms and conditions of Section 2.5.2 hereof, ten percent (10%) and (ii) after the Loan and the Mezzanine Loans have been prepaid in an amount equal to $77,500,000.00 solely in connection with releases of Individual Properties in accordance with the terms and conditions of Section 2.5.2 hereof, fifteen percent (15%).

“Remainder Account” shall have the meaning set forth in Section 2.6.1(h) hereof.

“Remediation” and “Remediate” shall mean any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, excess sales proceeds from the sale of Individual

Properties, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Operating Lessee or any other Loan Party or its agents or employees from any and all sources arising from or attributable to the Collateral, as applicable, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, Operating Lessee or any other Loan Party or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Expenditures” means, individually or collectively, as the context requires, FF&E Expenditures (which shall exclude any FF&E Expenditures with respect to any Marriott Managed Properties unless all FF&E funds reserved by Marriott Manager under the applicable Management Agreement by and between Operating Lessee and Marriott Manager with respect to such Marriott Managed Property have been expended in full) and the Required Capital Improvements.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(c) hereof.

“Replacement Franchise Agreement” shall mean (a) solely with respect to the Permitted Re-Flag Properties, a franchise, trademark or license agreement with a Qualified Franchisor substantially in the same form and substance as the applicable Franchise Agreement being replaced or the then customary form of franchise, trademark or license agreement then in effect for the Qualified Franchisor; provided, that; the hotel brand pursuant to such franchise, trademark or license agreement with a Qualified Franchisor is in the same or higher STR Chain Scale classification (or if such STR Chain Scale classification does not exist, another hotel chain scale classification system reasonably selected by Lender) or is one STR Chain Scale classification (or if such STR Chain Scale classification does not exist, another hotel chain scale classification system reasonably selected by Lender) lower than the STR Chain Scale classification (or if such STR Chain Scale classification does not exist, another hotel chain scale classification system reasonably selected by Lender) of the hotel brand under which such Individual Property was operating prior to the termination or expiration of the prior Franchise Agreement; provided, further, that, Borrower and/or Operating Lessee shall not be permitted to enter into a Replacement Franchise Agreement with respect to a Permitted Re-Flag Property if, after giving effect to the entrance by Borrower and/or Operating Lessee into such Replacement Franchise Agreement, the Release Price of the Permitted Re-Flag Property together with the Release Price of all other Permitted Re-Flag Properties for which Borrower and/or Operating

Lessee have entered into a Replacement Franchise Agreement in accordance with the terms and conditions hereof (provided that any such Individual Properties that are no longer subject to the Lien of the Security Instrument shall be excluded from such calculation), in the aggregate, shall exceed five percent (5%) of the aggregate of the Release Prices of all Individual Properties subject to the Liens of the Security Instruments at the time of such entrance into such Replacement Franchise Agreement (unless such Replacement Franchise Agreement is reasonably acceptable to Lender) and (b) a franchise, license or trademark agreement with a Qualified Franchisor, which franchise, trademark or license agreement and the hotel brand pursuant to such franchise, trademark or license agreement shall be reasonably acceptable to Lender, provided, that, with respect to this subclause (b), Lender at its option may require that Borrower shall have obtained a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the franchise, trademark or license agreement.

“Replacement Management Agreement” shall mean either (a) a management agreement with a Qualified Manager substantially in the same form and substance as the applicable Management Agreement, (b) a management agreement with a Qualified Manager on material terms which shall not be less favorable than those terms set forth on Exhibit F attached hereto or (c) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (c), Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the management agreement. In each case, the replacement Qualified Manager shall enter into (i) an assignment of management agreement and subordination of management fees substantially in the form as the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower, Operating Lessee and such Qualified Manager and (ii) a joinder to the terms and conditions of the Cash Management Agreement at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Capital Improvements” shall mean certain work required to be performed in the Property Improvement Plans for each Individual Property as specified on Schedule XVII hereto.

“Required Excess Cash” shall have the meaning set forth in Section 2.6.1(f)(P) hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Deadline” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Reserve Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Reserve Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Ground Lease Reserve Fund, the Excess Cash Flow Reserve Fund, the Hotel Taxes and Custodial Funds Reserve Fund, the Special Reserve Fund, the Tuscaloosa Special Reserve Funds or any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, (b) Operating Lessee, (c) any other Loan Party, (d) any Mezzanine Borrower, (e) any Affiliated Manager, and (f) Indemnitor; provided, that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Party. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

“Restricted Pledge Party” shall mean, collectively, any Borrower, Operating Lessee, any other Loan Party, Mezzanine Borrower, BRE Select Hotels Holdco LLC, Indemnitor, BRE Select Hotels Holding LP and any other direct or indirect equity holder in Borrower, Operating Lessee or any other Loan Party up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Collateral, provided, however, that any holder of the Preferred Shares shall not be a Restricted Pledge Party.

“RevPar” shall mean with respect to any Individual Property, an amount equal to such Individual Property’s daily average room rate multiplied by its occupancy rate.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sales and Occupancy Taxes” means all sales and occupancy taxes collected by Borrower and/or Operating Lessee that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government.

“Second Extended Maturity Date” shall mean May 9, 2018, or such earlier date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Section 2.7 Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securitization Vehicle” means each REMIC Trust or a Grantor Trust into which all or a portion of the Loan has been transferred.

“Security Instrument” shall mean with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust, Deed to Secure Debt or Leasehold Mortgage) and Security Agreement, dated as of the Closing Date, executed and delivered by Borrower and Operating Lessee as security for the Loan and encumbering such Individual Property and the leasehold interest created by the applicable Operating Lease with respect to such Individual Property, as the same may be amended, assigned, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Lender Portion” shall mean a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the aggregate outstanding principal balance of the Loan and the Mezzanine Loans.

“Servicer” shall have the meaning set forth in Section 9.7 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Special Form” shall have the meaning set forth in Section 6.1(i) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that at all times on and after the date hereof, shall at all times comply with the following requirements unless it has received prior written consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of

(A) with respect to Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating each Individual Property, acquiring and owning its limited liability company interest in and managing and acting as the sole member of Operating Lessee (with respect to BRE Select Hotels Properties Borrower), entering into and performing its obligations under the Loan Documents with Lender, refinancing any Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(B) with respect to Operating Lessee, leasing each Individual Property pursuant to the Operating Lease and operating, managing and maintaining each Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; and

(C) with respect to Principal, acquiring and owning its general partnership interest in and managing and acting as general partner of the Loan Party of which it serves as general partner and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to:

(A) with respect to Borrower, the acquisition, development, leasing, financing, acquiring and owning its limited liability company interest in and managing and acting as sole member of Operating Lessee (with respect to BRE Select Hotels Properties Borrower), selling, ownership, management or operation of each Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(B) with respect to Operating Lessee, the leasing of each Individual Property pursuant to the Operating Lease and the operation, management and maintenance of each Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; and

(C) with respect to Principal acquiring and owning its general partnership interest in and managing and acting as general partner of the Loan Party of which it serves as general partner and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(iii) shall not own any real property other than, in the case of each Borrower, the applicable Individual Property or Properties;

(iv) shall not have any assets other than:

(A) with respect to Borrower, the related Individual Properties owned by it and personal property necessary or incidental to its ownership and operation of such Individual Properties and its limited liability company interests in Operating Lessee (with respect to BRE Select Hotels Properties Borrower);

(B) with respect to Operating Lessee, its leasehold interest in each Individual Property and personal property necessary or incidental to its leasehold interest in and operation of each Individual Property; and

(C) with respect to Principal, its general partnership interest in the Loan Party owned by it and personal property necessary or incidental to its ownership of such general partnership interest;

(v) shall not engage in, seek, consent to or permit, to the fullest extent permitted by law, (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition of Special Purpose Entity in each case without the prior written consent of Lender;

(vii) if such entity is a limited partnership, shall have at least one general partner and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) shall have two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1% if the limited partnership is a Delaware entity);

(viii) if such entity is a corporation, shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or if the corporation is a Principal, with respect to the applicable Loan Party unless two (2) Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that shall have at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity);

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless two (2) Independent Directors then serving as managers of the limited liability company shall have given their prior written consent to such action, and (D) shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and shall have no obligation to make capital contributions to the limited liability company, or (2) two natural persons or one entity that is not a member of the limited liability company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) shall at all times remain solvent and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations in each case, to the extent there is sufficient cash flow from its assets to do so; provided, the foregoing shall not require any shareholder, partner or member of such entity, as applicable to make additional capital contributions to such entity;

(xii) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;

(xiii) shall maintain its books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xiv) shall maintain its own records, books, resolutions and agreements;

(xv) except as contemplated by the Loan Documents with respect to each other Loan Party, shall not (A) commingle its funds or assets with those of any other Person and (B) shall not participate in any cash management system with any other Person other than, in the case of (A) and (B), with another Loan Party;

(xvi) shall hold its assets in its own name;

(xvii) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower (with Hilton Hotels Corporation or any subsidiary thereof not being deemed an Affiliate for purposes of this clause (xvii)), except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the applicable Loan Party;

(xviii) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its

Affiliates except as required by GAAP; provided, however, that (i) any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as permitted herein with respect to each other Loan Party and (ii) such assets shall also be listed on such Loan Party’s own separate statement of profit and loss;

(xix) shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets to the extent there is sufficient cash flow from its assets to do so, and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xx) shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

(xxi) shall have no Indebtedness other than (A) in the case of Borrower, in the aggregate, (i) the Loan, (ii) Permitted Debt, (iii) as may be required pursuant to the Ground Leases, and (iv) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law, (B) in the case of Operating Lessee, (i) Permitted Debt, (ii) as may be required pursuant to the Ground Leases, and (iii) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law, and (C) in the case of Principal, Trade Payables incurred in the ordinary course of the ownership and operation of the Loan Party it has an interest in, provided that such Trade Payables do not exceed at any one time in the aggregate $30,000 and are paid within sixty (60) days following the later of (x) the date on which such amount is incurred or (y) the date invoiced, and are not evidenced by a note;

(xxii) shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person, in each case except as contemplated by this Agreement with respect to Loan Party or as otherwise imposed by law;

(xxiii) shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate, except (i) with respect to BRE Select Hotels Properties Borrower, BRE Select Hotels Properties Borrower’s limited liability company interest in Operating Lessee and (ii) with respect to each Principal, such Principal’s general partnership interest and obligations with respect to the Loan Party in which it owns an interest;

(xxiv) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxv) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxvi) except as contemplated herein with respect to any other Loan Party, shall not pledge its assets to secure the obligations of any other Person;

(xxvii) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower (with Hilton Hotels Corporation or any subsidiary thereof not being deemed an Affiliate for purposes of this clause (xxvii)) and not as a division or part of any other Person;

(xxviii) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxix) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except as is contemplated or provided in the Loan Documents with respect to each other Loan Party;

(xxx) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxi) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and in each case on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party or (B) with respect to any other Loan Party pursuant to and as contemplated by the Loan Documents;

(xxxii) shall not have any obligation to and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and, to the fullest extent permitted by law, shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxiii) if such entity is a corporation, shall consider the interests of its creditors in connection with all corporate actions;

(xxxiv) shall not have any of its obligations guaranteed by any Affiliate except (A) the Guaranty, (B) the Franchise Owner Agreements with respect to another Loan Party, (C) the Indemnitor Guaranty, (D) the Franchise Agreement Guarantees, (E) the Environmental Indemnity and (F) with respect to each other Loan Party, as otherwise permitted pursuant to this Agreement;

(xxxv) shall not form, acquire or hold any subsidiary, except (A) with respect to BRE Select Hotels Properties Borrower, BRE Select Hotels Properties Borrower’s limited liability company interest in Operating Lessee, (B) with respect to Principal, such Principal’s general partnership interests in the related Loan Party or (C) as permitted in the Agreement;

(xxxvi) shall comply with all of the terms and provisions contained in its organizational documents.

(xxxvii) shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion are true;

(xxxviii) shall not permit any Affiliate or constituent party independent access to its bank accounts; and

(xxxix) shall continue to be duly formed, validly existing, and in good standing in the state or province of its incorporation or formation and in all other jurisdictions where it is qualified to do business.

“Special Reserve Account” shall have the meaning set forth in the Special Reserve Agreement.

“Special Reserve Funds” shall have the meaning set forth in the Special Reserve Agreement.

“Special Reserve Monthly Deposit” shall have the meaning set forth in the Special Reserve Agreement.

“Special Reserve Agreement” shall have that certain Special Reserve Agreement, dated as of the date hereof, by and among Borrower, Operating Lessee and Lender.

“Sponsor” shall mean, individually or collectively as the context requires, Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Partners VII.TE.7 L.P., Blackstone Real Estate Partners VII.TE.8 L.P., Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Holdings VII-ESC L.P., and Blackstone Family Real Estate Partnership VII-SMD L.P., each a Delaware limited partnership.

“Spread” shall mean, with respect to each Component, the following amounts, as the same may be reallocated pursuant to, and in accordance with restrictions and limitations contained in Section 9.1.2:

(a) Component A-1, 3.339583333%;

(b) Component A-2, 3.339583333%;

(c) Component B, 3.339583333%;

(d) Component C, 3.339583333%;

(e) Component D, 3.339583333%;

(f) Component E, 3.339583333%; and

(g) Component F, 3.339583333%

The Spread shall be increased by one-quarter percent (0.25%) during the second Extension Period and such increase in Spread may be allocated by Lender to a Component or one or more Components in Lender’s discretion.

“Spread Maintenance Default Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan and (b) the product of (i) the Spread in effect as of the date of such prepayment on each of the Components, weighted on the principal balance of each such Component on the date of such prepayment, (ii) the portion of the Loan being repaid and (iii) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance Premium Termination Date and the denominator of which is 360.

“Spread Maintenance Premium” shall mean, with respect to any repayment of the outstanding principal amount of the Loan prior to the Spread Maintenance Premium Termination Date, a payment to Lender in an amount equal to the sum of the present values of each future installment of interest that would be payable under the Loan on the outstanding principal amount of the Loan being prepaid from the date of such prepayment through and including the Spread Maintenance Premium Termination Date, assuming an interest rate equal to the difference between (a) the Interest Rate in effect as of the date of such prepayment (taking into account the effect of any floors on such Interest Rate) on each of the Components, weighted on the principal balance of each such Component on the date of such prepayment, and (b) LIBOR in effect as of the date of such prepayment, such future installments of interest to be discounted at an interest rate per annum equal to the Treasury Constant Maturity Yield Index published during the second full week preceding the date on which such premium is payable for instruments having a maturity coterminous with the Initial Maturity Date.

“Spread Maintenance Premium Termination Date” shall mean November 9, 2014.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean (i) with respect to the initial term of the Loan, a percentage rate equal to four percent (4.00%) and (ii) with respect to any Extension Period, the greater of (a) a percentage rate equal to four percent (4.00%) and (b) a percentage rate equal to a percentage rate per annum which, when added to the Spread, would yield a Debt Service Coverage Ratio of at least 1.20:1.00.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policies” shall mean, with respect to each Individual Property owned or leased by the Borrower and Operating Lessee, an ALTA mortgagee title insurance policy in the form (acceptable to Lender) (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Security Instrument encumbering such Individual Property.

“Total Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the aggregate outstanding principal amount of the Loan and the Mezzanine Loans as of the date of such calculation to (b) the fair market value of the Properties as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Trade Payables” shall mean trade payables and other liabilities incurred in the ordinary course of business relating to the ownership and operation of the Collateral or any portion thereof.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transfer Collateral” shall mean, collectively, whether now or hereafter acquired, (a) the Individual Properties and (b) the Operating Lessee’s leasehold interests in the Properties pursuant to the Operating Lease.

“Transferee” shall have the meaning set forth in Section 5.2.11 hereof.

“TRIPRA” shall have the meaning set forth in Section 6.1(a)(ix) hereof.

“Tuscaloosa Special Reserve Account” shall have the meaning set forth in Section 7.8.2 hereof.

“Tuscaloosa Special Reserve Funds” shall have the meaning set forth in Section 7.8.2 hereof.

“Tuscaloosa Special Reserve Release Documents” shall mean, collectively, fully executed versions of each of the documents set forth on Exhibit G hereto in form and substance substantially similar to those documents set forth on Exhibit G hereto with such changes thereto as are reasonably satisfactory to Lender.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property or other applicable Collateral is located.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” shall have the meaning set forth in Section 2.7(e) hereof.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for Hotels (10th edition), as adopted by the American Hotel and Motel Association, as the same may be amended or replaced from time to time.

“Waterfall Payment Cessation Event” shall mean (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by this Agreement or the other Loan Documents relating to all or a material portion of the Collateral, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising its remedies under this Agreement or the other Loan Documents.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Lender in connection with the Closing.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Wherever a representation, warranty or certificate is based upon the knowledge of any Individual Borrower, the knowledge of each Individual Borrower shall be imputed to each other Individual Borrower.

II.	GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Intentionally Omitted.

2.1.3 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.

2.1.4 The Note, Security Instruments and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instruments and the other Loan Documents.

2.1.5 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay or discharge any existing loans relating to the Collateral, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Collateral, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

2.1.6 Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A through E. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A-1		$599,999,994
A-2		$1
B		$1
C		$1
D		$1
E F	$ $	1 1

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of each Component of the Loan shall accrue at the Interest Rate for such Component or as otherwise set forth in this Agreement from (and including) the Closing Date through the end of the last Interest Period at the Interest Rate for such Component. The total interest accrued under the Loan shall be the sum of the interest accrued on each of the Components. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the outstanding principal balance of each Component of the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the related Interest Period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. If the Loan is not repaid on the Maturity Date, default interest will accrue from and after the Maturity Date and will be calculated by multiplying (a) the actual number of days elapsed from the date such payment was due for which the calculation is being made by (b) a daily rate based on the Default Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5 Determination of Interest Rate

(a) Subject to the terms and conditions of this Section 2.2.5, each Component of the Loan shall bear interest at the Interest Rate applicable to such Component. The Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest at a rate equal to the Prime Rate in effect on the related Determination Date plus the Prime Rate Spread.

(c) If, pursuant to the terms of Section 2.2.5(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Loan bearing interest at the Interest Rate based on LIBOR in effect on the related Determination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Prime Rate Loan.

(d) Intentionally Omitted.

(e) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees to pay Lender, within ten (10) Business Days of demand, any additional amounts necessary to reimburse Lender for any out-of-pocket costs incurred by Lender in making any conversion of a LIBOR Loan to a Prime Rate Loan in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s reasonable determination of such costs, as certified to Borrower, shall be conclusive absent manifest error. Any such notice shall describe in reasonable detail the circumstances giving rise to Lender’s determination and shall provide reasonable substantiation of any out-of-pocket costs or expenses to be reimbursed by Borrower under this Section 2.2.5(e).

(f) In the event that any change in any Legal Requirement or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably determined by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall pay Lender, as provided in the next succeeding sentence, any additional amounts necessary to reimburse Lender for such additional out-of-pocket cost or reduced amount receivable which is material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.5(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled together with reasonable substantiation of any out-of-pocket costs or reduced amount to be reimbursed by Borrower under this Section 2.2.5, and the additional amount required to fully reimburse Lender for such additional out-of-pocket cost or materially reduced amount. A certificate as to Lender’s reasonable determination of such additional out-of-pocket costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, that results in Lender incurring any additional out-of-pocket costs or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any voluntary prepayment of a LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment to the extent required pursuant to the terms of this Agreement, including, without limitation, such actual out-of-pocket expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder and (iii) the conversion pursuant to the terms hereof of a LIBOR Loan to a Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(h) Lender shall not be entitled to reimbursement pursuant to this Section 2.2.5 for any (i) taxes (which shall be solely covered by Section 2.7 hereof) or (ii) costs, expenses or material reduced amounts which were incurred by Lender or which accrued more than ninety (90) days prior to the delivery by Lender of the notice required hereunder advising Borrower of such items.

2.2.6 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of a LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.5, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of

Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of a LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs or expenses to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.7 Interest Rate Cap Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with respect to Loan with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the then-current term of the Loan, (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and (vi) shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account. Borrower shall take all commercially reasonable actions requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder without Lender’s prior written consent, not to be unreasonably withheld.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency such that it is no longer an Acceptable Counterparty, Borrower shall replace the Interest Rate Cap Agreement with a Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.2.7) (a “Replacement Interest Rate Cap Agreement”) from an Acceptable Counterparty reasonably acceptable to Lender not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification and Borrower shall provide with respect to any Replacement Interest Rate Cap Agreement an assignment of interest rate cap agreement with respect thereto in the form of the Assignment of Interest Rate Cap Agreement, together with an opinion of counsel meeting with requirements of Section 2.2.7(e) hereof.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) in form and substance reasonably acceptable to Lender, which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) In connection with the Interest Rate Cap Agreement purchased by Borrower on or prior to the Closing Date, Borrower shall obtain and deliver to Lender the opinions set forth in Section 2.2.7(e) hereof within ten (10) days of the Closing Date.

(g) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver, at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Acceptable Counterparty of the same.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender on June 9, 2013 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied to accrued and unpaid interest. Payments pursuant to this Section 2.3.1 shall be applied to interest accrued, or to be accrued for the related Interest Period in which the Payment Date occurs, as follows: (i) first, to the payment of interest then due and payable under Component A-1; (ii) second, to the payment of interest then due and payable under Component A-2; (iii) third, to the payment of interest then due and payable under Component B; (iv) fourth, to the payment of interest then due and payable under Component C; (v) fifth, to the payment of interest then due and payable under Component D; (vi) sixth, to the payment of interest then due and payable under Component E; and (vii) seventh, to the payment of interest then due and payable under Component F.

2.3.2 Payments Generally. For purposes of making payments hereunder (but not for purposes of calculating Interest Periods), if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Loan on the Maturity Date, interest shall be payable at the related Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m. New York City time on the date when due, and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office (or as otherwise directed by Lender), and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.6 Extension Options. (a) Borrower shall have two (2) options (each, an “Extension Option”) to extend the Maturity Date of the Loan for consecutive one (1) year periods (each, an “Extension Period”). In order to exercise the first such extension right, Borrower shall deliver to Lender a written notice (which may be revocable) of such extension no earlier than ninety (90) days and no later than thirty (30) days before the Initial Maturity Date (provided that if Borrower shall subsequently revoke such notice, then Borrower shall be responsible for Lender’s out of pocket costs and expenses in connection with such revocation, including, without limitation, Breakage Costs), and, upon giving of such notice of extension, and subject to the satisfaction of each of the applicable conditions set forth below in Section 2.3.6(b) on or before the applicable date specified below, the Initial Maturity Date as theretofore in effect will be extended to the First Extended Maturity Date. In order to exercise the second such extension right, Borrower shall deliver to Lender a written notice (which may be revocable) of such extension no earlier than ninety (90) days and no later than thirty (30) days before the First Extended Maturity Date (provided that if Borrower shall subsequently revoke such notice, then Borrower shall be responsible for Lender’s out of pocket costs and expenses in connection with such revocation, including, without limitation, Breakage Costs) and, upon the giving of such notice of extension, and subject to the satisfaction of each of the applicable conditions set forth below in Section 2.3.6(b) on or before the applicable date specified below, the Maturity Date as theretofore in effect will be extended to the Second Extended Maturity Date.

(b) The Maturity Date shall be extended pursuant to Borrower’s notice as set forth in Section 2.3.6(a); provided that in each case the following conditions are satisfied: (A) no Event of Default shall be in existence and continuing either on the date of Borrower’s notice or on the then current Maturity Date, (B) on or prior to the applicable Maturity Date, Borrower shall delivery to Lender a Replacement Interest Rate Cap Agreement which Replacement Interest Rate Cap Agreement shall be for a period through the term of the applicable Extension Period, shall at all times have a notional amount equal to or greater than the then outstanding principal balance of Loan, shall have a LIBOR strike price equal to the Strike Rate and shall otherwise be on substantially similar terms and conditions of the initial Interest Rate Cap Agreement entered into in connection with Loan and Borrower shall provide with respect to such Replacement Interest Rate Cap Agreement an assignment of interest rate cap agreement with respect thereto in the form of the Assignment of Interest Rate Cap Agreement, together with an opinion of counsel to the counterparty with respect thereto meeting the requirements of Section 2.2.7(e) hereof (it being agreed such opinion can be delivered within ten (10) days after the first day of the applicable Extension Period), each reasonably acceptable to Lender, and (C) provided that the applicable Mezzanine Loan is then outstanding, Lender shall have received evidence reasonably satisfaction to Lender that (1) Mezzanine A Borrower has exercised its Mezzanine A Extension Option and (2) Mezzanine B Borrower has exercised its Mezzanine B Extension Option. In the event that Borrower exercises its second Extension Option in accordance with the terms and conditions set forth herein, the Spread for the Loan shall be increased, effective as of the first day of the second Extension Period, by one-quarter of one percent (0.25%) as set forth in the definition of “Spread” set forth in Section 1.1 hereof.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise provided in this Section 2.4, Borrower shall not have the right to prepay any portion of the Loan in whole or in part prior to the Prepayment Release Date.

(b) On or after the Prepayment Release Date, Borrower shall have the right to prepay the Loan in whole, or in part, provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than seven (7) Business Days prior written notice that Borrower intends to prepay (the “Prepayment Notice”); and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) if such prepayment of the Loan occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment of the Loan, or, if such prepayment of the Loan occurs on a Payment Date, all amounts of accrued and unpaid interest through and including the last day of the Interest Period related to such Payment Date, provided, however, if any prepayment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(b), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(b), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency, (B) except with respect to any prepayment that is a Permitted Prepayment Exception, if such prepayment is made on or prior to the Spread Maintenance Premium Termination Date, the Spread Maintenance Premium and (C) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s reasonable actual out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan, including, without limitation, any Breakage Costs and any actual out of pocket costs and expenses associated with any rescinded or extended Prepayment Notice. Any Prepayment Notice may be rescinded or extended by Borrower upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice, provided that Borrower shall be responsible for the reasonable actual costs and expenses incurred by Lender in connection with the rescission or extension of such Prepayment Notice, including, without limitation, Breakage Costs. Notwithstanding the foregoing, prior to a Securitization, with respect to any prepayment made after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

(c) Notwithstanding the foregoing, Borrower shall be permitted to prepay a portion of the Loan, at any time and from time to time, without any Spread Maintenance Premium or other prepayment penalty, premium or charge in an amount not to exceed, in the aggregate, the Permitted Prepayment Threshold, provided in the event such payment is a result of a Permitted Prepayment Exception, the Permitted Prepayment Threshold shall not be applicable (and for the avoidance of doubt, prepayments or repayments relating to a Permitted Prepayment Exception shall not reduce the Permitted Prepayment Threshold); provided, that (i) no Event of Default exists; (ii) Borrower gives Lender a Prepayment Notice in the manner specified in Section 2.4.1(b) hereof; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) if such prepayment of the Loan occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment of the Loan, or, if such prepayment of the Loan occurs on a Payment Date, all amounts of accrued and unpaid interest through and including the last day of the Interest Period related to such Payment Date, provided, however, if any prepayment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(c), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(c), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency; and (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s reasonable actual out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan, including, without limitation, any Breakage Costs and any actual out of pocket costs and expenses associated with any rescinded or extended Prepayment Notice. Any Prepayment Notice may be rescinded or extended by Borrower upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice, provided that Borrower shall be responsible for the reasonable actual costs and expenses incurred by Lender in connection with the rescission or extension of such Prepayment Notice, including, without limitation, Breakage Costs. Notwithstanding the foregoing, prior to a Securitization, with respect to any prepayment made after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

(d) Concurrently with any voluntary prepayment made pursuant to this Section 2.4.1, each Mezzanine Borrower shall make a prepayment of the related Mezzanine Loan in an amount determined by multiplying the outstanding principal balance of each Mezzanine Loan by a fraction in which the portion of this Loan prepaid pursuant to this Section 2.4.1 is the numerator and the outstanding principal balance of this Loan prior to such prepayment is the denominator. Notwithstanding the foregoing, except with respect to any prepayment of a Mezzanine Loan required to be made solely in accordance with Sections 2.4.2, 2.4.3 or 2.5 of this Agreement or a prepayment made pursuant to Section 6.4 of this Agreement, provided no Event of Default shall then exist, on or after the Prepayment Release Date (but subject to Mezzanine A Borrower’s right to make prepayments up to the Permitted Prepayment Threshold (as defined in the Mezzanine A Loan Agreement) pursuant to, and in accordance with, Section 2.4.1(c) of the Mezzanine A Loan Agreement and subject to Mezzanine B Borrower’s right to make prepayments up to the Permitted Prepayment Threshold (as defined in the Mezzanine B Loan Agreement) pursuant to, and in accordance with, Section 2.4.1(c) of the Mezzanine B Loan Agreement) a Mezzanine Borrower (such Mezzanine Borrower, a “Prepaying Mezzanine Borrower”) may at its sole discretion, subject to the terms and conditions of the applicable Mezzanine Loan Documents, voluntarily prepay all or any portion of its Mezzanine Loan (the “Prepaid Mezzanine Loan”) without a prepayment of the Loan, provided that concurrently with such voluntary prepayment of the Prepaid Mezzanine Loan, each other Mezzanine Borrower shall make a prepayment of their related Mezzanine Loan in an amount determined by multiplying the outstanding principal balance of each such Mezzanine Loan by a fraction (1) the numerator of which is the portion of the Prepaid Mezzanine Loan being prepaid pursuant to the applicable Mezzanine Loan Documents and (2) the denominator of which is the outstanding principal balance of the Prepaid Mezzanine Loan.

2.4.2 Mandatory Prepayments. (a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds with respect to any Individual Property, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4, Borrower shall prepay or Lender shall apply an amount equal to one hundred percent (100%) of such Net Proceeds as a prepayment of a portion of the outstanding principal balance of the Loan together with interest through the end of the related Interest Period and any other sums due hereunder, including, without limitation, any applicable Interest Shortfall (which for the avoidance of doubt shall be subsequently adjusted in the same manner as Section 2.4.1(b) hereof to the extent such prepayment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month) and any Breakage Costs due in connection therewith, in an amount equal to one hundred percent (100%) of such Net Proceeds up to the Adjusted Release Amount for such Individual Property and any Net Proceeds in excess of the Adjusted Release Amount shall be applied first to the Mezzanine A Loan up to the Mezzanine A Adjusted Release Amount, then to the Mezzanine B Loan up to the Mezzanine B Adjusted Release Amount, and any Net Proceeds in excess of the aggregate of the Adjusted Release Amount and the Mezzanine Adjusted Release Amount for such Individual Property shall be disbursed to Borrower. Other than following an Event of Default, no Spread Maintenance Premium, Spread Maintenance Default Premium or other premium, penalty or charge shall be due in connection with any prepayment made pursuant to this Section 2.4.2. After the occurrence and during the continuance of an Event of Default, the Net Proceeds may be applied to the Debt in any order or priority in Lender’s sole discretion. Lender shall provide to Borrower, upon seven (7) Business Days’ notice and at Borrower’s sole cost and expense, a release of the Individual Property (and any related Collateral) if its Adjusted Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request. Notwithstanding the foregoing, prior to a Securitization, with respect to any prepayment made after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

(b) As provided in Section 6.4(d) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 6.4(d) shall be made in an amount equal to the Adjusted Release Amount in respect of the applicable Individual Property. No Spread Maintenance Premium or Spread Maintenance Default Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

2.4.3 Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall include (a) interest at the Default Rate on the outstanding principal amount of the Loan from the date such Event of Default occurred through the end of the Interest Period related to the Payment Date next occurring following the date of such tender or recovery, or if such tender or recovery occurs on a Payment Date, through and including the Interest Period related to such Payment Date, and (b) if such tender or recovery occurs prior to the Spread Maintenance Premium Termination Date, an amount equal to the Spread Maintenance Default Premium.

2.4.4 Application of Prepayments to Components. Any principal payments received on the Loan when no Event of Default exists shall be applied by Lender between the Components (a) first, to the reduction of the outstanding principal balance of Component A-1, until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component A-2 until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component B until reduced to zero, (d) fourth, to the reduction of the outstanding principal balance of Component C until reduced to zero, (e) fifth, the reduction of the outstanding principal balance of Component D until reduced to zero, (f) sixth, to the reduction of the outstanding principal balance of Component E until reduced to zero and (g) seventh, to the reduction of the outstanding principal balance of Component F. Following any Event of Default, any payment of principal from whatever source may be applied by Lender between the Components in Lender’s sole discretion.

Section 2.5 Release of Property.

Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Security Instrument on any Collateral.

2.5.1 Release of All Properties Upon Payment in Full. (a) If Borrower has prepaid the Loan and the Mezzanine Loans in their entirety and the requirements of Section 2.4 and this Section 2.5 have been satisfied, or the Loan and the Mezzanine Loans are repaid in full on the Maturity Date, all of the Collateral shall be released from the Liens of their respective Security Instruments and other Loan Documents.

(b) In connection with the release of the Security Instruments, Borrower shall submit to Lender, not less than seven (7) Business Days prior to the date on which Borrower intends to prepay the Loan in full, a release or assignment of Lien (and related Loan Documents) for each Individual Property and the applicable Collateral for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature which Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with any such release or assignment, and the current reasonable and customary fee being assessed by Servicer to effect such release or assignment. Any assignments made by Lender shall be without recourse, representation or warranty by Lender and comply with all applicable law.

2.5.2 Release of Individual Property. Borrower may elect to prepay a portion of the Loan in connection with the release of an Individual Property in connection with (x) the sale of such Individual Property (and the related Collateral) in an arm’s length transaction (with not more than a twenty-five percent (25%) non-Controlling direct or indirect interest in such Individual Property retained by Borrower, Sponsor or any Loan Party or any of their respective Affiliates) to a third party purchaser other than a Loan Party or any of its Affiliates (subject to the parenthetical above in this Section 2.5.2) so long as the requirements of Section 2.4 and this Section 2.5.2 have been satisfied or (y) the transfer of an Individual Property to an Affiliate (A) with respect to the release of an Individual Property relating to a Permitted Prepayment Exception (other than with respect to clause (i) of such definition, which release is governed by Section 2.4.2 of this Agreement) and (B) in order to release such Individual Property due to a Franchise Agreement default pursuant to Section 8.1(a)(xvi) hereof or a Management Agreement default pursuant to Section 8.1(a)(xiii) hereof, provided that such default was not caused by Borrower or Operating Lessee in bad faith in order to circumvent the requirements of clause (x) of this Section 2.5.2, and provided, that, in the case of clause (x) and (y) that no Event of Default has occurred and is continuing. In connection with such prepayment Borrower may obtain the release of an Individual Property (and the related Collateral) from the Lien (or at Borrower’s option, an assignment thereof to one or more third parties or an Affiliate of Borrower for releases pursuant to the foregoing clause (y) of this Section 2.5.2) of the Security Instrument thereon (and related Loan Documents), and the applicable Individual Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive) upon the satisfaction of each of the following conditions:

(a) The amount of the outstanding principal balance of the Loan to be prepaid shall equal or exceed the Adjusted Release Amount for the applicable Individual Property, such prepayment shall be deemed a voluntary prepayment for all purposes hereunder, including, the requirements of Section 2.4.1(a) and (b) hereof (including, without limitation, the payment of any Spread Maintenance Premium to the extent required pursuant to Section 2.4.1(b) hereof);

(b) Borrower shall submit to Lender, not less than seven (7) Business Days prior to the date on which the prepayment will be made, a release or assignment of Lien (and related Loan Documents) for such Individual Property (and related Collateral) for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, together with an Officer’s Certificate certifying that such documentation is (i) in compliance with all Legal Requirements and (ii) will effect such releases in accordance with the terms of this Agreement;

(c) After giving effect to such release or assignment (except with respect to any release relating to a prepayment that is a Permitted Prepayment Exception), the Debt Yield for the Collateral then remaining subject to the Liens of the Security Instruments shall be equal to or greater than the greater of (i) the Closing Date Debt Yield and (ii) the Debt Yield for the Collateral immediately prior to giving effect to such release;

(d) Subsequent to such release, each Individual Borrower, Principal and Operating Lessee shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (as Borrower shall have established to Lender’s reasonable satisfaction based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable valuation method permitted to a REMIC Trust (which may include an existing or updated appraisal or other written determination of value using a commercially reasonable valuation method reasonably satisfactory to Lender) (expressed as a percentage) (which for the avoidance of doubt shall not include the Mezzanine Loans) exceeds or would exceed 125% immediately after giving effect to the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Adjusted Release Amount or (ii) the least of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s length sale of the released Individual Property to an unrelated Person, plus, in the case of a release pursuant to Section 6.4(c), an amount equal to the Net Proceeds (to the extent such amount has not previously been applied to the principal balance), (B) the fair market value of the released Individual Property at the time of the release, plus, in the case of a release pursuant to Section 6.4(c), an amount equal to the Net Proceeds (to the extent such amount has not previously been applied to the principal balance), or (C) an amount such that the Loan-to-Value Ratio (as so determined by Lender in accordance with the provisions of this clause (e)) after giving effect to the release of the applicable Individual Property is not greater than the Loan-to-Value Ratio immediately prior to such release, unless Lender receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property;

(f) Borrower shall have paid (i) all reasonable actual out of pocket costs and expenses incurred by Lender and Servicer in connection with any such release or assignment (including, without limitation, reasonable attorney’s fees and costs) (ii) all recording charges, filing fees, taxes or other expenses payable in connection therewith and (iii) the current fee being assessed by the Servicer to effect such release or assignment. Any assignments made by Lender shall be without recourse, representation or warranty by Lender and comply with all applicable law;

(g) Concurrently with the payment of the Adjusted Release Amount, each Mezzanine Borrower shall make a partial prepayment of the related Mezzanine Loan equal to the applicable Mezzanine Adjusted Release Amount applicable to such Individual Property, together with any related interest, fees, prepayment premiums or other amounts payable under the related Mezzanine Loan Documents in connection with such prepayment, including, to the extent such prepayment is made on a date other than a Payment Date, interest which would have accrued on the outstanding principal balance of the related Mezzanine Loan through the end of the related interest period pursuant to the Mezzanine Loan Documents;

(h) Notwithstanding anything to the contrary set forth in this Agreement, the Borrowers shall be permitted to release (i) the Individual Property commonly known as Courtyard by Marriott located at 4115 Courtney Drive, Tuscaloosa, Alabama or (ii) the Individual Property commonly known as Fairfield Inn located at 4101 Courtney Drive, Tuscaloosa, Alabama (each an “Individual Tuscaloosa Property”) in accordance with the terms and conditions set forth in this Section 2.5.2 provided (i) the Tuscaloosa Sublease is severed and (ii) the Individual Tuscaloosa Property not subject to the release is subject to a sublease or the Tuscaloosa Sublease with an amendment, in each case, on the same terms as those relating to such Individual Property in the Tuscaloosa Sublease immediately prior to such release and severance (including, without limitation, any and all leasehold mortgagee and lender protections contained in any document or agreement modifying or amending the Tuscaloosa Sublease), with such changes in rent and the description of the subleasehold estate required to reflect the severance. Such new sublease (or the Tuscaloosa sublease as amended), together with recordable documents necessary to reflect such severance being subject to Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and

(i) All other conditions to the release of such Individual Property set forth in the applicable Mezzanine Loan Documents shall have been satisfied or waived in accordance therewith.

2.5.3 Release in Connection with a Sale to Third-Party. Notwithstanding the provisions of Section 2.5.2(c), with respect to a requested release of an Individual Property in conjunction with the sale of such Individual Property in an arm’s length transaction (with not more than a twenty-five percent (25%) non-Controlling direct or indirect interest in such Individual Property retained by Borrower, Sponsor or any Loan Party or any of their respective Affiliates) to a third party purchaser other than a Loan Party or any of its Affiliates (subject to the parenthetical above in this Section 2.5.3), if the Debt Yield after giving effect to the release would be less than the amount described in clauses (i) and (ii) of Section 2.5.2(c) but the other requirements set forth in Section 2.5.2 are satisfied (including, without limitation, payment of the applicable Mezzanine Adjusted Release Amounts), Borrower shall be permitted to obtain a release (or assignment) of the Lien of the Security Instrument, provided that in lieu of paying the applicable Adjusted Release Amount in connection with such release, Borrower shall pay to Lender (together with all other amounts due to Lender pursuant to of Section 2.5.2) an amount equal to the greater of (A) the Adjusted Release Amount applicable to such Individual Property and (B) the lesser of (I) the Senior Lender Portion of one hundred percent of the purchase price of such Individual Property (net of reasonable and customary closing costs associated with the sale of such Individual Property (not to exceed 5% of the total purchase price) or (II) the amount of a pro rata prepayment of the Loan and the Mezzanine Loans that would be necessary to, after giving effect to the requested release of the applicable Individual Property, satisfy the Debt Yield test set forth in Section 2.5.2(c).

2.5.4 Assignment of Security Instrument. Upon the request of Borrower in connection with the release of any Individual Property pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Security Instrument with respect to such Individual Property without representation, recourse, covenant or warranty of any nature, express or implied, in lieu of the release. Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Security Instrument to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such release if and to the extent a reasonably prudent Lender would impose such requirements or procedures.

2.5.5 Unencumbered Borrower. In connection with any release under this Section 2.5, in the event that such release would result in the release of all Individual Properties held by an Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment of the Loan; provided, that, in no instance shall BRE Select Hotels Properties Borrower be released by Lender from the obligations of the Loan Documents for so long as the Debt is outstanding. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC 3 Financing Statement termination or amendment releasing Lender’s security interest in the Collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

Section 2.6 Cash Management.

2.6.1 Cash Management Account. (a) Borrower shall establish and maintain a Cash Management Account to be held by Agent in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be in the name of BRE Select Hotels Properties LLC and entitled as set forth in the Cash Management Agreement. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Neither Borrower, nor Operating Lessee nor any other Loan Party will in any way alter or modify the Cash Management Account and Borrower will notify Lender of the account number thereof. Lender and Agent shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower, Operating Lessee and the other Loan Parties;

(b) Borrower and Operating Lessee shall, or shall cause Manager (except for a Marriott Manager) to (i) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower, Operating Lessee or any other Loan Party or Manager (except for a Marriott Manager) has entered into merchant’s agreements to deliver all receipts payable with respect to the Properties directly to the applicable Clearing Account, and (ii) deposit all available amounts received by any Borrower, Operating Lessee or any other Loan Party and Manager (except for a Marriott Manager) constituting Gross Income from Operations into the applicable Clearing Account within one (1) Business Day of receipt thereof. Borrower and Operating Lessee shall, or shall cause Manager (except for a Marriott Manager) to deliver irrevocable written instructions to each tenant at the Properties to deliver all rent payable under such tenant’s Lease directly to the applicable Clearing Account. Borrower and Operating Lessee each hereby grant to Lender a first priority security interest in each Clearing Account and the Concentration Account and all deposits at any time contained therein and the proceeds thereof. Borrower and Operating Lessee shall use commercially reasonable efforts to cause Marriott Manager to cause all Marriott Manager Remittances to be deposited into the Cash Management Account as provided in the applicable Management Agreement. Lender acknowledges that each of the Clearing Accounts are new accounts that have been established in connection with the Loan. Notwithstanding the foregoing, in the event any amounts that should otherwise be deposited into the Clearing Accounts are inadvertently deposited into any accounts previously used for deposits with respect to the Collateral, Borrower and Operating Lessee shall or shall cause the deposit of all such inadvertent amounts constituting Gross Income from Operations into the applicable Clearing Account within (2) Business Days of first receipt thereof.

(c) With respect to each ACH Bank (other than Bank of America, N.A.), not less frequently than daily, and with respect to each Non-ACH Bank (other than Bank of America, N.A.), not less frequently than two times per week, each Clearing Bank shall transfer all available amounts on deposit in the applicable Clearing Account directly to the Cash Management Account and with respect to Bank of America N.A., to the extent Bank of America N.A. is an ACH Bank, no less frequently than daily, and with respect to Bank of America N.A., to the extent Bank of America N.A. is a Non-ACH Bank, not less frequently than two times per week, Bank of America N.A. shall transfer all available amounts on deposit in the applicable BofA Clearing Accounts directly to the Concentration Account. With respect to the Concentration Account, not less frequently than daily, Bank of America N.A. shall transfer all available amounts on deposit in the Concentration Account to the Cash Management Account.

(d) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e) Subject in all respects to Section 2.6.1(g) below, all funds on deposit in the Clearing Accounts, the Concentration Account, the Cash Management Account and the Remainder Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(f) Provided no Event of Default shall have occurred and is continuing (subject to the exceptions for Priority Waterfall Payments as set forth in Section 2.6.1(g) below), all funds on deposit in the Cash Management Account (less the required minimum balance of $10,000.00) shall be applied by Lender on weekly basis (and on each Payment Date (or if such Payment Date is not a Business Day, on the immediately preceding Business Day)) to the payment of the following items in the order indicated below:

(A) First, payment to Lender of the Monthly Tax and Insurance Escrow Deposit then due and payable in accordance with the terms and conditions of Section 7.2 hereof;

(B) Second, payment to Lender of the Ground Lease Reserve Deposit then due and payable in accordance with the terms and conditions of Section 7.5 hereof;

(C) Third, funds sufficient to pay the fees and expenses of Agent then due and payable pursuant to the Fee Agreement (as defined in the Cash Management Agreement);

(D) Fourth, payment to or as directed by Borrower in an amount equal to any Hotel Taxes and Custodial Funds then due and payable;

(E) Fifth, payment to Lender of the Monthly Debt Service Payment Amount;

(F) Sixth, payment to Lender of any other amounts then due and payable under the Loan Documents (other than the payment of any outstanding principal balance of the Loan on the Maturity Date, whether such Maturity Date is the scheduled Maturity Date or an earlier date due to an acceleration of the Loan);

(G) Seventh, payment to or as directed by Borrower in an amount equal to the Operating Expenses for the current month as set forth in the Approved Annual Budget;

(H) Eighth, payment to Lender of the Replacement Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.3 hereof;

(I) Ninth, payment to Lender of the Special Reserve Monthly Deposit in accordance with the terms and conditions of the Special Reserve Agreement;

(J) Tenth, provided no Event of Default has occurred and is continuing, funds sufficient to pay Mezzanine Debt Service under the Mezzanine A Loan;

(K) Eleventh, provided no Event of Default has occurred and is continuing, payment to Mezzanine A Lender of any other amounts then due and payable under the Mezzanine A Loan Documents (other than the payment of the outstanding principal amount of the Mezzanine A Loan on the Maturity Date (as defined in the Mezzanine A Loan Agreement), whether on the scheduled date for such payment or earlier due to an acceleration of the Mezzanine A Loan);

(L) Twelfth, provided neither an Event of Default nor a Mezzanine A Loan Default has occurred and is continuing, funds sufficient to pay Mezzanine Debt Service under the Mezzanine B Loan;

(M) Thirteenth, provided neither an Event of Default nor a Mezzanine A Loan Default has occurred and is continuing, payment to Mezzanine B Lender of any other amounts then due and payable under the Mezzanine B Loan Documents (other than the payment of the outstanding principal amount of the Mezzanine B Loan on the Maturity Date (as defined in the Mezzanine B Loan Agreement), whether on the scheduled date for such payment or earlier due to an acceleration of the Mezzanine B Loan);

(N) Intentionally Omitted;

(O) Fourteenth, payment to or as directed by Borrower in an amount equal to the Excess Operating Expenses and Excess Overhead Expenses for the preceding months and/or succeeding month (but without duplication of any amounts previously disbursed to Borrower under this Section 2.6.1(f)); provided, however, that (1) during the continuance of a Debt Yield Trigger Event, amounts paid to Borrower under this clause (O) shall not exceed an amount equal to twenty percent (20%) of the Approved Annual Budget for such calendar month in the aggregate without the consent of Mezzanine Lenders, provided payments of or for Excess Overhead Expenses shall not to exceed the Excess Overhead Cap, and (2) during the continuance of a Mezzanine Loan Default, amounts paid to Borrower under this clause (O) shall not exceed an amount equal to five percent (5%) of the Approved Annual Budget for such calendar month in the aggregate without the consent of each Mezzanine Lender under a Mezzanine Loan where a Mezzanine Loan Default is continuing (such consent not to be unreasonably withheld, conditioned or delayed);

(P) Fifteenth, except as set forth in subsection (g) below, any Excess Cash Flow remaining in the Cash Management Account after the payments described in subsections (A) through (O) above shall be (1) during the continuance of a Cash Trap Event Period, paid over to Lender (such amounts being referred to herein as “Required Excess Cash”) as required by the terms and conditions of Section 7.6 hereof and applied in accordance with Section 7.6, or (2) provided no Event of Default has occurred and is continuing and no Cash Trap Event Period shall then exist, disbursed to the Remainder Account

(g) Notwithstanding anything contained herein or in the other Loan Documents to the contrary, Lender agrees that, (i) notwithstanding the existence of an Event of Default, Lender shall apply amounts on deposit in the Cash Management Account and the Clearing Accounts to payment of the Priority Waterfall Payments and (ii) following the occurrence and during the continuance of an Event of Default and unless and until a Waterfall Payment Cessation Event has occurred and is continuing, Lender shall make any amounts that would have been deposited into the Remainder Account if an Event of Default was not continuing available to Borrower daily for (A) the payments described in Section 2.6.1(f)(O) hereof, or (B) for Protective Advances as reasonably determined by Lender. Any distributions made pursuant to subclause (ii) of the preceding sentence shall, at Lender’s request, be accompanied by a release and waiver of claims against Lender arising from any such distribution from Borrower in form and substance reasonably satisfactory to Lender.

(h) Borrower shall establish and maintain a segregated Eligible Account under the sole dominion and control of Lender (the “ Remainder Account”) into which Borrower shall deposit all Excess Cash Flow disbursed to Borrower under clause (2) of Section 2.6.1(f)(P) above. Provided no Event of Default has occurred and is continuing, Borrower, Operating Lessee, any other Loan Party and/or Manager on its or their behalf, shall be permitted to withdraw all funds on deposit in the Remainder Account and there shall be no limitations hereunder or under any of the other Loan Documents on the uses to which any such funds may be applied or on any such party’s ability to distribute any such funds to its direct and indirect owners.

2.6.2 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.6.3 Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to any Mezzanine Loan Debt Service Account or otherwise to or for the benefit of any Mezzanine Lender, pursuant to the Loan Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, the Mezzanine Borrowers and the Mezzanine Lenders to constitute, and shall constitute, distributions from Borrower to the applicable Mezzanine Borrower and from one Mezzanine Borrower to another Mezzanine Borrower, as applicable. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and/or any other Loan Party and any Mezzanine Lender.

Section 2.7 Withholding Taxes.

(a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Section 2.7 Taxes, unless such withholding is required by any law. If any Loan Party determines, in its sole discretion exercised in good faith, that it is so required to withhold Section 2.7 Taxes, then such Loan Party may so withhold and shall timely pay the full amount of withheld Section 2.7 Taxes to the relevant Governmental Authority in accordance with applicable law. If such Section 2.7 Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.7), Lender or Agent (as applicable) receives the amount it would have received had no such withholding been made.

(b) Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(d) The Loan Parties shall jointly and severally indemnify each Lender and Agent for any Indemnified Taxes that are paid or payable by such Lender or Agent, as applicable, in connection with any Loan Document (including amounts paid or payable under this Section 2.7) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.7(d) shall be paid within ten (10) Business Days after the applicable Lender or Agent delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Lender or Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Section 2.7 Tax with respect to any payments under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, each Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii) and (iii) below) shall not be required if in any Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of Borrower or Agent, each Lender shall update any form or certification previously delivered pursuant to this Section 2.7(e). If any form or certification previously delivered pursuant to this Section 2.7(e) expires or becomes obsolete or inaccurate in any respect to a Lender, such Lender shall promptly (and in any event within ten (10) Business Days after such expiration, obsolescence or inaccuracy) notify Borrower or Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, in the case of Borrower, if a Lender is entitled to claim an exemption or reduction from U.S. withholding tax (including backup withholding tax), such Lender shall, if it is legally eligible to do so, deliver to such Borrower and Agent (in such number of copies reasonably requested by such Borrower and Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of Borrower or Agent), duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) in the case of a Non-U.S. Lender, any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable the Borrower or Agent to determine the amount of Section 2.7 Taxes (if any) required by law to be withheld.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower, at the time or times prescribed by law and at such time or times reasonably requested by Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.7(e)(iii), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(f) If any Lender requests compensation under this Section 2.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7, then such Lender shall use reasonable efforts to designate a different applicable lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense (other than de minimis amounts) and would not otherwise be disadvantageous to such Lender (except in a de minimis manner). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including additional amounts paid pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.7(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.7(g) if such payment would place such indemnified party in a less favorable position (on a net after-tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.7(g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each participant of an interest in any Loan or Loan Document hereunder shall be entitled to the benefits of this Section 2.7 (subject to the requirements and limitations herein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender) and Section 2.7(f)) to the same extent as if it were a Lender and had acquired its interest by assignment hereunder; provided that such participant shall not be entitled to receive any greater payment under this Section 2.7, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Legal Requirements that occurs after the participant acquired the applicable participation interest.

(i) Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Debt and all other obligations under any Loan Document.

III.	INTENTIONALLY OMITTED

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower, Operating Lessee and each other Loan Party, for itself and as may be applicable by the context hereof, represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower, Operating Lessee and each other Loan Party have been duly organized and are validly existing and in good standing with requisite power and authority to own their properties and other assets and to transact the businesses in which they are now engaged. Borrower, Operating Lessee and each other Loan Party is duly qualified to do business and are in good standing in each jurisdiction where they are required to be so qualified in connection with their properties, other assets, businesses and operations. Borrower, Operating Lessee and each other Loan Party possess all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle them to own their properties, other assets and to transact the businesses in which they are now engaged, and the sole business of Borrower, Operating Lessee and each other Loan Party is the ownership, leasing, management and operation of the related Collateral. The ownership interests of Borrower, Operating Lessee and each other Loan Party are as set forth on the organizational chart attached hereto as Schedule X.

4.1.2 Proceedings. Borrower, Operating Lessee and each other Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower, Operating Lessee and each other Loan Party, as applicable, and constitute legal, valid and binding obligations of Borrower, Operating Lessee and such Loan Party enforceable against Borrower, Operating Lessee and each other Loan Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Operating Lessee and each other Loan Party, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Operating Lessee and each other Loan Party, as applicable, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower, Operating Lessee or any other Loan Party, as applicable, is a party or by which any of Borrower’s, Operating Lessee’s or such other Loan Party’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over Borrower, Operating Lessee or any other Loan Party or any of Borrower’s, Operating Lessee’s or such other Loan Party’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower, Operating Lessee or any other Loan Party of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as disclosed on Schedule XI attached hereto, there are no actions, suits, judgments, investigations or proceedings at law or in equity by or before any Governmental Authority or other agency or any indemnification obligations now pending or, to Borrower’s, Operating Lessee’s or any other Loan Party’s knowledge, threatened against or affecting Borrower, Operating Lessee or such other Loan Party or the Collateral, which actions, suits, judgments, investigations, proceedings or indemnification obligations, if determined against Borrower, Operating Lessee or such other Loan Party or the Collateral, would reasonably be expected to have a Material Adverse Effect.

4.1.5 Agreements. Neither Borrower, nor Operating Lessee nor any other Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Neither Borrower, nor Operating Lessee nor any other Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee or such other Loan Party or any of the Collateral is bound, which default would reasonably be expected to have a Material Adverse Effect. Neither Borrower, nor Operating Lessee nor any other Loan Party has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Operating Lessee or such other Loan Party is a party or by which Borrower, Operating Lessee or such other Loan Party or the Collateral is otherwise bound, other than (a) indebtedness and other obligations in the ordinary course of such party’s business, in each case, that is otherwise permitted under the Loan Documents, including Permitted Debt, and (b) obligations under the Loan Documents.

4.1.6 Title to Individual Properties. Borrower has good, marketable and insurable title to the real property (or a leasehold estate with respect to the Ground Lease Properties) comprising part of each Individual Property and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Operating Lessee has good, marketable and insurable title to the leasehold estate created by the Operating Lease, free and clear of all Liens whatsoever except the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Collateral, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Except as otherwise disclosed in the Title Insurance Policies, there are no claims for payment for work, labor or materials affecting the Properties which are or, to the best of Borrower’s and Operating Lessee’s knowledge, may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents and would result in a Material Adverse Effect on any Individual Property.

4.1.7 Solvency. Neither Borrower, nor Operating Lessee nor any other Loan Party has entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower, Operating Lessee and the other Loan Parties have received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s, Operating Lessee’s and each other Loan Party’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s, Operating Lessee’s and each such other Loan Party’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s, Operating Lessee’s and each other Loan Party’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s, Operating Lessee’s and each such Loan Party’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower, Operating Lessee and each other Loan Party’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower, nor Operating Lessee nor any other Loan Party intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower, Operating Lessee or such other Loan Party and the amounts to be payable on or in respect of obligations of Borrower, Operating Lessee or such Loan Party). No petition in bankruptcy has been filed against Borrower, Operating Lessee or any other Loan Party or any of their constituent Persons in the last seven (7) years, and neither Borrower, nor Operating Lessee nor any other Loan Party nor any of their constituent Persons in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, nor Operating Lessee nor any other Loan Party nor any of their constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and neither Borrower, nor Operating Lessee nor any other Loan Party has any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower, Operating Lessee or any other Loan Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, except to the extent any such statement or omission would not be reasonably expected to have a Material Adverse Effect. There is no material fact presently known to Borrower, Operating Lessee or any other Loan Party which has not been disclosed to Lender which adversely affects, nor as far as Borrower, Operating Lessee and such Loan Party can reasonably foresee, might result in a Material Adverse Effect.

4.1.9 No Plan Assets. Neither Borrower, nor Operating Lessee nor any other Loan Party is an “employee benefit plan”, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower, Operating Lessee or any other Loan Party constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, (a) neither Borrower, nor Operating Lessee nor any other Loan Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower, Operating Lessee or any other Loan Party are not subject to any state statute applicable to Borrower, Operating Lessee or such Loan Party regulating fiduciary obligations with respect to governmental plans which are substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit the transactions contemplated by this Agreement.

4.1.10 Compliance. Except as set forth in the Zoning Reports or Physical Condition Reports delivered to Lender in connection with the origination of the Loan or as may be disclosed on Schedule XXI attached hereto, Borrower, Operating Lessee, each other Loan Party and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except where the failure to comply with such Legal Requirements would not have a Material Adverse Effect with respect to any Individual Property. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, Operating Lessee or any other Loan Party or, to the best of Borrower’s, Operating Lessee’s or any other Loan Party’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Collateral or any part thereof or any monies paid in performance of Borrower’s, Operating Lessee’s or such other Loan Party’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Collateral (a) to Borrower’s, Operating Lessee’s and each other Loan Party’s knowledge are true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the date hereof), (b) to Borrower’s and Operating Lessee’s knowledge accurately represent the financial condition of the Collateral as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that each of Borrower and Operating Lessee represents and warrants that such projections were made in good faith and that each of Borrower and Operating Lessee has no reason to believe that such projections were materially inaccurate. Except for Permitted Encumbrances, neither Borrower, nor Operating Lessee nor any other Loan Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, Operating Lessee or such other Loan Party and are reasonably likely to have a Materially Adverse Effect, except as referred to or reflected in said financial statements. To Borrower’s, Operating Lessee’s and each of the Loan’s Party’s knowledge, since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Operating Lessee and the other Loan Parties taken as a whole or with respect to the Collateral taken as a whole, in each case from that set forth in said financial statements.

4.1.12 Condemnation. Except as otherwise disclosed on Schedule XII attached hereto, no Condemnation or other proceeding has been commenced or, to the best of Borrower’s Knowledge and Operating Lessee’s Knowledge, is threatened or, to Borrower’s Knowledge and Operating Lessee’s Knowledge, contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same do not have a Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All public roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Neither Borrower, nor Operating Lessee nor any other Loan Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. Except as set forth on Schedule II hereto, there are no pending or, to Borrower’s Knowledge and Operating Lessee’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor to are there any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the except same, in the aggregate would not be reasonably expected to have a Material Adverse Effect.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee or any other Loan Party, as applicable, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower, nor Operating Lessee, nor any other Loan Party, nor Guarantor, nor Indemnitor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has delivered to Lender a certificate of insurance for all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement and will deliver to Lender certified copies of all Policies within thirty (30) days after the Closing Date. No material claims are currently pending, outstanding or otherwise remain unsatisfied under any such Policy which would reasonably be expected to have a Material Adverse Effect on Borrower, Operating Lessee or any other Loan Party, and neither Borrower, nor Operating Lessee nor, to the best of Borrower’s Knowledge and Operating Lessee’s Knowledge, any Person has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. Each Individual Property is used exclusively for hotel purposes and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. Subject to administrative or ministerial filings and/or notices as may be required as a result of, or in connection with, the transactions occurring on the Closing Date, except as set forth on Schedule XXI hereto, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect to the extent the failure to not have such Licenses would result in a Material Adverse Effect on such Individual Property. Neither Borrower nor Operating Lessee has taken any action with respect to any Individual Property that would impair, invalidate or otherwise adversely affect any material License which impairment, invalidity or adverse affect would have a Material Adverse Effect on such Individual Property. Borrower and Operating Lessee shall keep and maintain or cause the applicable Manager to keep and maintain all licenses necessary for the operation of each Individual Property as a hotel, except to the extent any failure to maintain a license would not have a Material Adverse Effect on such Individual Property. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property in all material respects.

4.1.23 Flood Zone. Except as otherwise set forth on Schedule XIII attached hereto, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except as otherwise disclosed in the applicable Physical Conditions Report and except if the same do not, in the aggregate with respect to the Individual Property affected thereby, have a Material Adverse Effect, to Borrower’s Knowledge and Operating Lessee’s Knowledge, (A) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (B) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise and neither Borrower nor Operating Lessee has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the date hereof and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as may be disclosed on the Survey for any Individual Property all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against in the Title Insurance Policy.

4.1.26 Leases. To Borrower’s knowledge and to Operating Lessee’s knowledge, the Properties are not subject to any Leases other than (a) the Leases described in Schedule XIV attached hereto and made a part hereof and (b) Leases of less than 5,000 square feet. Operating Lessee is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge and to Operating Lessee’s knowledge (i) with the exception of hotel guests, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases, (ii) the current Leases are in full force and effect, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date and (iv) all work to be performed by Borrower and Operating Lessee under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower and/or Operating Lessee to any tenant has already been received by such tenant. To Borrower’s knowledge and to Operating Lessee’s knowledge (A) except for those tenants listed in Schedule XIV, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part and (B) no Hazardous Substances have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower or Operating Lessee have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste.

4.1.27 Survey. To Borrower’s Knowledge and to Operating Lessee’s Knowledge the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any matter affecting such Individual Property or the title thereto that would reasonably be expected to result in a Material Adverse Effect.

4.1.28 Inventory. Other than FF&E and Equipment pursuant to Permitted Equipment Leases, Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instruments) located on or at the Properties and neither Borrower nor Operating Lessee shall lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which each is currently operated, except to the extent same would not be reasonably be expected to have a Material Adverse Effect.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to the Borrower, Operating Lessee and each other Loan Party, as applicable, have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid, and, under current Legal Requirements, each of the Security Instruments is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower, Operating Lessee and each other Loan Party is a Special Purpose Entity.

(b) The representations, warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and Borrower, Operating Lessee and each other Loan Party will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. Each entity other than Borrower, Operating Lessee or any Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.

(d) Intentionally omitted.

(e) Borrower, Operating Lessee and each Loan Party hereby represents with respect to Borrower, Operating Lessee and each Loan Party that any amendment or restatement of any organizational document of Borrower, Operating Lessee or any Loan Party, if any, has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(f) Intentionally omitted.

(g) Any amendment or restatement of any organizational document of Borrower, Operating Lessee and each Loan Party, if any, has been accomplished in accordance with, and was permitted by, the relevant provisions of such document and the relevant provisions of applicable law prior to its amendment or restatement from time to time; and

(h) Any assignment of limited liability company or limited partnership interests in Borrower, Operating Lessee or any Loan Party, and the admission of the assignee as a member or partner of Borrower, Operating Lessee or such Loan Party, were accomplished in accordance with, and were permitted by, the limited liability company agreement or limited partnership agreement of Borrower, Operating Lessee or such Loan Party as in effect at such time.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder. All base and incentive management fees, reservation fees, royalties, marketing fees and other sums due under each Management Agreement have been paid in full or are not more than thirty (30) days past due. No Manager has made any payments to any Affiliate of Borrower or Operating Lessee in connection with any Management Agreement. To Borrower’s Knowledge, Schedule XXIV attached hereto and made a part hereof sets forth the accounting for the accounting period stated therein produced by each Marriott Manager and delivered to Borrower.

4.1.32 Illegal Activity. No portion of the Collateral has been or will be purchased by Borrower, Operating Lessee or any Loan Party with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s, Operating Lessee’s and each other Loan Party’s knowledge all information submitted by Borrower, Operating Lessee or any other Loan Party to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by or on behalf of any such Loan Party in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects (or to the extent any such data was incorrect in any material respect when delivered, the same has been corrected by information subsequently delivered to and prior to the date hereof). The foregoing representation shall not apply to any such financial information that constitutes projections, provided that each of Borrower and Operating Lessee represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would result in an Material Adverse Effect. Borrower, Operating Lessee and each other Loan Party have disclosed to Lender all material facts known to them and have not failed to disclose any material fact known to them that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Neither Borrower nor Operating Lessee nor any other Loan Party is (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the Closing Date, (a) none of the funds or other assets of Borrower, Operating Lessee, the other Loan Parties, Indemnitor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee, any Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity with the result that the investment in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Collateral to be subject to forfeiture or seizure. Notwithstanding the foregoing, the representations contained in this Section 4.1.35, to the extent they relate to the Preferred Shares, or any interest therein or holder thereof, are made to Borrower’s Knowledge.

4.1.36 Jurisdiction of Organization. Borrower, Operating Lessee and each other Loan Party is organized under the laws of the State of Delaware.

4.1.37 Franchise Agreement. Each Franchise Agreement is in full force and effect and neither Borrower nor Operating Lessee nor any other Loan Party has given or received any notice of default thereunder and, to the Borrower’s and Operating Lessee’s Knowledge, no circumstance, condition or event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder or entitle any Franchisor to terminate the related Franchise Agreement. All franchise fees, reservation fees, royalties, marketing fees and other sums due under the Franchise Agreement have been paid in full or are current. No Franchisor has not made any payments to any Affiliate of Borrower or Operating Lessee in connection with the Franchise Agreements (other than distributions made in the ordinary course of business from Hilton Hotels Corporation to Affiliates of Borrower). A true, correct and complete copy of each Franchise Agreement for each Individual Property, together with any amendment thereto and ancillary agreement or side letter related thereto, have been delivered to Lender.

4.1.38 Ground Lease. Each of Borrower and Operating Lessee hereby represents and warrants to Lender the following with respect to each Ground Lease:

(a) Except as may be set forth on Schedule XV, the Ground Lease or a memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage (provided that the mortgage is at all times subject and subordinate to the Ground Lease) or the Ground Lessor has approved and consented to the encumbrance of the Ground Lease Property by the applicable Security Instrument. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or as disclosed in this Agreement.

(b) Except for the Permitted Encumbrances and other encumbrances of record or as otherwise set forth on Schedule XV, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Security Instrument other than the Ground Lessor’s related fee interest.

(c) Except as may be set forth on Schedule XV and except with respect to those Individual Properties with respect to which a consent was received and delivered to Lender, Borrower’s interest in the Ground Lease is assignable without the consent of the Ground Lessor to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Security Instrument or transfer of Borrower’s leasehold estate or subleasehold estate, as applicable, by deed or assignment in lieu of foreclosure. Except as may be set forth on Schedule XV, for the first assignment thereafter, the Ground Lease is assignable by such transferee and its successors and assigns without the consent of the Ground Lessor.

(d) As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

(e) Except as may be set forth on Schedule XV, under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest or subleasehold interest, as applicable, will be applied either to the repair or restoration of all or part of the Ground Lease Property, with Lender having the right subject to the terms of the Loan Documents to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(f) Except as may be set forth on Schedule XV, the Ground Lease does not impose any restrictions on subleasing, provided the tenant under the Ground Lease remains primarily liable for such tenant’s obligations thereunder.

4.1.39 Cash Management Account. (a) The Cash Management Agreement and the Clearing Account Agreements and this Agreement create a valid and continuing security interest (as defined in the Uniform Commercial Code in effect in the State of New York) in each of the Clearing Accounts, the Concentration Accounts and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower or any other Loan Party. Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower, nor Operating Lessee nor any other Loan Party has sold, pledged, transferred or otherwise conveyed any Clearing Account, any Concentration Account or the Cash Management Account.

(b) Each of the Clearing Accounts, the Concentration Accounts and the Cash Management Account constitutes a “deposit account” or “security account” within the meaning of the Uniform Commercial Code in effect in the State of New York.

(c) Pursuant and subject to the terms hereof and the Clearing Account Agreements and the Cash Management Agreement, Borrower and/or Operating Lessee have caused each Clearing Bank, the Concentration Bank and Agent to agree to comply with all written instructions originated by Lender, without further consent by Borrower, Operating Lessee or any other Loan Party, directing disposition of all sums at any time held, deposited or invested in the Clearing Accounts, the Concentration Accounts and the Cash Management Account, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

(d) The Clearing Accounts, the Concentration Accounts and the Cash Management Account are not in the name of any Person other than Borrower (or another Loan Party), as pledgor, or Lender, as pledgee. Neither Borrower, nor Operating Lessee nor any other Loan Party has consented to Agent complying with instructions with respect to the Cash Management Account from any Person other than Lender.

4.1.40 Property Improvement Plans. Schedule XVII attached hereto and made a part hereof is a true, correct and complete summary of all property improvement plans or similar agreements (the “Property Improvement Plans”) affecting the Properties as of the Closing Date and sets forth true, complete and correct descriptions of the scope of work and the time frames for completion pursuant to each Property Improvement Plan. Neither Borrower, nor Operating Lessee nor any other Loan Party has received any notice from any Franchisor concerning any pending or required Property Improvement Plan except as set forth on Schedule XVII or in connection with a renewal term by Operating Lessee as set forth in the Franchise Agreements.

4.1.41 Environmental Representations and Warranties. Except as otherwise disclosed by those certain Phase I environmental reports (or Phase II environmental reports, if required) delivered to Lender by Borrower in connection with the origination of the Loan or otherwise obtained by Lender, in connection with the origination of the Loan (each such report is referred to collectively below as the “Environmental Report”), Borrower, Operating Lessee and each other Loan Party represents and warrants that to Borrower’s, Operating Lessee’s and each other Loan Parties’ respective Knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate each Individual Property for the purposes set forth in this Loan Agreement which will not result in an environmental condition in, on or under any Individual Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there are no past or present Releases of Hazardous Substances in, on, under or from any Individual Property which have not been fully remediated in accordance with Environmental Law; (c) no Loan Party has received any written notice or other communication from any Person (including but not limited to a Governmental Authority) relating to an existing threat of any Release of Hazardous Substances migrating to any Individual Property or possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been fully remediated in accordance with Environmental Law; (e) neither Borrower, nor Operating Lessee nor any other Loan Party has Knowledge, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower, Operating Lessee and each other Loan Party has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties that is known to Borrower, Operating Lessee and each other Loan Party and has provided to Lender all information that is contained in Borrower’s, Operating Lessee’s and each other Loan Party’s files and records and received by Borrower, Operating Lessee, each other Loan Party or any other Affiliate of Borrower or Operating Lessee in connection with the Merger Agreement with respect to which Borrower, Operating Lessee and/or any other Loan Party has actual knowledge, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Properties and/or to the environmental condition of the Properties.

4.1.42 Taxes. Each Loan Party has timely filed or caused to be timely and correctly filed all material tax returns and reports required to have been filed and correctly and has paid or cause to be paid all material taxes required to have been paid by it (including interest and penalties attributable thereto), except taxes that are being contested in good faith by appropriate proceeding and for which such Loan Party has set aside on its books adequate reserves.

4.1.43 Exclusivity Agreements. Each Management Agreement and/or each Franchise Agreement contains a true, correct and complete summary of all exclusivity, radius or area of protection agreements with such Manager or Franchisor relating to the subject Individual Property as of the Closing Date.

4.1.44 Operating Lease. (a) Each Operating Lease is in full force and effect and Operating Lessee is in possession of the premises demised thereunder; (b) neither Borrower nor Operating Lessee have entered into any other agreements that have modified, supplemented or amended any of the terms and provisions of any Operating Lease; (c) each Operating Lease as amended (if amended) represents the entire agreement between the parties as to the premises demised thereunder; (d) no rent or other amounts due under any Operating Lease has been paid more than thirty (30) days in advance of its due date; (e) Operating Lessee has not filed any claim of offset and, to the best knowledge of Operating Lessee and Borrower, has no charge, lien or claim of offset under any Operating Lease, or otherwise, against the rents or other amounts due or to become due thereunder; (f) Operating Lessee is the owner of the “Tenant’s” or “Lessee’s” interest in each Operating Lease and Borrower is the owner of the “Landlord’s” or “Lessor’s” interest in each Operating Lease, (g) no transfer or assignment of any interest in any Operating Lease exists except as provided herein and pursuant to the other Loan Documents, (h) except pursuant to the Leases provided to Lender and Leases of less than 5,000 square feet, Operating Lessee has not sublet any of the Premises demised pursuant to any Operating Lease; (i) without limiting the foregoing, except as provided for herein and in the other Loan Documents, each of Operating Lessee’s and Borrower’s interest in each Operating Lease is unencumbered and neither has collaterally assigned the Operating Lease or otherwise encumbered its interests thereunder in any way; (j) neither Operating Lessee nor Borrower is in default under any Operating Lease and neither knows of any event which but for the passage of time or the giving of notice or both would constitute an event of default or breach by Operating Lessee or Borrower under the Operating Lease; and (k) a true, correct and complete copy of the Operating Lease, together with any amendment thereto and any ancillary agreement or side letter related thereto, have been delivered to Lender.

4.1.45 Property Documents. With respect to each Property Document, each of Borrower and Operating Lessee hereby represents that, except to the extent the same would not have a Material Adverse Effect, to Borrower’s and Operating Lessee’s Knowledge (a) each such Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any such Property Document by Borrower and/or Operating Lessee, or any other party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any such Property Document, (c) all rents, additional rents and other sums due and payable by Borrower and/or Operating Lessee under such Property Documents have been paid in full, and (d) neither Borrower, Operating Lessee, nor any other party to any such Property Document has commenced any action or given or received any notice for the purpose of terminating any such Property Document.

4.1.46 Intentionally Omitted.

4.1.47 Liquor Licenses. Schedule IX attached hereto and made a part hereof is a true, correct and complete summary of all liquor licenses relating to the Individual Properties held by (i) Manager, (ii) Borrower, (iii) Operating Lessee or (iv) any Affiliate of the foregoing.

4.1.48 Use of Proceeds. The Loan is for commercial purposes only and is not for personal, family, household or agricultural purposes.

Section 4.2 Survival of Representations.

Borrower, Operating Lessee and each other Loan Party agree that all of the representations and warranties of Borrower, Operating Lessee and each other Loan Party set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower, Operating Lessee or any other Loan Party. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower, Operating Lessee and each other Loan Party shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release or assignment of the Liens of all Security Instruments encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each Loan Party, as applicable, hereby covenants and agrees (with respect to itself) with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower, Operating Lessee and each other Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to the Borrower, Operating Lessee and such other Loan Parties and the Collateral, including, without limitation the procurement of all necessary and required hospitality or innkeepers licenses. There shall never be committed by any Borrower, Operating Lessee, any other Loan Party or any other Person involved with the operation or use of the Collateral acting on behalf of Borrower, Operating Lessee or any Loan Party any act or omission affording the federal government or any state or local government the right of forfeiture against the Properties or any part thereof or any monies paid in performance of Borrower’s, Operating Lessee’s or any other Loan Party’s obligations under any of the Loan Documents. Borrower, Operating Lessee and each other Loan Party hereby covenant and agree not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower, Operating Lessee and each other Loan Party shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Collateral in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments. Borrower, Operating Lessee and each other Loan Party shall keep the Collateral insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, Operating Lessee or any of the other Loan Parties, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Operating Lessee or such other Loan Party or the Collateral or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower, Operating Lessee or such other Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower, Operating Lessee and each other Loan Party, as applicable, shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Operating Lessee or such other Loan Party or the Collateral; and (vi) Borrower, Operating Lessee or the applicable Loan Party shall furnish such security as may be required in the proceeding to the extent the amount contested is in excess of $350,000 for the Properties as a whole at any one time, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower, Operating Lessee and each other Loan Party shall pay all Taxes and Other Charges applicable to such Loan Party now or hereafter levied or assessed or imposed against the Collateral or any part thereof as the same become due and payable. Borrower, Operating Lessee and each other Loan Party shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower, Operating Lessee or any other Loan Party, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Operating Lessee or such other Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Collateral and any part thereof or interest therein will not be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower, Operating Lessee or such other Loan Party shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property or the Collateral, as applicable; and (vi) Borrower, Operating Lessee or such other Loan Party shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender (after taking into account any excess credited amounts on deposit in the Tax and Insurance Escrow Fund), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Collateral (or part of any Individual Property or interest in any Individual Property) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Instrument being primed by any related Lien.

5.1.3 Litigation. Borrower, Operating Lessee and each other Loan Party shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Operating Lessee, any other Loan Party or any Individual Property which might result in a Material Adverse Effect.

5.1.4 Access to Properties. Borrower and Operating Lessee shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower, Operating Lessee and each other Loan Party shall promptly advise Lender of any material adverse change in Borrower’s, Operating Lessee’s or any other Loan Party’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower, Operating Lessee or such other Loan Party has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower, Operating Lessee and each other Loan Party shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower, Operating Lessee and each other Loan Party, as applicable, shall observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by Borrower, Operating Lessee or the applicable Loan Party, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, Operating Lessee and each other Loan Party.

5.1.8 Award and Insurance Benefits. Borrower and Operating Lessee shall cooperate with Lender in obtaining for Lender in accordance with the relevant provisions of this Agreement the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Collateral, and Lender shall be reimbursed for any reasonable actual out of pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. (a) Borrower, Operating Lessee and each other Loan Party shall, at Borrower’s, Operating Lessee’s and each such Loan Party’s sole cost and expense:

(i) without limiting any other obligation of Borrower, Operating Lessee or any other Loan Party hereunder, upon the written request of Lender, furnish to Lender (A) all certificates, appraisals, title and other insurance reports and agreements in Borrower’s, Operating Lessee’s and each other Loan Party’s possession, and (B) each and every other document, certificate, agreement and instrument required to be furnished by Borrower, Operating Lessee and each other Loan Party pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith; provided that so long as no Event of Default has occurred and is continuing, the foregoing shall not require Borrower, Operating Lessee or any other Loan Party to obtain updated appraisals after the Closing Date unless otherwise specifically required pursuant to the terms of this Agreement;

(ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower, Operating Lessee and the other Loan Parties under the Loan Documents, as Lender may reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality licenses and liquor licenses with respect to the Properties into the name of Lender or its designee after the occurrence of an Event of Default to the extent such transfer is permitted by applicable law; and

(iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Supplemental Security Instrument Affidavits. As of the date hereof, Borrower, Operating Lessee and each other Loan Party represent that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instruments. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property or any portion of the Collateral, Borrower, Operating Lessee and each other Loan Party agree that Borrower, Operating Lessee and such other Loan Parties will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule VIII hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the date hereof and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule VIII hereto), and Borrower, Operating Lessee and such other Loan Parties shall, on demand, pay any additional taxes.

5.1.11 Financial Reporting. (a) Borrower, Operating Lessee and each other Loan Party will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts (or such other accounting basis reasonably acceptable to Lender) and reconciled in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, Operating Lessee and each other Loan Party and all items of income and expense in connection with the operation on an individual basis of the Properties and the Collateral in the aggregate. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower, Operating Lessee or such other Loan Party to examine such books, records and accounts at the office of Borrower, Operating Lessee or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire (provided, however, this right shall be limited to twice per Fiscal Year unless an Event of Default has occurred and is continuing). After the occurrence and during the continuance of an Event of Default, Borrower, Operating Lessee and each other Loan Party shall pay any reasonable and actual costs and expenses incurred by Lender to examine Borrower’s, Operating Lessee’s or any other Loan Party’s accounting records with respect to the Collateral, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually a complete copy of annual financial statements prepared in accordance with the Uniform System of Accounts (or such other accounting basis acceptable to Lender) and reconciled in accordance with GAAP for Indemnitor (the “Audit Entities”) (or such other entity into which any of the Borrower, Operating Lessee or the Loan Parties are consolidated) as follows: (i) if any part of the Loan is included in a public Securitization, within ninety (90) days following the end of each Fiscal Year, unaudited copies and (ii) within 120 days following the end of each Fiscal Year, copies audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender, in each case covering the Collateral on a combined basis for such Fiscal Year and contain statements of profit and loss for Audit Parties, Borrower, Operating Lessee, any other Loan Party and Mezzanine Borrower on a combined basis and a balance sheet for Audit Entities, Borrower, Operating Lessee, any other Loan Party and Mezzanine Borrower on a combined basis. Such statements shall set forth the financial condition and the results of operations for the Collateral on a combined basis for such Fiscal Year. Borrower shall also provide amounts representing Net Operating Income, Gross Income from Operations and Operating Expenses, as reconciled to the annual audited consolidated financial statements. Such audited consolidated financial statements may include the direct and indirect parent entity(ies) of Borrower, Operating Lessee, each other Loan Party and Mezzanine Borrower, as well as other entities required by GAAP to be consolidated, provided that accompanying consolidating schedules of the statement of operations present separately such entities. Such annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of the Collateral being reported upon and has been prepared in accordance with the Uniform System of Accounts (or such other accounting basis reasonably acceptable to Lender) and reconciled in accordance with GAAP, (iii) an unqualified opinion of a “Big Four” accounting firm, or other independent certified public accountant reasonably acceptable to Lender, as to the financial information that is the subject of the audit, and (iv) occupancy statistics for the Properties on a combined basis as well as for each Individual Property. Together with such annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether, to such officer’s knowledge, there exists an event or circumstance which constitutes an Event of Default under the Loan Documents executed and delivered by the applicable Borrower, Operating Lessee or any other Loan Party, and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month the following items with (i) respect to the Collateral on a combined basis, as well as each Individual Property (subject to normal year-end adjustments) as applicable, together with an Officer’s Certificate with respect thereto: (A) an occupancy report, including an average daily rate, for the subject month; (B) monthly and year-to-date operating statements (including a Capital Expenditures report) prepared for each calendar month, year-to-date and trailing twelve (12) months, and containing (1) a comparison of such information for the same calendar month in the immediately preceding calendar year and (2) a comparison between budgeted income and expenses and the actual income and expenses, all in form reasonably satisfactory to Lender; (ii) a calculation reflecting the Debt Yield as of the last day of such calendar month and (iii) a copy of any modification, amendment, change or supplement entered into by Borrower and/or Operating Lessee with respect to any Management Agreement, Franchise Agreement and/or Operating Lease during the subject month. All calculations of the Debt Yield shall be subject to verification by Lender. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent bases for interim financial reporting.

(d) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar quarter the following items: (i) an Officer’s Certificate stating that the items furnished to Lender pursuant to Section 5.1.11(c) above are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee, the other Loan Parties and the Collateral on a combined basis as well as each Individual Property in the aggregate (subject to normal year-end adjustments) as applicable; and (ii) the most current Smith Travel Research Reports then available to Borrower and Operating Lessee reflecting market penetration and relevant hotel properties competing with the Properties. In addition, such Officers’ Certificate shall also state as of the date thereof whether, to such officer’s knowledge, the representations and warranties set forth in subsection (xxi) of the definition of “Special Purpose Entity” in Section 1.1 are true and correct as of the date of such certificate; provided, however, that acceptance of such Officer’s Certificate shall not constitute a waiver by Lender of any rights it may have against Borrower, Operating Lessee or any other Loan Party by reason of the statements in such Officer’s Certificate evidencing non-compliance with any terms or provisions of this Agreement.

(e) Lender hereby acknowledges receipt of the Annual Budget for the remainder of the Fiscal Year ending on December 31, 2013, which is hereby approved.

Borrower shall submit to Lender an Annual Budget for each Fiscal Year during the term of the Loan commencing with the 2014 Fiscal Year, not less than thirty (30) days prior to the commencement of such Fiscal Year, in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget, an “Approved Annual Budget”). Each such request for approval of an Annual Budget shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, then Lender’s approval shall be deemed to have been granted. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid ten (10) day periods shall each be five (5) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses).

(f) Any reports, statements or other information required to be delivered under this Agreement may be delivered via email, with report files in electronic form of Microsoft Excel or Word or in .pdf format. Borrower, Operating Lessee and the other Loan Parties agree that Lender may disclose information regarding the Collateral, Borrower, Operating Lessee and the other Loan Parties that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower, Operating Lessee and each other Loan Party shall continue to engage in the businesses presently conducted by Borrower, Operating Lessee and the other Loan Parties as and to the extent the same are necessary for the ownership, maintenance, leasing, licensing, management and operation of the Collateral. Borrower, Operating Lessee and each other Loan Party shall qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral.

5.1.13 Title to the Collateral. Borrower, Operating Lessee and each other Loan Party, as applicable, shall warrant and defend (a) the title to each Individual Property and any other Collateral, as applicable, and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instruments on the Collateral, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower, Operating Lessee and the other Loan Parties shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any portion of the Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Security Instrument encumbering any Collateral is foreclosed in whole or in part or that any such Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee or any Loan Party or any of their constituent Persons or an assignment by Borrower, Operating Lessee or any other Loan Party or any of their constituent Persons for the benefit of its creditors, Borrower, Operating Lessee, any other Loan Party and their successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower, Operating Lessee or any other Loan Party in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than two (2) times in any Fiscal Year.

(b) Upon the written request of Lender, Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender and Mezzanine Lender, upon request, tenant estoppel certificates from each commercial tenant leasing space in excess of 3,500 square feet at the Properties in form and substance reasonably satisfactory to Lender provided that so long as no Event of Default has occurred and is continuing Borrower and Operating Lessee shall not be required to deliver such certificates to Lender and any Mezzanine Lender, collectively, more frequently than one (1) time in any calendar year; provided, that any such estoppel shall be addressed to both Lender and the Mezzanine Lenders.

5.1.16 Loan Proceeds. Borrower, Operating Lessee and the other Loan Parties shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5 hereof.

5.1.17 Management Agreement.

(a) The Improvements on the Properties are operated under the terms and conditions of the Management Agreement. Operating Lessee shall (i) diligently perform and observe all of the material terms, covenants and conditions of each Management Agreement, on the part of Operating Lessee to be performed and observed in accordance with the terms thereof and (ii) promptly notify Lender of the giving of any notice by any Manager to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the material terms, covenants or conditions of the applicable Management Agreement on the part of Operating Lessee to be performed and observed and deliver to Lender a true copy of each such notice. Operating Lessee shall not (1) surrender any Management Agreement, (2) except as required by the terms of the Management Agreement, consent to the assignment by any Manager of its respective interest under the applicable Management Agreement, (3) terminate or cancel any Management Agreement or (4) except as required by the terms of the Management Agreement, modify or amend any Management Agreement, in any material respect, either orally or in writing in each case without the consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that immaterial modifications, amendments, changes or supplements of any Management Agreement may be made without consent of Lender (provided, that, in no instance shall any modification, amendment, change or supplement of the Marriott Management Documents which would reduce the consent rights or other discretionary rights of Borrower and/Operating Lessee thereunder from those set forth in the Marriott Management Documents as of the Closing Date be deemed immaterial); and provided further, that, Operating Lessee may, without Lender’s consent (except with respect to any Lender consent required pursuant to the definitions of Qualified Manager and Replacement Management Agreement set forth herein), replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and any termination fees and other sums payable to the Manager being replaced are either (i) paid from Excess Cash Flow which is entitled to be used for such payment in accordance with the terms and conditions of this Agreement or (ii) paid from an equity contribution to the Operating Lessee from sources other than the Collateral. Operating Lessee hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Operating Lessee to surrender any Management Agreement, or, except as otherwise provided in this Agreement, to terminate, cancel, modify or amend any Management Agreement, in any material respect, and any such surrender of any Management Agreement, or termination, cancellation, modification or amendment of any Management Agreement, without the prior consent of Lender (other than as permitted pursuant to this Agreement) shall be void and of no force and effect. If Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Operating Lessee to be performed or observed, then, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or Operating Lessee from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the applicable Management Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Lender a copy of any notice sent to Operating Lessee of default under any Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Operating Lessee shall not, and, subject to the terms of the Management Agreement, shall not permit any Manager to, sub-contract any or all of its respective management responsibilities under any Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Following the occurrence and during the continuance of an Event of Default, Operating Lessee shall not exercise any rights or make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion. Operating Lessee shall, from time to time, use commercially reasonable efforts to obtain from each Manager and deliver to Lender and each Mezzanine Lender such certificates of estoppel with respect to compliance by Operating Lessee with the terms of the applicable Management Agreement as may be requested by Lender; provided, that, so long as no Event of Default has occurred and is continuing, Operating Lessee shall not be required to provide such statement more than one (1) time in any Fiscal Year, provided, further, that such estoppel shall be addressed to both Lender and each Mezzanine Lender. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instruments and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b) Without limitation of the foregoing, Operating Lessee, upon the request of Lender, shall terminate the applicable Management Agreement and replace the applicable Manager with a Qualified Manager, without penalty or fee, if at any time during the Loan: (i) Manager shall become insolvent or a debtor in (I) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety (90) days of the filing thereof, or (II) any voluntary bankruptcy or insolvency proceeding; (ii) there exists an Event of Default; or (iii) there exists a monetary or material non-monetary default by Manager beyond all applicable notice and cure periods under the Management Agreement. Additionally, at Lender’s option, Lender shall have the right to terminate the Management Agreement and replace Manager, without penalty or fee, if there exists an Event of Default which remains uncured and is continuing. At such time as such Manager may be removed, a Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

(c) At all times when Operating Lessee is a party to any Management Agreement with respect to any Individual Property, Borrower shall cause Operating Lessee to comply with the terms of this Section 5.1.17 with respect to such Individual Property. In the event that

Borrower is a party to any Management Agreement with respect to any Individual Property, Borrower shall comply with all obligations of Operating Lessee under this Section 5.1.17 with respect to such Individual Property.

(d) Each of Borrower and Operating Lessee shall at all times use commercially reasonable efforts to cause any FF&E reserve funds required to be held by Marriott Manager pursuant to the terms of a Management Agreement between Marriott Manager and Operating Lessee entered into in accordance with the terms hereof to be held subject to an FF&E Reserve Account Control Agreement.

(e) In the event New LLC Borrower acquires an Individual Property pursuant to Section 5.2.10(i) and Operating Lessee and Borrower terminate the Operating Lease as permitted pursuant to this Agreement, Operating Lessee will assign and New LLC Borrower will assume the Management Agreement relating to such Individual Property.

5.1.18 Confirmation of Representations. Borrower, Operating Lessee and each Loan Party shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower, Operating Lessee and such other Loan Party in the Loan Documents as of the date of the closing of such Securitization except to the extent that any such representation is made as of a specific date in which case such representation is accurate and complete in all material respects as of such specific date, and (ii) to the extent any representation requires qualification as of such date setting forth such qualification in detail and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee or any other Loan Party and the good standing of Indemnitor and Guarantor as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. Any Leases with respect to an Individual Property in excess of 5,000 square feet written after the date hereof shall be subject to approval by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon written request of Lender, Borrower and Operating Lessee shall furnish Lender with executed copies of all Leases, provided that so long as no Event of Default has occurred and is continuing neither Borrower nor Operating Lessee shall be required to deliver copies of all Leases to Lender more than one (1) time in any calendar year. All renewals of Leases and all proposed Leases shall provide for rental rates comparable or superior to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Each of Borrower and Operating Lessee shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or Operating Lessee or acceptance of surrender by a tenant of any Leases in excess of 5,000 square feet shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Lease will be permitted without the written consent of Lender, not to be unreasonably withheld; (iii) not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, neither Borrower nor Operating Lessee shall enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent. Lender shall grant or deny with a reasonable explanation any consent required hereunder within ten (10) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said ten (10) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within ten (10) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. Each of Borrower and Operating Lessee shall obtain Lender’s prior written consent to any alterations to any Improvements (which alterations shall not include FF&E Expenditures for purposes of this Section 5.1.21), which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s or Operating Lessee’s financial condition or the value of the applicable Individual Property upon completion of such alterations. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations (a) for Required Repairs, (b) that will not have a Material Adverse Effect on Borrower’s or Operating Lessee’s financial condition or the value of the applicable Individual Property upon completion of such alterations, and such alterations shall (i) with respect to the aggregate for all Individual Properties then subject to any alterations being performed at one time, be subject to contracts, the aggregate remaining cost of which are no more than an amount equal to $30,000,000 and (ii) with respect to any Individual Property subject to any alterations being performed at such time, be subject to contracts, the aggregate remaining cost of which are no more than five percent (5%) of the Release Amount of such Individual Property (clauses (i) and (ii), the “Threshold Amount”), (c) are specifically provided for in the Approved Annual Budget or otherwise consented to by Lender and shall be funded from reserves on deposit in the Replacement Reserve Fund in accordance with this Agreement, (d) that are related to a tenant improvement the cost of which is to be paid by the tenant pursuant to a Lease entered into in accordance with the terms of this Agreement or (e) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable or the estimated cost to complete such alterations to the Improvements (other than the costs incurred in connection with (i) the Restoration of an Individual Property, (ii) Replacement Reserve Funds, and are to be used for such alterations in accordance with this Agreement, (iii) Required Repairs or (iv) alterations which are required to be paid by any tenant at an Individual Property) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s and Operating Lessee’s obligations under the Loan Documents any of the following (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities, or (D) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property, which will not be paid from amounts on deposit in the Replacement Reserve Fund over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Each such Alterations Deposit shall (i) be in an amount equal to the excess of the total unpaid amounts with respect to the alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and (ii) be disbursed from time to time by Lender to Borrower for completion of the alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the alterations at the applicable Individual Property funded or to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the alterations funded or to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will have been paid in full (or with respect to the applicable portion of the work performed) upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no

Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000, and any licenses, permits or other approvals by any Governmental Authority required in connection with alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid or will be paid in full upon such disbursement.

5.1.22 Required Capital Improvements. Each of Borrower and Operating Lessee shall complete all Required Capital Improvements as required under each Property Improvement Plan in all material respects and in a good and workmanlike manner subject to and in compliance with the terms of each Property Improvement Plan and the terms of this Agreement, subject to Force Majeure delays and any extension of time for the completion of such Property Improvement Plan, if any granted by the applicable Franchisor.

5.1.23 Ground Leases. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under each Ground Lease).

(b) If Borrower shall be in default under any Ground Lease, then, subject to the terms of the applicable Ground Lease, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the Ground Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest in the applicable Individual Property under the Loan Documents, and Lender shall have the right to enter all or any portion of the related Ground Lease Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default; provided that in each case, such actions are necessary to protect Lender’s interest in the applicable Ground Lease Property pursuant to the provisions of the Loan Documents or a Mezzanine Lender’s indirect interest in such Ground Lease Property pursuant to Mezzanine Loan Documents.

(c) The actions or payments of Lender to cure any default by Borrower under each Ground Lease in accordance with Section 5.1.23 above shall not remove or waive, as between Borrower and Lender, any Default or Event of Default under this Agreement by virtue of the default by Borrower under any Ground Lease unless and until Borrower shall have paid to Lender all sums referenced in the immediately succeeding sentence and the applicable default shall have been cured. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Security Instrument.

(d) Borrower shall notify Lender promptly in writing of the occurrence of any material default by Ground Lessor under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by Ground Lessor under any Ground Lease, and the receipt by Borrower of any notice (written or otherwise) from Ground Lessor under any Ground Lease noting or claiming the occurrence of any default by Borrower under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under any Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e) Within twenty (20) days after receipt of written demand by Lender, (but in no event more than one (1) time in any Fiscal Year (taking into account any similar request made by the Mezzanine Lenders pursuant to the Mezzanine Loan Documents) unless an Event of Default has occurred and is continuing) Borrower shall use reasonable efforts to obtain from Ground Lessor under each Ground Lease and furnish to Lender the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any; provided, that any such estoppel shall be addressed to both Lender and the Mezzanine Lenders.

(f) Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under any Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to each Ground Lease Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary protect Lender’s interest in the applicable Ground Lease Property pursuant to the Loan Documents, including, without limitation, the right to effectuate any extension or renewal of each Ground Lease, (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i) The Lien of the related Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the U.S. Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the related Ground Lease Property.

(ii) Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the U.S. Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the Ground Lessor under the U.S. Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the U.S. Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied (1) first, to all reasonable out of pocket costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) actually incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement, and (2) second, to the Debt. The Adjusted Loan Amount for the Individual Property to which such rejection damages were paid shall be reduced in an amount equal to the amount applied to the Debt pursuant to the foregoing clause (2) of this Section 5.1.23(c)(iii).

(iv) If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in any Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor of such Ground Lease under the U.S. Bankruptcy Code, then Borrower shall not affect any offset of such amounts unless it shall have provided written notice to Lender of its intent to do so and Lender shall have consented thereto (provided Lender shall be deemed to have consented thereto if it shall fail to object to the same in written notice to Borrower within ten (10) Business Days after receipt of the aforementioned notice), in which case Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of any Ground Lease Property in connection with any case under the U.S. Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all reasonable actual out of pocket costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the related Security Instrument.

(vi) Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against the Ground Lessor under the Ground Lease of a petition under the U.S. Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all written notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii) Borrower shall not consent to, acquiesce in or fail to object to any attempt by any fee owner of, or owner of a leasehold interest in, a Ground Lease Property to sell, transfer or otherwise convey the fee estate or leasehold estate, as applicable, of any Ground Lease Property free and clear of the applicable Ground Lease under Section 363(f) of the Bankruptcy Code and the Lien of the related Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 363(f) of the U.S. Bankruptcy Code to consent to any such sale, transfer or other assignment.

5.1.24 Environmental Covenants. (a) Each of Borrower and Operating Lessee covenants and agrees that: (i) all uses and operations on or of the Properties by Borrower and Operating Lessee, shall be in compliance with all Environmental Laws and permits issued pursuant thereto except to the extent that (A) any Environmental Law or order or directive of a Governmental Authority with respect thereto is being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect or (B) Borrower and Operating Lessee have determined in good faith that contesting the same is not in the best interests of Borrower or Operating Lessee and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect; (ii) Borrower and Operating Lessee shall cause, and shall use commercially reasonable efforts to ensure that no Person causes any Releases of Hazardous Substances in, on, under or from any Individual Property except those that are both (A) in compliance with all Environmental Laws and with permits issues pursuant thereto and (ii) fully disclosed to Lender in writing; (iii) Borrower and Operating Lessee shall place no, and shall use commercially reasonable efforts to ensure no other Person places, Hazardous Substances in, on or under any Individual Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Properties for the purposes set forth in this Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Properties and which are otherwise permitted under and used in compliance with Environmental Law and (C) with respect to clause (A) of this Section are fully disclosed to Lender in writing; (iv) Borrower and Operating Lessee shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law due to any act or omission of Borrower (the “Environmental Liens”) and shall use commercially reasonable efforts to keep the Properties free and clear from any Environmental Liens due to any act or omission of any other Person; (v) Borrower and Operating Lessee shall, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews at reasonable times upon reasonable notice; (vi) Borrower and Operating Lessee shall, at their sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Individual Property to (A) reasonably effectuate Remediation of any Release of a Hazardous Substance in, on, under or from such Individual Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (vii) Borrower and Operating Lessee shall not do and shall use commercially reasonable efforts not to allow any Tenant or other user of any Individual Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off such Individual Property), impairs or may impair the value of such Individual Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to such Individual Property; and (vii) Borrower and Operating Lessee shall notify Lender in writing promptly upon Borrower, Operating Lessee or any other Loan Party obtaining Knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to any Individual Property; and (E) any written notice to Borrower, Operating Lessee or any other Loan Party from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b) In the event that Lender has a reasonable basis to believe that an environmental hazard exists on any Individual Property that, in Lender’s sole discretion, endangers any Tenants or other occupants of such Individual Property or their guests or the general public or materially and adversely affects the value of such Individual Property, upon reasonable notice from Lender, Borrower and Operating Lessee shall (subject to the rights of tenants under Leases and landlords under Ground Leases), at Borrower’s and Operating Lessee’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver to Lender the results of any such assessment, audit, sampling or other testing after Lender shall have delivered the notice referenced above, upon reasonable notice to Borrower and Operating Lessee, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times, and upon reasonable prior notice to Borrower and Operating Lessee, to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower and Operating Lessee shall cooperate with and provide Lender and any such Person designated by Lender with access to such Individual Property.

(c) Each of Borrower and Operating Lessee hereby covenants to prepare, or cause to be prepared, an operations and maintenance program (the “O&M Program”) for any Individual Property which addresses any requirements of the applicable Environmental Report and includes (i) testing for asbestos and lead-based paint at such Individual Property by an engineering firm licensed to conduct such testing and the preparation by such engineering firm of a report on the results of such testing and any recommendations for removal, encapsulation or other remediation with respect to any asbestos or lead-based paint; (ii) if recommended in the Environmental Report, a plan for the encapsulation, removal or other action with respect to asbestos or lead-based paint at such Individual Property; and (iii) compliance with other requirements required by the Environmental Report or Lender. The O&M Program shall be subject to Lender’s approval and within thirty (30) days of the date hereof Borrower and Operating Lessee shall provide Lender with evidence reasonably satisfactory to Lender that the O&M Program has been established and is in operation. Each of Borrower and Operating Lessee hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of the O&M Program.

5.1.25 Operating Lease

(a) Each of Borrower and Operating Lessee shall (i) promptly perform and observe all of the material covenants required to be performed and observed by it under each Operating Lease in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to Operating Lessee by Borrower or to Borrower by Operating Lessee; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Operating Lessee is terminating any Operating Lease or that Operating Lessee is otherwise discontinuing its operation of the Property; and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Operating Lessee or Borrower, as applicable, under each Operating Lease.

(b) Neither Borrower nor Operating Lessee shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed: (i) surrender, terminate or cancel any Operating Lease or otherwise replace Operating Lessee or enter into any other operating lease with respect to any Individual Property or the Properties; provided, however, at the end of the term of any Operating Lease, Borrower may renew such Operating Lease or enter into a replacement Operating Lease with Operating Lessee on substantially the same terms as the expiring Operating Lease provided Lender shall have the right to approve any other material change thereto; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, amend, modify, waive any provisions of, increase or reduce the Rents under, or shorten the term of, any Operating Lease. Notwithstanding the foregoing provisions of this Section 5.1.25, Borrower and Operating Lessee shall have the right, without the consent of Lender, to amend the Operating Lease as follows: (1) upon the release of an Individual Property pursuant to the terms of this Agreement, the Operating Lease may be amended (or deemed amended) to (x) terminate the Operating Lease with respect to such Individual Property being released, and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) payable under the Operating Lease with respect to the Individual Property so released; (2) increase the amount of Percentage Rent (as defined in the Operating Lease) payable under the Operating Lease, (3) increase the amount of Minimum Rent payable under the Ground Lease and (4) in connection with a transfer permitted pursuant to the terms of Section 5.2.10(i) of this Agreement, the Operating Lease may be amended (or deemed amended)

to (x) terminate the Operating Lease with respect to such Individual Property being released, and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) payable under the Operating Lease with respect to the Individual Property so transferred.

(c) Each of Borrower and Operating Lessee hereby assigns to Lender, as further security for the payment and performance of the Debt and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as landlord and Operating Lessee, as tenant, as applicable, under each Operating Lease to surrender the leasehold estates created by such Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend such Operating Lease subject only to the rights granted to Borrower and Operating Lessee pursuant to this Section 5.1.25 or Section 5.2.10(i) hereof, and any such surrender of the leasehold estate created by such Operating Lease or termination, cancellation, modification, change, supplement, alteration or amendment of such Operating Lease not permitted pursuant to the foregoing terms of this Section 5.1.25 shall be void and of no force or effect.

(d) If at any time Operating Lessee shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Operating Lessee as tenant thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 5.1.25, and without waiving or releasing Operating Lessee from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of each Operating Lease on the part of Operating Lessee, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Operating Lessee, to the end that the rights of Operating Lessee in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Operating Lessee thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If Borrower shall deliver to Lender a copy of any notice of default sent by Borrower to Operating Lessee, as tenant under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instruments and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(e) If at any time Borrower shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Borrower, as landlord thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Borrower fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 5.1.25, and without waiving or releasing Borrower from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of Borrower, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Operating Lessee shall deliver to Lender a copy of any notice of default sent by Operating Lessee to Borrower, as landlord under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instruments and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(f) In the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, any attempt by Borrower or Operating Lessee to surrender its leasehold estate, or any portion thereof, under any Operating Lease, or any attempt under such circumstances by Borrower or Operating Lessee to terminate, cancel or acquiesce in the rejection of any Operating Lease without the consent of Lender shall be null and void. Borrower and Operating Lessee each hereby expressly releases, assigns, relinquishes and surrenders unto Lender all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend each Operating Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, and any attempt on the part of Borrower or Operating Lessee to exercise any such right without the consent of Lender shall be null and void. Each of Borrower and Operating Lessee hereby irrevocably appoints Lender as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of Borrower or Operating Lessee or Lender a right to possession or statutory term of years derived from or incident to such Operating Lease, or (ii) to treat such Operating Lease as terminated.

(g) Notwithstanding the rejection of the Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, pursuant to Section 365 of the Bankruptcy Code, neither the lien of the Security Instruments nor Lender’s rights with respect to any Operating Lease shall be affected or impaired by reason thereof. In the event that Operating Lessee shall remain in possession of any Property following a rejection of any Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, Operating Lessee agrees that it shall not exercise any right of offset against the rent payable under such Operating Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, without the prior consent of Lender thereto.

(h) Lender shall have the right, but shall be under no obligation, to exercise on behalf of Borrower or Operating Lessee any renewal or extension options under each Operating Lease if Borrower and/or Operating Lessee shall fail to exercise any such options. Operating Lessee hereby absolutely and unconditionally assigns and grants to Lender Operating Lessee’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of Operating Lessee following Operating Lessee’s failure to do so, and to take at any time any or all other actions on behalf of Operating Lessee required for the preservation of each Operating Lease. Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of Borrower following Borrower’s failure to do so, and to take at any time following the occurrence and during the continuance of an Event of Default any or all other actions on behalf of Borrower required for the preservation of each Operating Lease.

(i) In connection with any Securitization or other sale, assignment, transfer or participation of all or any portion of the Loan and otherwise no more often than one time per calendar year, Operating Lessee and Borrower shall within fifteen (15) days after request by Lender, execute, acknowledge and deliver a statement certifying the items listed in subsections (a)-(h) of this Section 5.1.25, with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects.

5.1.26 Embargoed Person. Borrower, Operating Lessee and the other Loan Parties have performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person with the result that the investment in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds invested in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any portion of the Collateral to be subject to forfeiture or seizure. Notwithstanding the foregoing, the covenants contained in this Section 5.1.26, shall not apply to the extent they relate to the Preferred Shares and the direct or indirect beneficial holders thereof.

5.1.27 Property Documents Covenants. Except as otherwise provided herein, each of Borrower and Operating Lessee shall (A) promptly deliver to Lender a copy of each notice of default, renewal and termination related to the Dallas Parking Lease and (B) to the extent the failure to comply with the same would result in a Material Adverse Effect, (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice directly relating to an Individual Property and received by Borrower and/or Operating Lessee under the Property Documents; (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) subject to the terms of the Property Documents, not, without the prior written consent of Lender, (1) enter into any new material Property Document (other than a New Dallas Parking Lease) or execute any material non-monetary modifications or any material modifications to any existing Property Documents, (2) surrender, terminate or cancel the Property Documents, (3) reduce or consent to the reduction of the term of the Property Documents, (4) increase or consent to the increase of the amount of any charges owed by Borrower and/or Operating Lessee under the Property Documents, (5) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (6) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents with the prior written consent of Lender. A termination of the Portland Parking Lease shall not be deemed to be a violation of this Agreement.

5.1.28 Special Purpose Entity Covenants. (a) Until the Debt has been paid in full, Borrower, Operating Lessee and each other Loan Party hereby warrants and covenants that Borrower, Operating Lessee and each other Loan Party shall be and shall continue to be a Special Purpose Entity.

(b) Neither Borrower, Operating Lessee nor any Loan Party shall have any Indebtedness other than, as applicable, (i) the Loan, (ii) Permitted Debt, (iii) as may be required pursuant to the Ground Leases, and (iv) such other liabilities that are permitted pursuant to the Loan Documents, provided, however this covenant shall not require any shareholder, partner, member of any such Borrower, Operating Lessee or any other Loan Party to make additional capital contributions to any Borrower, Operating Lessee or any other Loan Party.

(c) Borrower, Operating Lessee and each other Loan Party will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each entity other than Borrower, Operating Lessee or any Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Each of Borrower and Operating Lessee covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Each of Borrower, Operating Lessee and each other Loan Party covenants and agrees that (i) Borrower, Operating Lessee and each other Loan Party shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower, Operating Lessee or of any other Loan Party, and (ii) no Independent Director shall be removed other than for Cause.

5.1.29 Liquor Licenses. Each of Borrower and Operating Lessee hereby warrants and covenants that if in connection with a foreclosure, deed in lieu of foreclosure or other exercise of Lender’s remedies, Lender or its designee is unable to obtain any liquor license held by Borrower and/or Operating Lessee with respect to any Individual Property, Borrower and/or Operating Lessee shall continue to hold such liquor license on behalf of Lender and its designee and shall cooperate with Lender and/or its designee in transitioning such liquor license to Lender or its designee, in each case, to the extent permitted by law.

5.1.30 Franchise Agreements.

(a) The Improvements on the Properties shall be operated under the terms and conditions of the Franchise Agreements. Operating Lessee shall (i) pay all sums required to be paid by Operating Lessee under the Franchise Agreements, (ii) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Franchise Agreements on the part of Operating Lessee to be performed, observed and enforced in accordance with the terms thereof, (iii) promptly notify Lender of the giving of any notice to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the material terms, covenants or conditions of any Franchise Agreement on the part of Operating Lessee to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each capital expenditure plan and estimate received by it under any Franchise Agreement. Operating Lessee shall not, without the prior consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any material respect, either orally or in writing; provided, however, that immaterial modifications or amendment, changes or supplements of any Franchise Agreement may be made without consent of Lender. Operating Lessee and Borrower each hereby assign to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of either to surrender the Franchise Agreements or to terminate, cancel, materially modify, change, supplement, alter or amend the Franchise Agreements in any respect except as otherwise permitted in this Agreement, and any such surrender of any Franchise Agreement or termination, cancellation, material modification, change, supplement, alteration or amendment of any Franchise Agreement without the prior consent of Lender shall be void (other than as permitted pursuant to this Agreement) and of no force and effect. If Operating Lessee or Borrower shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of Operating Lessee to be performed or observed, if such default is not remedied within the lesser of (i) five (5) days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Borrower and/or Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or Operating Lessee from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If a Franchisor shall deliver to Lender a copy of any notice sent to Operating Lessee or Borrower of default under a Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Operating Lessee shall, from time to time, use commercially reasonable efforts to obtain from each Franchisor and deliver to Lender and Mezzanine Lender such certificates of estoppel with respect to compliance by Operating Lessee with the terms of the applicable Franchise Agreement as may be reasonably requested by Lender provided, that, so long as no Event of Default has occurred and is continuing, Operating Lessee shall not be required to provide such statement more than one (1) time in any Fiscal Year, provided, further, that such estoppel shall be addressed to both Lender and each Mezzanine Lender. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instruments and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Notwithstanding the foregoing, Operating Lessee shall have the right, without Lender’s consent (except with respect to any Lender consent required pursuant to the definitions of Qualified Franchisor and Replacement Franchise Agreement set forth herein), to replace Franchisor and terminate the related Franchise Agreement provided that the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement and any termination fees and other sums payable to the Franchisor being replaced are either (i) paid from Excess Cash Flow which is entitled to be used for such payment in accordance with the terms and conditions of this Agreement or (ii) paid from an equity contribution to the Operating Lessee from sources other than the Collateral.

(b) At all times when Operating Lessee is the party entitled to the benefits of (and is primarily responsible for the performance of the obligations under) each Franchise Agreement, Borrower shall cause Operating Lessee to comply with the terms of this Section 5.1.30 with respect to such Franchise Agreement. In the event that Borrower is a party to any Franchise Agreement (or obligated under any related agreement), Borrower shall comply with all obligations of Operating Lessee under this Section 5.1.30 with respect to such Franchise Agreement as if Borrower were Operating Lessee. Additionally, Borrower shall perform any and all obligations of Borrower under the Franchise Agreement in the same manner as required of Operating Lessee under this Section 5.1.30 and each of Borrower and Operating Lessee shall cause any other Borrower Affiliate which is a party to any Franchise Agreement to so perform its obligations under the applicable Franchise Agreement.

(c) In the event a New LLC Borrower acquires an Individual Property pursuant to Section 5.2.10(i) and Operating Lessee and Borrower terminate the Operating Lease with respect to such Individual Property in accordance with the terms of this Agreement, Operating Lessee will assign and New LLC Borrower will assume the Franchise Agreement for such Individual Property.

Section 5.1.31 Operations.

Each of Borrower and Operating Lessee shall cause each Individual Property to be at all times operated as a hotel (other than temporary cessation in connection with Force Majeure or any continuous and diligent renovation or restoration of such Individual Property following a Casualty or Condemnation or any other renovation otherwise permitted by the terms of this Agreement, in accordance with the terms and conditions of this Agreement).

Section 5.2 Negative Covenants.

From the date hereof until payment and performance in full of all obligations of Borrower, Operating Lessee and each Loan Party under the Loan Documents or the earlier release of the Liens of all Security Instruments encumbering the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower, Operating Lessee and each Loan Party covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Intentionally Omitted.

5.2.2 Liens. Neither Borrower, nor Operating Lessee nor any other Loan Party shall create, incur, assume or suffer to exist any Lien on any portion of any Collateral held by such Loan Party or permit any such action to be taken, except:

(a) Permitted Encumbrances;

(b) Liens created by or permitted pursuant to the Loan Documents;

(c) Liens for Taxes or Other Charges not yet due and payable; and

(d) easements and other similar encumbrances entered into by Borrower and Operating Lessee in the ordinary course of business for use, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of any Individual Property or materially and adversely affect the value of any Individual Property or Borrower’s, Operating Lessee’s or any other Loan Party’s condition (financial or otherwise) or business.

5.2.3 Dissolution. Neither Borrower, nor Operating Lessee nor any other Loan Party shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower, Operating Lessee or such other Loan Party except to the extent permitted by the Loan Documents, or (c) modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction.

5.2.4 Change in Business. Neither Borrower, nor Operating Lessee nor any other Loan Party shall enter into any line of business other than the ownership, operation and of the applicable Individual Property (and any ancillary business related to such operation), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than in connection with the continuance of its business in accordance with the terms and provisions of this Loan Agreement. Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers which for the avoidance of doubt are governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Neither Borrower, nor Operating Lessee nor any other Loan Party shall cancel or otherwise forgive or release any claim or debt (other than (i) termination of Leases in accordance herewith and (ii) the forgiveness in the ordinary course of Borrower’s or Operating Lessee’s business, as applicable, of any Rent, including fees, in arrears in connection with any settlement or other termination with a tenant under a Lease, subject to Lender’s reasonable consent during an Event of Default) owed to Borrower, Operating Lessee or such other Loan Party by any Person, except for adequate consideration and in the ordinary course of Borrower’s, Operating Lessee’s or such other Loan Party’s business.

5.2.6 Zoning. Neither Borrower nor Operating Lessee shall initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7 No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, or (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Change of Name, Identity, Structure or Place of Organization. Neither Borrower, nor Operating Lessee nor any other Loan Party shall change its name, identity (including its trade name or names), place of organization or formation, Borrower’s, Operating Lessee’s or such other Loan Party’s corporate, partnership or other structure or the characterization of the Borrower’s, Operating Lessee’s or any other Loan Party’s structure for U.S. federal, state, local and foreign tax purposes without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of (i) a change in Borrower’s structure, Operating Lessee’s structure or any other Loan Party’s structure or the characterization of the Borrower’s or Operating Lessee’s structure for U.S. federal, state, local and foreign tax purposes, and/or (ii) a change in Borrower’s place of organization or formation, Operating Lessee’s place of organization or formation or any other Loan Party’s place of organization or formation, without first obtaining the prior written consent of Lender such consent not to be unreasonably withheld, delayed or conditioned. At the written request of Lender, no more than one (1) time in any Fiscal Year (provided no Event of Default has occurred and is continuing) Borrower, Operating Lessee and each other Loan Party shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower, Operating Lessee or such other Loan Party intends to operate the Collateral, and representing and warranting that Borrower, Operating Lessee or such other Loan Party does business under no other trade name with respect to the Collateral.

5.2.9 ERISA.

(a) Assuming compliance by the Lender with paragraph (c) of this Section 5.2.9, notwithstanding anything to the contrary in this Agreement, neither Borrower, nor Operating Lessee nor any other Loan Party shall (nor shall they be required hereunder to) engage in any transaction contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA.

(b) Borrower, Operating Lessee and each other Loan Party further covenant and agree if at such time Borrower, Operating Lessee or such other Loan Party has any equity investor which is a “benefit plan investor” subject to Title I of ERISA Borrower, Operating Lessee and each such Loan Party shall, as applicable, at Lender’s expense, deliver to Lender such certifications from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, but not more frequently than once per calendar year, and on no less than thirty (30) Business Days’ advance written notice, that (i) neither such Borrower, nor Operating Lessee nor any other Loan Party, as the case may be, is and neither such Borrower, nor Operating Lessee nor any other Loan Party, as applicable, maintains an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA; (ii) neither such Borrower, nor Operating Lessee nor such Loan Party, as the case may be, is subject to state statutes applicable to such Loan Party, Operating Lessee or Borrower which are substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect which prohibit the transactions contemplated by this Agreement; and (iii) one or more of the following circumstances with respect to each such Borrower, Operating Lessee and such Loan Party, as applicable, is true:

(i) Equity interests in each of Borrower, Operating Lessee or each other Loan Party, as applicable are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower, Operating Lessee or any other Loan Party, as applicable, are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or

(iii) Borrower, Operating Lessee or any other Loan Party, as applicable, qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e) or another exception to ERISA applies such that Borrower’s, Operating Lessee’s or other Loan Party’s assets, as applicable, should not constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations promulgated thereunder.

(c) Lender represents and warrants, that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of 29 C.F.R. Section 2510-3.101, as modified by Section 3(42) of ERISA, unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law.

5.2.10 Transfers. (a) Borrower, Operating Lessee and each other Loan Party acknowledge that Lender has examined and relied on the experience of Borrower, Operating Lessee and each other Loan Party and their general partners, members, principals and (if Borrower, Operating Lessee or such other Loan Party is a trust) beneficial owners in owning and operating properties and other assets such as the Properties and the other Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s, Operating Lessee’s and the other Loan Party’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower, Operating Lessee and the other Loan Parties acknowledge that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower (or any other Loan Party that is liable for the Debt, whether as a primary obligor or as a guarantor thereof) default in the repayment of the Debt or performance of the Other Obligations, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender and except for (a) Permitted Encumbrances, (b) the release of any Individual Property in accordance with Section 2.5 or Section 6.4, and (c) to the extent otherwise set forth in this Section 5.2.10, Borrower, Operating Lessee and the other Loan Parties shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Transfer Collateral or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party other than (A) pursuant to (I) Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 and (II) occupancy agreements with hotel guests, and (B) Permitted Debt.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower, Operating Lessee or any other Loan Party agrees to sell the applicable Transfer Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower and/or Operating Lessee leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s, Operating Lessee’s or any other Loan Party’s (as applicable) right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10, the following shall not be deemed to be a Transfer:

(i) A Permitted Transfer; provided, that, (A) after giving effect to such Permitted Transfer, BREP VII (1) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower, Operating Lessee and any other Loan Party (on an unencumbered and look-through basis and without regard to the Preferred Shares) and (2) shall Control Borrower, Operating Lessee and each other Loan Party, (B) Lender shall receive notice of any Sale or Pledge described in this Section 5.2.10(d)(i) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the applicable Permitted Transfer to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender), (C) no Permitted Transfer of any direct interest in any Borrower or other Loan Party pledged as a portion of the Transfer Collateral shall be permitted, (D) for so long as the Mezzanine A Loan shall remain outstanding, no such Permitted Transfer of any direct interests in any Loan Party shall be permitted, (E) for so long as the Mezzanine B Loan shall remain outstanding, no such Permitted Transfer of any direct interests in Mezzanine A Borrower shall be permitted, (F) for so long as the Loan or any Mezzanine Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mezzanine A Loan or the Mezzanine B Loan), and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Transfer Collateral; and (ii) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), and (G) no Individual Borrower, Operating Lessee or other Loan Party shall fail to be a Special Purpose Entity by reason of such Sale or Pledge. If after giving effect to any such Permitted Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted

Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) as of the Closing Date, Borrower, Operating Lessee or such other Loan Party shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Permitted Transfer in any Excluded Entity.

(ii) A (x) Public Listing or (y) Public Sale; provided in the case of both (x) and (y) that (A) if after giving effect to any such Public Listing or Public Sale, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in the Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Approved Rating Agencies, (B) Lender shall have received a Rating Agency Confirmation from each of the Approved Rating Agencies with respect to such Public Listing or Public Sale, (C) no Individual Borrower, Operating Lessee or other Loan Party shall fail to be a Special Purpose Entity by reason of such Public Listing or Public Sale, (D) for so long as the Loan shall remain outstanding, no Sale or Pledge of any direct interest in any Borrower, Operating Lessee or other Loan Party shall be permitted in connection with such Public Listing or Public Sale, (E) for so long as the Mezzanine A Loan shall remain outstanding, no Sale or Pledge of the direct interests in any Loan Party shall be permitted in connection such Public Listing or Public Sale, (F) for so long as the Mezzanine B Loan shall remain outstanding, no Sale or Pledge of any direct interests in Mezzanine A Borrower shall be permitted in connection such Public Listing or Public Sale, and (G) for so long as the Loan or any Mezzanine Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mezzanine A Loan or the Mezzanine B Loan) and (ii) no Restricted Pledge Party shall issue preferred equity interests (except as otherwise permitted pursuant to the Loan Documents, Mezzanine A Loan Documents or Mezzanine B Loan Documents, as applicable).

(iii) The Sale or Pledge, in one or a series of transactions, of the direct or indirect equity interests in Borrower and any other Loan Party or direct or indirect interests in any Restricted Party; provided, that, (A) after giving effect to such Sale or Pledge, BREP VII (1) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower, Operating Lessee and any other Loan Party (on an unencumbered and look-through basis and without regard to the Preferred Shares) and (2) shall Control Borrower, Operating Lessee and each other Loan Party, (B) Lender shall receive notice of any Sale or Pledge described in this Section 5.2.10(d)(iii) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the applicable Sale or Pledge to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten

(10) Business Days following notice of such failure from Lender), (C) no Sale or Pledge of any direct interest in any Borrower or other Loan Party pledged as a portion of the Transfer Collateral shall be permitted, (D) for so long as the Mezzanine A Loan shall remain outstanding, no such Sale or Pledge of any direct interests in any Loan Party shall be permitted, (E) for so long as the Mezzanine B Loan shall remain outstanding, no such Sale or Pledge of any direct interests in Mezzanine A Borrower shall be permitted, (F) for so long as the Loan or any Mezzanine Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mezzanine A Loan or the Mezzanine B Loan), and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Transfer Collateral; and (ii) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), and (G) no Individual Borrower, Operating Lessee or other Loan Party shall fail to be a Special Purpose Entity by reason of such Sale or Pledge. If after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) as of the Closing Date, Borrower, Operating Lessee or such other Loan Party shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

(iv) Any Transfer (however structured) of any legal or beneficial interests in any Guarantor or any constituent member of any Guarantor.

(v) A Pledge made by Mezzanine Borrower to secure the Mezzanine Loans in accordance with the Mezzanine Loan Documents.

(vi) Any Transfer of an indirect non-controlling interest in Mezzanine B Borrower to BREP VII AIV.

(vii) Any Transfer (however structured) of any direct or indirect legal or beneficial interests in any Public Vehicle, including a Public Vehicle that exists as of the date hereof, or a Public Vehicle which acquires the direct or indirect legal or beneficial interests in Borrower, Operating Lessee and each other Loan Party after the Closing Date in accordance with the terms of this Section 5.2.10.

(e) If, in the case of a Transfer described in Section 5.2.10(d)(ii), the Public Vehicle in question satisfies the Public Vehicle Eligibility Requirements, Guarantor shall be released from the Guaranty for all liability accruing after the date of such Transfer provided that such Public Vehicle shall execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such Transfer (but not any which may have accrued prior thereto). If, in the case of a Transfer described in Section 5.2.10(d)(ii), the Public Vehicle in question does not meet the Public Vehicle Eligibility Requirements at the time of consummation of such Transfer, (i) Guarantor shall cause a Person reasonably acceptable to Lender execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such Transfer (but not any which may have accrued prior thereto), (ii) Guarantor shall be released from the Guaranty for all liability accruing after the date of such Transfer, and (iii) at such time as the Public Vehicle in question satisfies the Public Vehicle Eligibility Requirements and executes a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such execution (but not any which may have accrued prior thereto), the replacement guarantor referred to in clause (i) above shall be released from the Guaranty for all liability accruing after such time.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Agreement. This provision shall apply to every Transfer in violation of this Agreement regardless of whether voluntary or not, or whether or not Lender has previously consented to any Transfer.

(g) Notwithstanding anything contained in this Section 5.2.10 to the contrary, to the extent that any Transfer shall result in a Change of Control (as defined in the Certificate of Designation), no such Transfer shall be permitted unless all of the Preferred Shares shall be redeemed in full in connection with such Transfer.

(h) Borrower shall have the right, from time to time, without the consent of Lender, (i) make transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or public use, or to third parties for private use for roadways for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such conveyance, grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have a Material Adverse Effect. In connection with any such grant, conveyance or encumbrance, if requested by Borrower, Lender shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Lender evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the Lien of the applicable Security Instrument and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Security Instrument encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Lender of:

(A) thirty (30) days’ prior written notice thereof;

(B) a copy of the easement, covenant, reservation or right of way;

(C) an Officer’s Certificate stating (I) with respect to any such transfer, the consideration, if any, being paid for the transfer and (II) that such transfer, easement, covenant, reservation or right of way does not have a Material Adverse Effect; and

(D) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of lien or instrument of subordination).

If Borrower shall receive any consideration in connection with any transfers or grants consummated in accordance with this Section 5.2.10(h), Borrower shall have the right to use any such consideration in connection with any alterations performed in connection with such transfer or grant, provided that, to the extent any such consideration is not used in connection with such alterations (or any such consideration exceeds the amount required to perform such alterations), Borrower shall promptly deposit the consideration or such excess amount, as the case may be, into the Cash Management Account.

(i) At Borrower’s option, without Lender’s consent, Borrower may cause an Individual Property to be transferred from Borrower to a newly formed, wholly owned subsidiary of Borrower or the Mezzanine A Borrower (“New LLC Borrower”) provided that the following conditions are satisfied:

(1) No Event of Default shall have occurred and be continuing;

(2) If the transfer is to a New LLC Borrower, the New LLC Borrower shall have a limited liability company agreement substantially the same as the limited liability company agreement of the Borrower (or in such other form reasonably approved by Lender) and Borrower and New LLC Borrower shall otherwise comply with the provisions of Section 4.1.30 and Section 5.1.28 and the ownership and control restrictions of Section 5.2.10 hereof;

(3) The New LLC Borrower, as applicable, shall execute and deliver such documents as are reasonably requested by Lender to evidence that the New LLC Borrower shall be bound by the Loan Documents and the Debt as a Borrower thereunder and shall have assumed the Franchise Agreement and Management Agreement with respect to such Individual Property;

(4) The New LLC Borrower shall deliver to Lender an Additional Insolvency Opinion and new enforceability and corporate opinions as Lender shall reasonably require from Borrower’s counsel with respect to the New LLC Borrower; and

(5) Borrower shall have delivered to Lender, to the extent Lender requires, in its reasonable discretion, without any cost or expense to Lender, such endorsements to Lender’s Title Policies or new title policies (if such endorsements are not available) insuring that fee simple or leasehold title to the Individual Property being transferred is vested in the New LLC Borrower (subject to Permitted Encumbrances) pursuant to a mortgage, deed to secure debt or deed of trust in form and substance substantially similar to the Security Instrument (which may be taken by assignment from

Borrower) with respect to such Individual Property delivered as of the Closing Date, hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(6) Borrower shall have furnished to Lender all appropriate papers evidencing the New LLC Borrower’s organization and good standing and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organizational and formation of the New LLC Borrower;

(7) Borrower, without any cost to Lender, shall furnish any information requested by Lender with respect to the New LLC Borrower for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender in order to perfect Lender’s interest in the collateral described therein;

(8) Borrower shall have received evidence that Mezzanine A Borrower shall have complied with the respective requirements of Section 5.2.10(i) of the Mezzanine A Loan Agreement;

(9) Borrower shall have received evidence that Mezzanine B Borrower shall have complied with the respective requirements of Section 5.2.10(i) of the Mezzanine B Loan Agreement; and

(10) Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section 5.2.10(i) (including, without limitation, reasonable attorneys’ fees and expenses).

(k) Borrower shall have the right at any time, without the prior written consent of or notice to Lender, and in one or more transactions, to dissolve the Borrower Holdco Companies and cause the interests held by the applicable Borrower Holdco Company in BRE Select Hotels Holdco LLC to be distributed or transferred to any other Borrower Holdco Company or Indemnitor; provided, that, (A) after giving effect to such dissolution and such distribution and transfer, BREP VII (1) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower, Operating Lessee and any other Loan Party (on an unencumbered and look-through basis and without regard to the Preferred Shares) and (2) shall Control Borrower, Operating Lessee and each other Loan Party, (B) Lender shall receive notice of such dissolution and such distribution and transfer described in this Section 5.2.10(k) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the dissolution and such distribution and transfer to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender) and (C) if after giving effect to such dissolution and such distribution and transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such dissolution and excluding the Preferred Shares) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in a Loan Party after such Transfer and excluding the Preferred Shares) as of the Closing Date, Borrower, Operating Lessee or such other Loan Party shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies.

5.2.11 Permitted Property Transfer (Assumption).

(a) Notwithstanding anything to the contrary contained in Section 5.2.10 hereof, at any time other than the sixty (60) days prior to and following any Securitization, Lender shall not unreasonably withhold consent to a one-time transfer of the Properties or the interests in the Borrowers, Operating Lessee and the other Loan Parties in their entirety to, and the related assumptions of the Loan by, any Person or its Affiliates (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(i) no Event of Default has occurred and is continuing;

(ii) Borrower shall have (1) delivered written notice to Lender of the terms of such prospective transfer not less than thirty (30) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (2) paid to Lender a non-refundable processing fee in the amount of $25,000. (A) Such Transferee shall be a Qualified Transferee or (B) Lender shall have the right to approve or disapprove the proposed Transferee based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of any Transferee pursuant to the foregoing clause (B) and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give, condition or withhold such approval, such approval shall be given, conditioned or withheld based on what Lender determines to be commercially reasonable;

(iii) Borrower or Transferee shall have paid to Lender, concurrently with the closing of such prospective transfer, (1) a non-refundable assumption fee in an amount equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan, (2) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (3) if the Loan or any portion thereof is subject to a Securitization, all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection with delivering a Rating Agency Confirmation;

(iv) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Section 9.4 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption;

(v) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender in order to perfect Lender’s interest in the collateral described therein;

(vi) If such transfer is accomplished by deed or conveyance of the Properties, rather than an assignment of an interest in Borrower, Borrower or Transferee shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policies insuring that fee simple or leasehold title to the Properties, as applicable, is vested in Transferee (or one of its Affiliates) (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(vii) Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Section 5.1.28 hereof and Transferee and such constituent partners, members or shareholders of Transferee and their respective Affiliates, as Lender shall require, shall provide to Lender any information reasonably requested by Lender to confirm each such Persons’ compliance with the covenants set forth in Section 5.1.26 hereof;

(viii) Transferee (or an Affiliate thereof that is an operating lessee) shall assume the obligations of Operating Lessee under (i) the Management Agreements or provide Replacement Management Agreements in accordance with the terms and conditions of this Agreement prior to, or simultaneous with, the consummation of the transfers contemplated by this Section 5.2.11(a) and (ii) the Franchise Agreements or Replacement Franchise Agreements entered into in accordance with the terms and conditions of this Agreement prior to, or simultaneously with, the transfers contemplated by this Section 5.2.11(a) and the Franchise Agreement or Replacement Franchise Agreements shall remain in full force and effect following the transfers contemplated by this Section 5.2.11(a);

(ix) Transferee shall furnish to Lender an Additional Insolvency Opinion and if the Loan or any portion thereof is subject to a Securitization, an opinion of counsel that the transfer and the transactions related thereto will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor will the transfer and the transactions related thereto cause a Securitization Vehicle to fail to qualify as a REMIC Trust or Grantor Trust or cause a tax to be imposed on a Securitization Vehicle and an additional opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (vii) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (D) with respect to such other matters as Lender may reasonably request;

(x) Lender shall have received evidence that each Mezzanine Borrower shall have complied with the respective requirements of Section 5.2.11 of each of the respective Mezzanine Loan Agreements;

(xi) If the Loan or any portion thereof is subject to a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such transfer;

(xii) to the extent that the transfer contemplated by this Section 5.2.11(a) shall result in a Change in Control (as defined in the Certificate of Designation) no such transfer shall be permitted unless all Preferred Shares shall be redeemed in full in connection with such transfer; and

(xiii) If required by Lender, Lender shall have received evidence that the proposed transfer will not result in a Property Document Event.

(b) If, in the case of an assumption of the Loan described in Section 5.2.11(a), an Affiliate of Transferee in question satisfies the Assumption Eligibility Requirements, Guarantor shall be released from the Guaranty for all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof provided that such Affiliate of Transferee shall execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof (but not any which may have accrued prior thereto). If, in the case of an assumption of the Loan described in Section 5.2.11(a), an Affiliate of Transferee does not meet the Assumption Eligibility Requirements at the time of consummation of such assumption, (i) Guarantor shall cause a Person reasonably acceptable to Lender execute a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof (but not any which may have accrued prior thereto), (ii) Guarantor shall be released from the Guaranty for all liability accruing after the date that such assumption is completed in accordance with the terms and conditions of Section 5.2.11(a) hereof, and (iii) at such time as an Affiliate of

Transferee satisfies the Assumption Eligibility Requirements and executes a replacement guaranty in form and substance the same as the Guaranty covering all liability accruing after the date of such execution (but not any which may have accrued prior thereto), the replacement guarantor referred to in clause (i) above shall be released from the Guaranty for all liability accruing after such time.

5.2.12 Ground Lease. (a) Borrower shall not, without Lender’s written consent, prior to the date that is thirty days prior to the last day of exercise with respect to such option, fail to exercise any option or right to renew or extend the term of any Ground Lease or take any action that impairs the automatic renewal or extension of the term of any Ground Lease in accordance with the terms of the related Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the related Security Instrument on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any such option or right to renew or extend (or to permit the term of any Ground Lease to renew or extend automatically) to the extent Borrower shall have received the prior written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion) allowing Borrower to forego exercising such option or right to renew or extend (or to terminate any automatic renewal or extension of the term of any Ground Lease) and for so long as any Mezzanine Loan is outstanding, the applicable Mezzanine Borrower shall have received the prior written consent of the applicable Mezzanine Lender to the extent required under the applicable Mezzanine Loan Agreement. Unless Borrower shall have provided notice of Borrower’s intention to release such Individual Property pursuant to Section 2.5 hereof prior to the expiration of the relevant Ground Lease, if Borrower shall fail to exercise any such option or right as aforesaid within thirty days prior to the date when required, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion. If the term of any Ground Lease expires or otherwise terminates during the term of the Loan, such event shall constitute a Ground Lease Default and Borrower shall cause a release of the applicable Ground Lease property subject to the terms of this Agreement.

(b) Borrower shall not expressly waive, excuse, condone or in any way release or discharge any Ground Lessor under any Ground Lease of or from such Ground Lessor’s material obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender.

(c) Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, voluntary termination or forfeiture of, or change, modify or amend in a material adverse manner, any Ground Lease. Consent to one amendment, change or modification of any Ground Lease shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes or modifications. Any acquisition of Ground Lessor’s interest in any Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

5.2.13 Affiliate Transactions. Except as contemplated by the Loan Documents (including, without limitation, the Guaranty, Indemnitor Guaranty, the Franchise Agreement Guarantees and the Operating Lessee Guaranty), other than in connection with the Loan Documents and agreements contemplated under the Loan Documents, neither Borrower, nor Operating Lessee nor any other Loan Party may enter into or be a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.14 Bankruptcy Related Covenants. (a) To the extent permitted by applicable Legal Requirements, neither Borrower, nor Operating Lessee nor any other Loan Party shall seek substantive consolidation into the bankrupt estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Guarantor.

(b) To the extent permitted by applicable Legal Requirements, neither Borrower, nor Operating Lessee nor any other Loan Party shall seek substantive consolidation into the bankrupt estate of Indemnitor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Indemnitor.

(c) To the extent permitted by applicable Legal Requirements, neither Borrower, nor Operating Lessee nor any other Loan Party shall, nor shall Borrower, Operating Lessee or any other Loan Party cause or permit Mezzanine Borrower, Guarantor, Indemnitor, any other Restricted Party, or any Affiliate of the foregoing to, contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Borrower, Operating Lessee or any other Loan Party.

(d) To the extent permitted by applicable Legal Requirements, neither Borrower, nor Operating Lessee nor any other Loan Party shall, nor shall Borrower, Operataing Lessee or any other Loan Party cause or permit Mezzanine Borrower, Guarantor, Indemnitor, any other Restricted Party, or any Affiliate of the foregoing to, provide, originate, acquire an interest in or solicit (in writing) or accept from Guarantor, Indemnitor or any Affiliate of Guarantor and/or Indemnitor, or any other Restricted Party, any debtor-in-possession financing on behalf of Guarantor and/or Indemnitor in the event that Guarantor and/or Indemnitor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Guarantor and/or Indemnitor.

5.2.15 Taxes.

(a) Neither Borrower, nor Operating Lessee nor any other Loan Party shall change its structure or mode of operation, or take any other action that is an action different in form or substance from actions previously taken by such Borrower, Operating Lessee or Loan

Party, that would require Borrower, Operating Lessee or such other Loan Party to file a consolidated federal or a unitary state tax return (or any analogous combined state tax return) with any Person (other than a Loan Party) or to become liable for the taxes of any Person (other than a Loan Party) if Borrower, Operating Lessee or such other Loan Party would not be so required or so liable by any applicable law in the absence of such change or other action, and neither Borrower, nor Operating Lessee nor any Loan Party shall file a consolidated federal or unitary state tax return (or combined analogous state tax return) with any Person (other than a Loan Party) or become liable for the taxes of any Person (other than a Loan Party) unless required to do so by any applicable law. For the avoidance of doubt, the inclusion of the results of operations, income, profits, losses or other tax attributes of a Person that is disregarded for federal or state income tax purposes (including by reason of such Person being a “qualified REIT subsidiary”) in the federal or state income tax returns of the beneficial owner of such Person shall not constitute the filing of an income tax return by such Person.

(b) Each Loan Party will timely and correctly file or cause to be timely and correctly filed all material tax returns and reports required to be filed and will pay or cause to be paid all material taxes required to be paid by it (including interest and penalties attributable thereto), except taxes that are being contested in good faith by appropriate proceeding and for which such Loan Party sets aside on its books adequate reserves.

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance (“Special Form”) including, but not limited to, loss caused by earthquake and any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co insurance provisions or to be written on a no co insurance form; (C) providing for no deductible in excess of two hundred fifty thousand ($250,000.00); provided that Lender agrees to allow the Borrower to utilize a $2,500,000 aggregate deductible stop loss, subject to a $25,000 per occurrence deductible and a $100,000 maintenance deductible upon erosion of the aggregate. The aggregate stop loss does not contain any losses arising from named windstorm, earthquake or flood for all such insurance coverage with the exception of the coverage for wind, flood and earthquake, which in each such later case shall provide for no deductible in excess of five percent (5%) of the values covered by such insurance; and (D) coverage for loss due to operation of ordinance or law in an amount equal to the full Replacement Cost and coverage for demolition costs and coverage for increased costs of construction in amounts satisfactory to Lender. In addition, Borrower shall obtain if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount not less than the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus such additional amounts as Lender may reasonably require and;

(ii) business income insurance (A) with the loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above including earthquake on an actual loss sustained basis for the entire period of restoration in amount equal to one hundred percent of the projected gross revenues from the operation of the Individual Property (as reduced to reflect expenses not incurred during a period of restoration) for a period of at least twenty-four (24) months or in an amount sufficient to cover the entire period of restoration; and (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from each Individual Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6.1(b) hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance (or its equivalent), covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability insurance and excess liability insurance policies; and (B) the insurance provided for in subsection (i) above in amounts satisfactory to Lender and written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above and subsections (ii), (iv), (ix), (x) and (xiv) as applicable, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than two million dollars ($2,000,000.00) in the aggregate applying “per location” and one million dollars ($1,000,000.00) per occurrence; however, should the carrier limit the policy aggregate such limit shall not be less than twenty million dollars ($20,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instruments to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles and including Garage keepers liability, containing minimum limits per occurrence of one million dollars ($1,000,000.00);

(vii) worker’s compensation and employers liability subject to the worker’s compensation laws of the applicable state;

(viii) excess liability insurance for the Properties in an amount not less than one hundred million dollars ($100,000,000.00) per occurrence and in the aggregate, except with respect to the Marriott Managed Properties which, for so long as such Properties shall be covered under the Marriott program, shall be in an amount not less than twenty-five million dollars ($25,000,000) per occurrence and in the aggregate for such Properties, all on terms consistent with the commercial general liability insurance policy required under subsection (v) above, which excess liability coverage shall also apply in excess of the automobile liability coverage in clause (vi) and the employers liability coverage in clause (vii) above;

(ix) the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Properties (plus twelve months of business interruption coverage). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism, wind and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(x) earthquake insurance, in an amount as indicated in a portfolio seismic risk assessment for Properties in seismic zone 3 and 4 acceptable to Lender calculated at the 475 year return period, 90th centile confidence level, in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with all risk insurance policy required under Section 6.1.(a)(i);

(xi) environmental insurance against claims for pollution and remediation legal liability related to each Individual Property (“PLL Policy”), such insurance: (A) to be a claims made and reported policy for an initial term of seven years and options for extended reporting periods; (B) with limits of liability of ten million dollars ($10,000,000) for each Pollution Condition and twenty million dollars ($20,000,000) in the aggregate; (C) with self-insured retention amount of fifty thousand dollars ($50,000) for each Pollution Condition and one hundred fifty thousand dollars ($150,000) in the aggregate (with a maintenance deductible of $25,000 after the foregoing retention amount has been satisfied in full); (D) shall name the Lender as an additional named insured per Mortgagee Assignment endorsements providing automatic rights of assignment in the event of defaults; (E) with negotiated adjustments for coverage and self-insured retentions for certain specifically agreed upon Individual Properties; (F) shall be dedicated solely to the Properties and Borrower shall not be permitted to add any additional locations during the PLL Policy term; and (G) shall, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Lender) as the PLL Policy approved at Closing;

(xii) upon sixty (60) days’ written notice, such other reasonable insurance such as sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located; and

(xiii) for so long as any Individual Tuscaloosa Property remains subject to the Liens of the Security Instruments, policies of condemnation insurance with respect to each such Individual Tuscaloosa Property which provide coverage in an amount not less than one hundred-fifteen percent (115%) of the Release Amount for each such Individual Tuscaloosa Property, such policy, and the insurer providing such coverage thereunder, to be reasonably satisfactory to Lender in all respects.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better from S&P or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers rated at least “A” or better from S&P and all such carriers shall have claims-paying ability ratings of not less than “BBB+”), provided, however, a lesser claims paying ability rating shall be acceptable if Borrower obtain and deliver to Lender a Rating Agency Confirmation from each of the Approved Rating Agencies with respect to such lesser claims paying ability rating. Notwithstanding the foregoing, an insurer which does not meet the rating requirements set forth herein shall be acceptable so long as a credit wrap in form and substance reasonably acceptable to Lender is provided by an insurer having a rating of “A+” or better with S&P and Fitch (and the equivalent thereof by the other Approved Rating Agencies, if such other Approved Rating Agencies rate the insurer), and Borrower delivers a Rating Agency Confirmation from the applicable Approved Rating Agencies regarding such credit wrap. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as mortgagee and loss payee. Not less than five (5) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall be subject to reasonable Lender approval and Lender shall be satisfied based on evidence reasonably required by the Lender that the policy provides the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a) shall (i) name Borrower as a named insured and, with respect to Liability coverage, except for the Policy referenced in Section 6.1(a)(vi),(vii) and (xi), shall name Lender as the additional insured, as its interests may appear, and in the case of Property coverage, including but not limited to, boiler and machinery, terrorism, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss, including loss of business income and loss of rents, thereunder shall be payable to Lender and (ii) with respect to the Policy referenced in Section 6.1(a)(i), (ii), (v) and (viii), contain a waiver of subrogation against Lender.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured or loss payee, with a ten (10) business day exception specific to cancellation for non-payment of premium or, if issuer will not or cannot provide, Borrower shall be obligated to provide such notice;

(iii) written notice shall be given to Lender if the Policy will not be renewed ten (10) days prior to its expiration or, if issuer will not or cannot provide, Borrower shall be obligated to provide such notice; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice to Borrower, to take such action as Lender reasonably determines to be necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt and the Other Obligations, all right, title and interest of Borrower in and to the Policies that are then in force, but only concerning the Property as defined as Collateral herein this Agreement, and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty.

If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (to the extent such approval is required pursuant to the provisions of Section 5.1.21 hereof) and otherwise in accordance with Section 6.4 hereof (provided that such diligent prosecution of the completion of the Restoration shall be conditioned upon Borrower’s receipt of any Net Proceeds to the extent Borrower is entitled to such Net Proceeds in accordance with Section 6.4). Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Restoration Threshold.

Section 6.3 Condemnation.

(a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation (other than an immaterial temporary taking) of all or any part of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings.

Lender may participate in any such proceedings in the case of proceedings related to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at their expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, (a) if Restoration of such Individual Property is feasible based upon the nature of the Condemnation, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof (provided that such diligent prosecution of the completion of the Restoration shall be conditioned upon Borrower’s receipt of any Net Proceeds to the extent Borrower is entitled to such Net Proceeds in accordance with Section 6.4) and (b) if Restoration of such Individual Property is not feasible based upon the nature of the Condemnation, then Lender shall apply the Net Proceeds of such Condemnation pursuant to the provisions of Section 2.4.2 of this Agreement. If any Individual Property is sold, through foreclosure or other remedies available to Lender under the Loan Documents, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Condemnation of an Individual Property (but taking into account any proposed Restoration on the remaining portion of such Individual Property) (based solely on real property and excluding any personal property or going concern value) and using any commercially reasonable valuation method permitted to a REMIC Trust (which may include an existing or updated appraisal or other written determination of value using a commercially reasonable valuation method proposed by Borrower and reasonably satisfactory to Lender)), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable valuation method permitted to a REMIC Trust), the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument. Any such prepayment shall be deemed a prepayment pursuant to Section 2.4.2 hereof.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than Casualty/Condemnation Restoration Threshold and the costs of completing the Restoration shall be less than the Casualty/Condemnation Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Casualty/Condemnation Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iii), (iv) and (ix) as a result of such damage or destruction, after deduction of its reasonable out of pocket costs and expenses (including, but not limited to, reasonable counsel fees), actually incurred, if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on an Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting an Individual Property is taken, and such land is located along the perimeter or periphery of such Individual Property, and no portion of the Improvements is located on such land;

(C) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion; provided that for the purposes of this clause the filing of an application for a building permit for the Restoration work shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(D) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note and debt service on the Mezzanine Loans, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii), if applicable, or (3) by other funds of Borrower;

(E) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases or the Ground Lease, if applicable, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof, or (5) the earliest date required for completion under the terms of any Franchise Agreement or any Management Agreement (subject to clause (I) below);

(F) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations (including as a legal non-confirming use);

(G) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws);

(H) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I) each Management Agreement and each Franchise Agreement for such Individual Property is not terminated as a result of such Casualty or Condemnation, or, with respect to any Management Agreement, a Replacement Management Agreement is entered into in accordance with the requirements of this Agreement with respect to the applicable Individual Property upon or prior to completion of the Restoration;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval in the same manner as each Annual Budget is to be approved by Lender pursuant to Section 5.1.11 of this Agreement; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender or Letter of Credit reasonably satisfactory to Lender delivered to Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All reasonable out of pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required under this Section 6.4 within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered to Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender) after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (the “Excess Net Proceeds”), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole and absolute discretion). All Net Proceeds and the Net Proceeds Deficiency not made available for a Restoration pursuant to this Section 6.4, (as applicable, a “Net Proceeds Prepayment”) shall be applied by Lender in accordance with Section 2.4.2 hereof.

(d) In addition to the foregoing, if any Net Proceeds shall be equal to or greater than sixty percent (60%) of the Release Amount in respect of the applicable Individual Property, then Borrower shall have the right, but not the obligation, regardless of the provisions of Section 2.4.1 hereof, to prepay the Adjusted Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower is such Net Proceeds are less than the Adjusted Release Amount) and obtain the release of the applicable Individual Property from the Lien of the Security Instrument thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.5.2 hereof (excluding Section 2.5.2(c)), (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, any other amounts required pursuant to Section 2.4.2 hereof. For the avoidance of doubt, unless such payment is made during the continuance of an Event of Default, no Spread Maintenance Premium, no Spread Maintenance Default Premium or other premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment.

(e) In the event of foreclosure of the Security Instrument with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f) Notwithstanding anything to the contrary contained in the Loan Documents (except Section 6.3(b) of this Agreement) with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Ground Lease Property, the provisions set forth in the applicable Ground Lease shall govern; provided, however, to the extent the compliance by Borrower with the terms and conditions of this Section 6.4 do not create a default under the terms and provisions of the applicable Ground Lease, Borrower shall comply with the terms and provisions of this Section 6.4 and, provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Ground Lease Property (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of such Ground Lease without first obtaining the written consent, approval, or waiver of Lender.

VII.	RESERVE FUNDS

Section 7.1 Required Repairs Reserve Funds.

7.1.1 Deposits. Borrower shall perform the repairs at the Properties as set forth on Schedule XVIII hereof (such repairs hereainafter referred to as the “Required Repairs”) and shall use commercially reasonable efforts to complete each of the Required Repairs on or before the deadline set forth on Schedule XVIII hereof; provided, however, if such repairs do not involve issues relating to relating to the protection of human health and safety, then the outside date for such Required Repairs shall be one (1) year of the date hereof (collectively, the “Required Repairs Deadline”). If Borrower shall have been unable to complete a Required Repair by the Required Repairs Deadline, after using commercially reasonable good faith efforts to do so and provided that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the applicable Individual Property or the general public, does not materially and adversely affect the value of the Property and is not required to remedy any failed inspections by any Franchisor of the Properties, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair). Borrower shall deposit on the Closing Date an amount equal to $736,639.40 (the “Required Repairs Reserve Funds”) to perform the Required Repairs. The account in which the Required Repairs Reserve Funds are held shall hereinafter be referred to as Borrower’s “Required Repairs Reserve Account”. Any Required Repairs Reserve Funds remaining on deposit in the Required Repairs Reserve Account upon completion of all of the Required Repairs shall be deposited into the Replacement Reserve Fund and applied pursuant to Section 7.3 hereof. In the event an Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.5 hereof, then effective on the Payment Date immediately following such Release, any amounts on deposit in the Required Repairs Reserve Account relating to Required Repairs with respect to such Individual Property shall be applied to other Required Repairs. In the event Borrower requests any modification to Schedule XVIII, such modification shall be subject to Lender’s approval not to be unreasonably withheld.

7.1.2 Release of Required Repairs Reserve Funds. Lender shall disburse to Borrower the Required Repairs Reserve Funds from the Required Repairs Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that, to Borrower’s knowledge, all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been or will be paid amounts then due and payable to such Person in connection with such Required Repairs, with the proceeds of such disbursement, such

Officer’s Certificate to be accompanied by copies of invoices for items of work or materials in excess of $25,000. Borrower shall not make a request for disbursement from the Required Repairs Reserve Account more frequently than once in any calendar month and Lender shall not be required to make disbursements from the Required Repairs Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Twenty Five Thousand Dollars ($25,000) (or a lesser amount if the total amount in the Required Repairs Reserve Account is less than Twenty Five Thousand Dollars ($25,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender on the Closing Date an amount equal to all real property Taxes, Other Charges Reserves and Insurance Premiums that are payable within thirty (30) days of the first Payment Date. In addition, subject to the last sentence of this Section 7.2, Borrower shall pay to Lender on each Payment Date an amount (the “Monthly Tax and Insurance Escrow Deposit”) equal to: (a) one-twelfth of the real property Taxes and Other Charges Reserves that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (such estimate to be based on written evidence of such Taxes and Other Charges Reserves payable during the next ensuing twelve (12) month period) in order to accumulate with Lender sufficient funds to pay all such real property Taxes and Other Charges Reserves at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums for the renewal policy thereof at least thirty (30) days prior to the expiration of the Policies. The amounts set forth in the first sentence of this Section 7.2 and in (a) and (b) above shall hereinafter be referred to as the “Tax and Insurance Escrow Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Tax and Insurance Escrow Account”. Lender will apply the Tax and Insurance Escrow Fund for payments of real property Taxes, Other Charges Reserves and Insurance Premiums required to be made by Borrower and Operating Lessee pursuant to the terms hereof and under the Security Instruments. In making any payment of Insurance Premiums relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the insurer or agent without inquiry into the accuracy of such bill, statement or estimate. In making any payment of real property Taxes and Other Charges Reserves from the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for real property Taxes, Other Charges Reserves and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Subject to the final sentence of Section 7.9(g) hereof, any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. In the event any Individual Property is released in accordance with the terms and provisions of this Agreement, effective upon the Payment Date immediately following date of such Release, Lender shall reduce the Monthly Tax and Insurance Escrow Deposit by an amount equal to the real property

Taxes and Other Charges Reserves attributable to such Individual Property and any reduction the Lender reasonably estimates will result in Insurance Premiums, if any, as a result of such Release. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay the real property Taxes, Other Charges Reserves and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the real property Taxes and/or Other Charges Reserves and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing provisions of this Section 7.2, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably satisfactory to Lender with respect to the number of properties insured pursuant to such blanket policy and otherwise in conformance with the requirements of Section 6.1 of this Agreement, Borrower shall not be required to make deposits pursuant to clause (b) of this Section 7.2 or otherwise comply with the provisions of this Section 7.2 with respect to Insurance Premiums.

Section 7.3 Replacement Reserve Fund.

7.3.1 Deposits. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to $15,000,000.00 to fund the costs of the Required Capital Improvements and (b) on each Payment Date after the Closing Date an amount equal to the sum of (A) on each of the first thirty-six (36) Payment Dates after the Closing Date, $416,667.00 to fund the costs of the Required Capital Improvements and (B) (i) four percent (4%) of Gross Income from Operations (or such greater amount if required by the Franchise Agreements) of the calendar month occurring two (2) calendar months prior to the calendar month of the Payment Date on which such deposit is required (such month, the “Measurement Month”) less (ii) the amount actually deposited into the reserve accounts relating to FF&E maintained by the Marriott Managers under the respective Management Agreements between Operating Lessee and the applicable Marriott Manager entered into in accordance with the terms of this Agreement during such Measurement Month, provided such reserve accounts continue to held and maintained in accordance with the FF&E Reserve Account Control Agreements to fund the costs of FF&E Expenditures (the foregoing clauses (A) and (B), collectively, the “Replacement Reserve Monthly Deposit”), which amounts shall be deposited into an account controlled by Lender (the “Replacement Reserve Account”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”. After the Closing Date, Borrower, at its option, may pay to Lender additional amounts for deposit into the Replacement Reserve Account and any such amounts received by Lender from Borrower shall reduce the amount of each remaining deposit pursuant to clause (A) hereunder by an amount equal to the amount of such additional amount deposited into the Replacement Reserve Account divided by the number of remaining deposits pursuant to clause (A) hereunder. An amount equal to a pro rata amount (based on the relative Release Amounts) of the Replacement Reserve Fund, if a positive amount, shall be retained by Lender in the Replacement Reserve Account and credited toward the future Replacement Reserve Monthly Deposits required by Lender solely with respect to clause (B) hereunder in the event an Individual Property is released from the Lien of its related Security

Instrument in accordance with Section 2.5 hereof. Amounts on deposit in the Replacement Reserve Account that are not expended in any given Fiscal Year shall be available to be disbursed in accordance with Section 7.3.2 below for the cost of Replacement Expenditures in any subsequent Fiscal Year provided that any such non-expended balance shall not be deemed to reduce Borrower’s obligation to make the full amount of the Replacement Reserve Monthly Deposit during any subsequent Fiscal Year as and when due under this Section 7.3.1.

7.3.2 Disbursements from Replacement Reserve Account. Lender shall make disbursements from the Replacement Reserve Account as requested by Borrower to pay Replacement Expenditures in accordance with the Approved Annual Budget no more frequently than once in any thirty (30) day period of no less than $15,000 upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Replacement Expenditure to be paid, (b) on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that, to Borrower’s Knowledge, all Replacement Expenditures to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects, (ii) identifying each Person that supplied materials or labor in connection with the Replacement Expenditure performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been or will be paid amounts then due and payable to such Person in connection with such Replacement Expenditure with the proceeds of such disbursement, such Officer’s Certificate to be accompanied by (a) invoices for items of work or materials in excess of $25,000 and (b) lien waivers for items of work or materials in excess of $25,000. Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Twenty Five Thousand Dollars ($25,000) (or a lesser amount if the total amount in the Replacement Reserve Account is less than Twenty Five Thousand Dollars ($25,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.2.2. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $250,000 with respect to an Individual Property in the aggregate for which reimbursement is sought. Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacement Expenditures. Lender shall not be obligated to make disbursements from the applicable Replacement Reserve Account to reimburse Borrower for costs which are to be reimbursed from the Required Repairs Reserve Fund.

7.3.3 Insufficiency of Balance. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Intentionally Omitted.

Section 7.5 Ground Lease Reserve Fund.

7.5.1 Deposits to Ground Lease Fund. Subject to the last sentence of this Section 7.5.2, on each Payment Date after the Closing Date, Borrower shall pay to Lender one-twelfth of the rents (including both base rent and additional rents (excluding any Taxes otherwise reserved for hereunder)) (collectively, “Ground Rent”) due under each Ground Lease that Lender estimates will be payable by Borrower as lessee under the related Ground Lease (collectively, the “Ground Lease Reserve Deposit”) during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates. In addition, on the Closing Date, Borrower shall pay to Lender an amount equal to any Ground Rent payable under any Ground Lease within thirty (30) days of the first Payment Date. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”.

7.5.2 Release of Ground Lease Reserve Fund. Lender shall have the right to apply, and shall apply, amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under each Ground Lease, without inquiry into the accuracy of such bill, statement or estimate or other evidence of such amounts as provided by Borrower and reasonably acceptable to Lender. Upon the reasonable request of Borrower, Lender shall deliver to Borrower a copy of any such bill, statement or estimate (provided that any failure by Lender to deliver any such bill, statement or estimate shall not constitute a default hereunder). If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under each Ground Lease for the immediately succeeding twelve (12) months as determined by Lender, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Lease Reserve Fund. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full shall be returned to Borrower. In the event any Individual Property that is subject to a Ground Lease is released in accordance with the terms and provisions of this Agreement, effective upon the Payment Date immediately following the date of such release, (x) Lender shall reduce the Ground Lease Reserve Deposit by an amount equal to the Ground Rent attributable to such Individual Property and (y) all sums on deposit in the Ground Lease Reserve Fund relating to the released Ground Lease Property shall be credited toward future payments into the Ground Lease Reserve Fund. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall provide written notice to Borrower of such determination and Borrower, commencing with the first Payment Date following receipt of notice, shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent.

Section 7.6 Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Trap Event, Borrower, Operating Lessee and each other Loan Party shall deposit with Lender all Required Excess Cash in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “ Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “ Excess Cash Flow Reserve Account”. Upon the occurrence of a Cash Trap Event Cure and provided that no Event of Default or Mezzanine Loan Default shall have occurred and be continuing all funds on deposit in the Excess Cash Flow Reserve Account shall be deposited into the Cash Management Account and applied in accordance with Section 2.6 hereof. All funds held in the Excess Cash Flow Reserve Fund shall be treated as a “Reserve Fund” for purposes of Section 7.6 hereof. All additional amounts deposited under this Section 7.6 shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence and during the continuance of an Event of Default and applied by Lender to the Debt in such order and priority as Lender may determine. Borrower shall be permitted, during the continuance of a Cash Trap Event relating to a Debt Yield Trigger Event, upon request, at most twice per week, to use amounts on deposit in the Excess Cash Flow Reserve Fund to pay for (without duplication), (a) Excess Operating Expenses and Excess Overhead Expenses (subject to the Excess Overhead Cap), as approved by Lender and the Mezzanine Lenders (such approval not to be unreasonably withheld, conditioned or delayed), (b) payment of shortfalls in (i) Taxes (after application of amounts then on deposit in the Tax Escrow Fund) as required under Section 7.2 of this Agreement and (ii) Ground Rent (after application of amounts then on deposit in the Ground Lease Reserve Fund) as required under Section 7.5.1, (c) any fees (excluding late charges, default interest and prepayment fees) due to Lender pursuant to the Loan Documents, (d) legal fees arising in connection with Borrower’s ownership and operation of the Collateral (provided that Excess Cash Flow shall not be used for legal fees in connection with (i) the enforcement of any Loan Party’s or Mezzanine Borrower’s rights under the Loan Documents or Mezzanine Loan Documents, as applicable or (ii) any defense of any enforcement by Lender or Mezzanine Lender of its rights under the Loan Documents or Mezzanine Loan Documents, as applicable), (e) audit and tax expenses arising in connection with Borrower’s ownership and operation of the Collateral, (f) costs of Restoration in excess of available Net Proceeds and (g) provided that no Event of Default has occurred and is continuing and no Mezzanine Loan Default has occurred and is continuing, payment of shortfalls in (i) Debt Service, (ii) Mezzanine Debt Service, and (iii) Replacement Expenditures (after application of amounts then on deposit in the Replacement Reserve Fund) as set forth in the Approved Annual Budget as required pursuant to Section 5.1.22 hereof, provided, that, Borrower shall not be permitted to request to use amounts on deposit in the Excess Cash Flow Reserve Fund to pay for amounts pursuant to this clause (g) for periods of time after (I) three (3) consecutive calendar months from the first request relating to such amounts in this clause (g) or (II) six (6) non-consecutive calendar months in any Fiscal Year commencing with the Closing Date.

Section 7.7 Hotel Taxes and Custodial Reserve Funds.

7.7.1 Deposits to Hotel Taxes and Custodial Reserve Funds. When available pursuant to Section 2.6 of this Agreement funds in an amount equal to the estimated Hotel Taxes and Custodial Funds (the “Monthly Hotel Taxes and Custodial Funds Deposit”) set forth in the Approved Annual Budget for the applicable month, which amounts shall hereinafter be referred to as “Hotel Taxes and Custodial Funds Reserve Funds” shall be deposited and be held in an account controlled by Lender (the “Hotel Taxes and Custodial Funds Reserve Account”) and disbursed pursuant to Section 7.7.2 below.

7.7.2 Disbursements from Hotel Taxes and Custodial Funds Reserve Account. Lender shall make disbursements from the Hotel Taxes and Custodial Funds Reserve Account in accordance with the Cash Management Agreement to pay Borrower for the Hotel Taxes and Custodial Funds, as applicable, due with respect to the Properties. If the amounts on deposit in the applicable Hotel Taxes Custodial Funds Reserve Account in any given calendar month exceed the amount of Hotel Taxes and Custodial Funds due for such month, such excess amounts shall be re-deposited promptly into the Cash Management Account and applied in accordance with the Cash Management Agreement.

Section 7.8 Tuscaloosa Special Reserve Fund

7.8.1 Deposits to Tuscaloosa Special Reserve Funds. Borrower shall deposit on the Closing Date an aggregate amount equal to $9,928,200.00 (the “Tuscaloosa Special Reserve Funds”) which amount represents the aggregate Release Amount for the Individual Tuscaloosa Properties. The account in which the Tuscaloosa Special Reserve Funds are held shall hereinafter be referred to as the “Tuscaloosa Special Reserve Account”.

7.8.2 Release of Tuscaloosa Special Reserve Funds. Provided that no Event of Default has occurred and is continuing, if Borrower shall deliver to Lender the Tuscaloosa Special Reserve Release Documents by the Payment Date occurring in June 2013 (or such longer period of time as may be requested by Borrower in writing and agreed to by Lender in writing), then Lender shall disburse all Tuscaloosa Special Reserve Funds on deposit in the Tuscaloosa Special Reserve Account to Borrower within three (3) Business Days of a written request from Borrower therefor. If Borrower shall fail to deliver to Lender the Tuscaloosa Special Reserve Release Documents by the Payment Date occurring in June 2013 (or such longer period of time as may be requested by Borrower in writing and agreed to by Lender in writing), then, automatically and without the requirement of notice to Borrower, Operating Lessee or any other Loan Party, on the Payment Date occurring in June 2013 (or such later date, to the extent that Lender has agreed in writing to Borrower’s written request to extend such date), Lender shall apply the Tuscaloosa Special Reserves Funds to pay down the Loan (without requiring Borrower to satisfy the requirements of Section 2.5.2 hereof (including, without limitation, the requirement that Borrower pay to Lender the Spread Maintenance Premium)) and shall promptly deliver to Borrower, at Borrower’s cost and expense, a release or assignment of Lien (and related Loan Documents) prepared by Borrower for each Individual Tuscaloosa Property (and related Collateral). Such release or assignment shall be in a form appropriate in each jurisdiction in which each Individual Tuscaloosa Property is located and shall contains standard provisions satisfactory to a prudent lender acting reasonably. If Lender shall agree in writing to a written request by Borrower to extend the date for delivery of the Tuscaloosa Special Reserve Release Documents from the Payment Date occurring in June 2013 and Borrower shall fail to deliver to Lender the Tuscaloosa Special Reserve Release Documents by such agreed date, then, in addition to Lender applying the Tuscaloosa Special Reserve Funds to pay down the Loan on such agreed date, Borrower shall pay to Lender within three (3) Business Days of notice from Lender, (a) if such payment of the Loan occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such payment of the Loan, or, if such payment of the Loan occurs on a Payment Date, all amounts of accrued and unpaid interest through and including the last day of the Interest Period related to such Payment Date, provided, however, if such payment is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such payment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 7.8.2, Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 7.8.2, Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency and (b) any Breakage Costs. Notwithstanding the foregoing, prior to a Securitization, with respect to any payment made pursuant to this Section 7.8.2 after the Payment Date and prior to or on the Determination Date, Borrower shall only be required to pay interest through the date of such prepayment.

Section 7.9 Reserve Funds, Generally.

(a) Borrower, Operating Lessee and each other Loan Party, as applicable, grant to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Subject in all respects to the provisions of Section 2.6.1(g), upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in an Eligible Account and shall be invested only in Permitted Investments as provided in the Cash Management Agreement. All interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds.

(e) Neither Borrower, nor Operating Lessee nor any other Loan Party shall, without obtaining the prior written consent of Lender, further pledge, assign, hypothecate or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Lender shall not be liable for any loss sustained on the investment in any Permitted Investment of any funds constituting the Reserve Funds.

(g) Borrower, Operating Lessee and the other Loan Parties shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable actual out-of-pocket costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except to the extent any of the foregoing results from Agent’s or Lender’s or Servicer’s gross negligence, willful misconduct or a violation or breach of the applicable provisions of this Article VII, Section 2.6 of this Agreement or the Cash Management Agreement. Borrower, Operating Lessee and the other Loan Parties shall assign to Lender all rights and claims Borrower, Operating Lessee and any other Loan Party may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured. Notwithstanding anything to the contrary contained herein, any amounts in the Reserve Funds after the Debt has been paid in full shall continue to be held in the Reserve Accounts and applied in accordance with the terms of the Mezzanine Loan Documents.

VIII.	DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers notice thereof to Borrower;

(ii) if any of the real property Taxes or Other Charges are not paid prior to the date upon which such payment becomes delinquent other than those real property Taxes or Other Charges being contested by Borrower or another Loan Party in accordance with Section 5.1.2 except to the extent that funds sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and the Lender’s access to such sums is not constricted or constrained by Borrower or its Affiliates in any manner;

(iii) if the Policies are not kept in full force and effect, or if evidence of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;

(iv) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

(v) if any representation or warranty made by Borrower, Operating Lessee or any other Loan Party herein or in any other Loan Document, or in any report, certificate,

financial statement or other instrument, agreement or document furnished to Lender by Borrower, Operating Lessee or any other Loan Party shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided, however, if such untrue representation or warranty is susceptible of being cured, Borrower, Operating Lessee and the other Loan Parties shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(vi) if Borrower, Operating Lessee or any other Loan Party shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee or any other Loan Party or if Borrower, Operating Lessee or any other Loan Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee or any other Loan Party, or if any proceeding for the dissolution or liquidation of Borrower, Operating Lessee or any other Loan Party, shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Operating Lessee or any other Loan Party upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if a Guarantor Bankruptcy Event occurs, provided, however, it shall be at Lender’s option to determine whether a Guarantor Bankruptcy Event shall be an Event of Default. Notwithstanding the foregoing, if the only Event of Default then existing under this Agreement and the other Loan Documents is a Guarantor Bankruptcy Event, such Guarantor Bankruptcy Event shall be deemed a Cash Trap Event and shall not be an Event of Default until such time as there is an Event of Default under a different subsection of this Section 8.1 in addition to such Guarantor Bankruptcy Event;

(ix) if Borrower, Operating Lessee or any other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if Borrower, Operating Lessee or any other Loan Party breaches any covenant contained in Section 5.1.28 which breach continues beyond a cure period of fifteen (15) Business Days; provided that, (1) with respect to any failure to comply with the requirements relating to Trade Payables or Permitted Equipment Leases set forth in clause (xxi) of the definition of Special Purpose Entity, it shall only be an Event of Default if Borrower and/or Operating Lessee, as applicable, does not cure such failure within ten (10) days after notice thereof from Lender to Borrower and further provided, (2) except as provided in (1) of this clause (x) with respect to Trade Payables and Permitted Equipment Leases, any such breach shall not constitute an Event of Default (A) if such breach if inadvertent and non-recurring, (B) if such breach is curable, Borrower and/or Operating Lessee shall promptly cure such breach within thirty (30) days after such breach occurs and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or modification to the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its sole discretion;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower, Operating Lessee or any other Loan Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if any of the assumptions related to any Borrower, Operating Lessee or any other Loan Party contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided any such breach shall not constitute an Event of Default (A) if such breach if inadvertent and non-recurring, (B) if such breach is curable, Borrower and/or Operating Lessee shall promptly cure such breach within thirty (30) days after such breach occurs and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or modification to the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its sole discretion;

(xiii) if a material default by Borrower and/or Operating Lessee has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel any Management Agreement (or any Replacement Management Agreement); provided, however, that no Event of Default shall exist hereunder if a Replacement Management Agreement is obtained within thirty (30) days of such termination or cancellation and further provided, that prior to declaring an Event of Default under this clause (xiii), and solely with respect to a Management Agreement that is with an entity that is not an Affiliated Manager, Lender shall permit Borrower to release the Properties subject to such Management Agreement creating such default within forty-five (45) days of the date of such default upon payment of the applicable Adjusted Release Amount and satisfaction of the conditions in Section 2.5.2 of this Agreement;

(xiv) if Borrower or Operating Lessee shall amend or terminate any Franchise Agreement or any Management Agreement in any material respect without Lender’s consent, to the extent that Lender’s consent is required pursuant to the terms and conditions of this Agreement;

(xv) If (A) a breach or default by Borrower and/or Operating Lessee under any condition or obligation contained in any Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the Ground Lessor under any Ground Lease a right to terminate or cancel the related Ground Lease, with the exception of any termination or cancellation of a Ground Lease by the related Ground Lessor due to the Casualty or Condemnation of the related Ground Lease

Property, and such event or condition is not cured within any applicable cure period under such Ground Lease (unless waived by the applicable Ground Lessor), (C) any Ground Lease Property shall be surrendered or any Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever (including, without limitation, the loss of the leasehold estate due to a termination, surrender, expiration or cancellation of any superior lease on an Individual Property), but excluding any termination or cancellation of a Ground Lease by the related Ground Lessor due to the Casualty or Condemnation of the related Ground Lease Property or (D) any of the terms, covenants or conditions of any Ground Lease shall be modified, changed, supplemented, altered, or amended in violation of the terms of this Agreement without the prior written consent of Lender; provided, however, it shall not be an Event of Default pursuant to this clause (xv) if Borrower obtains a release of the Ground Lease Property (except for the Ground Lease Property commonly known as the Residence Inn, Pittsburgh, Pennsylvania) to which the default relates within forty-five (45) days of such default or breach, together with payment of the applicable Adjusted Release Amount and satisfaction of the other conditions set forth in Section 2.5.2 hereof (excluding clause (c) thereof and excluding the payment of any Spread Maintenance Premium);

(xvi) if a default has occurred and continues beyond any applicable cure period under any Franchise Agreement and the Franchisor thereunder has given notice to Borrower and/or Operating Lessee if its intent to terminate or cancel such Franchise Agreement; provided, however, that no Event of Default shall exist hereunder if a Replacement Franchise Agreement is obtained within thirty (30) days of such termination or cancellation and further provided, that prior to declaring an Event of Default under this clause (xvi), and solely with respect to a Franchise Agreement that is with an entity that is not an Affiliated Franchisor (for purposes of this clause (xvi) Hilton Hotels Corporation shall not be considered an Affiliate of Borrower), Lender shall permit Borrower to release the Properties subject to such Franchise Agreement creating such default within forty-five (45) days of the date of such default upon payment of the applicable Adjusted Release Amount and satisfaction of the conditions in Section 2.5.2 of this Agreement;

(xvii) intentionally omitted;

(xviii) if (A) a default has occurred and continues beyond any applicable cure period under the Operating Lease, (B) the Operating Lease is amended, modified or terminated in violation of the terms of this Agreement, or (C) Borrower fails to enforce the material terms and provisions of the Operating Lease and any of the foregoing does have or is reasonably likely to have a Material Adverse Effect;

(xix) if there is a violation of Section 5.1.22 hereof;

(xx) Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xxi) If a Property Document Event shall occur; provided, however, it shall not be an Event of Default pursuant to this clause (xxi) if Borrower obtains a release of the Individual Property to which the Property Document Event default relates within forty-five (45) days of such default or breach, together with payment of the applicable Adjusted Release Amount and satisfaction of the other conditions set forth in Section 2.5.2 hereof;

(xxii) if Borrower, Operating Lessee or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxi) above or any of the other Loan Documents, for ten (10) days after notice to Borrower, Operating Lessee and the other Loan Parties from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower, Operating Lessee or any other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower, Operating Lessee or any other Loan Party in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xxiii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Operating Lessee, any other Loan Party or the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower, Operating Lessee and any other Loan Party and in and to all or any Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee, any other Loan Party and any or all of the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vi) or (vii) above, the Debt and all other obligations of Borrower, Operating Lessee or any other Loan Party hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower, Operating Lessee and the other Loan Parties hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower, Operating Lessee and the other Loan Parties under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower, Operating Lessee and the other Loan Parties or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower, Operating Lessee and the other Loan Parties agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full including, without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s, Operating Lessee’s or any Loan Party’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith.

(b) With respect to Borrower, Operating Lessee, the other Loan Parties and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property or other portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion. During the continuance of an Event of Default pursuant to clause (i) of Section 8.1(a) or any other monetary Event of Default, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments. If, pursuant to its rights set forth in this Section 8.1(b), Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other portions of the Debt as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower and Operating Lessee hereby absolutely and irrevocably appoint Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each of Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower and Operating Lessee by Lender of Lender’s intent to exercise its rights under such power. Except as may otherwise be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower and Operating Lessee shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents following an Event of Default, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and Operating Lessee only as of the Closing Date.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower, Operating Lessee and any other Loan Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one (1) Default or Event of Default with respect to Borrower, Operating Lessee or any other Loan Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Operating Lessee or such other Loan Party or to impair any remedy, right or power consequent thereon.

IX.	SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. Borrower, Operating Lessee and the other Loan Parties acknowledge and agree that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, assignments, pledges, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower, Operating Lessee or any other Loan Party under this Agreement, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower, Operating Lessee or their respective Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which

Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information;

(b) review, and comment on the Disclosure Documents delivered to Borrower, which Disclosure Documents shall be delivered for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents;

(c) deliver an updated Insolvency Opinion;

(d) deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies;

(e) subject to Section 9.4 hereof, confirm that the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Collateral, Borrower, Operating Lessee, any other Loan Party and the Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower and Operating Lessee shall provide an updated representation or warranty);

(f) if requested by Lender, review the sections of the Disclosure Document entitled “Description of the Properties,” “Description of the Loan Parties,” “Description of the Property Manager, Management Agreement and Assignment and Subordination of Management Agreement” (to the extent that any Manager is an Affiliated Manager),“Description of the Mortgage Loan,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers” and “Risk Factors” (solely to the extent the “Risk Factors” relate to Borrower, Operating Lessee, any other Loan Party, Guarantor, Indemnitor, Mezzanine Borrower, any Affiliated Manager and the Collateral);

(g) execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan that are requested in writing from Lender, from time to time, prior to a Securitization (including, without limitation, changing the dates of the Interest Period and the Payment Date); provided that any such amendments (i) shall not increase (x) any monetary obligation of Borrower, Operating Lessee, any other Loan Party, Indemnitor or any Guarantor, or (y) any other obligation or liability of Borrower, Operating Lessee, or any other Loan Party under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor or Indemnitor in any respect, (ii) shall not change the date of the Maturity Date, (iii) shall not decrease any of Borrower’s, Operating Lessee’s or any other Loan Party’s rights or remedies under the Loan Documents in any material respect and (iv) any such amendments shall be in substantially the same form as this Agreement; and

(h) If reasonably requested by Lender, Borrower and Operating Lessee shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

9.1.2 Loan Components; Mezzanine Loans. (a) Each of Borrower and Operating Lessee covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower, Operating Lessee and each other Loan Party shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among any new components in Lender’s sole discretion, provided, such new or modified note shall at all times have the same weighted average spread of the original Note (except following an Event of Default or any principal payments received on the Loan) and (ii) modify the Cash Management Agreement to reflect such new components, in each such case such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; and further provided, that none of the foregoing actions shall have a material adverse effect on Borrower or Operating Lessee or affect any of the rights or obligations of Borrower or Operating Lessee under the Loan Documents in any materially adverse respect (except with respect to “rate creep” with respect to the sequential payments of the Components, such additional components and such new components).

(b) Borrower, Operating Lessee and each other Loan Party covenant and agree that after the Closing Date, but prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances (including, without limitation, the reallocation of the Release Amounts) of the Loan and the Mezzanine Loans amongst each other and to require the payment of the Loan and the Mezzanine Loans in such order of priority as may be designated by Lender in its sole discretion; provided, that (i) in no event shall the initial weighted average spread of the Loan and the Mezzanine Loans following any such reallocation or modification change from the initial weighted average spread in effect immediately preceding such reallocation or modification (except in connection with any principal payments received on the Loan or a prepayment of the Mezzanine Loans pursuant to Section 2.4.2 or Section 10.28 of the Mezzanine Loan Agreements or following an Event of Default or a Mezzanine Loan Default), it being understood that after any such reallocation or modification the Mezzanine Loan Documents shall state that at all times the Mezzanine Loans shall have the same average weighted spread except for payments pursuant to Section 2.4.2 or Section 10.28 of the Mezzanine Loans or following a Mezzanine Loan Default or except as otherwise agreed to by the Mezzanine Lenders and the Mezzanine Borrowers.

(c) Borrower, Operating Lessee and the other Loan Parties shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) days following such request by Lender. It shall be an Event of Default under this Agreement, the Note, the Security Instruments and the other Loan Documents if Borrower or Operating Lessee fails to promptly comply with any of the terms, covenants or conditions of this Section 9.1.2. In no event shall any of the amendments or new loan documents required pursuant to this Section 9.1 modify or amend the definition of the Release Amount.

(d) Borrower, Operating Lessee and each other Loan Party covenant and agree that after the Closing Date Lender shall have the right to create one or more additional Mezzanine Loans (each, a “Additional Mezzanine Loan”), to establish different interest rates and to reallocate the interest rate and principal balances (including, without limitation, the reallocation of the Release Amounts) of each of the Loan, the Mezzanine Loans and any Additional Mezzanine Loan(s) amongst each other and to require the payment of the Loan, the Mezzanine Loans and any Additional Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that the Loan and the Mezzanine Loans and any Additional Mezzanine Loan(s) shall at all times have the same weighted average spread of the Loan and the Mezzanine Loans on the Closing Date (except in connection with any principal payments received on the Loan or a prepayment of the Mezzanine Loans pursuant to Section 2.4.2 or Section 10.28 of the Mezzanine Loan Agreements or following an Event of Default or a Mezzanine Loan Default). Borrower and each other Loan Party shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.2(d), all in form and substance reasonably satisfactory to Lender and the Approved Rating Agencies, including, without limitation, a promissory note and loan documents necessary to evidence such Additional Mezzanine Loan, and Borrower, Operating Lessee and each other Loan Party shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such Additional Mezzanine Loan; provided, that no such amendments or other documents shall modify any provisions of the Loan Documents or the Mezzanine Loan Documents other than to effectuate such reallocation and as otherwise necessary to accurately reflect such Additional Mezzanine Loan. If Borrower, Operating Lessee and each other Loan Party shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any Additional Mezzanine Loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower (each, a “Additional Mezzanine Borrower”) and the applicable organizational documents of Borrower, Operating Lessee, each other Loan Party and Mezzanine Borrowers shall be amended and modified as necessary or required in the formation of any Additional Mezzanine Borrower, but subject to the other terms of this Section 9.1.2(c). Further, in connection with any Additional Mezzanine Loan, Borrower, Operating Lessee and each other Loan Party shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the Additional Mezzanine Loan and the Loan Documents and Mezzanine Loan Documents, as amended, in substantially the same form as the opinion delivered at Closing, and an updated Insolvency Opinion for the Loan and the Mezzanine Loans delivered at Closing and a substantive non-consolidation opinion with respect to any Additional Mezzanine Loan, each as reasonably acceptable to Lender and/or the Approved Rating Agencies. Notwithstanding the foregoing, in no event shall there be more than four (4) Mezzanine Loans and Additional Mezzanine Loans, in the aggregate.

(e) Borrower covenants and agrees that any such reallocation described in Section 9.1.2(b) or 9.1.2(d) will be conducted in compliance with the representations and warranties regarding separateness set forth in Section 4.1.30 and 5.1.28(a) hereof. Borrower will reflect such reallocation on its books and records as a contribution from the applicable Mezzanine Borrower to Borrower or a distribution from Borrower to its member, as applicable.

9.1.3 Securitizations Costs. All reasonable third party out of pocket costs and expenses incurred by Borrower, Operating Lessee and any other Loan Party in connection with Borrower’s, Operating Lessee’s and any other Loan Party’s complying with requests made under Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender. All of Lender’s costs and expenses, including Lender’s legal fees, incurred in connection with a Securitization shall be paid by Lender.

9.1.4 Uncross of Properties. If at any time following the Closing Date Lender or its designee shall elect to remove any Individual Property from a Securitization (the “Affected Property”), Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property a new note and other loan documents (collectively, the “New Note”), evidencing a separate loan in the amount of the Adjusted Release Amount applicable to such Affected Property, including, the transfer of the applicable portion of each of the Reserve Funds relating to the Affected Property, and (ii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property; provided, that (1) such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not increase (A) any monetary obligation of Borrower under the Loan Documents, including without limitation, (x) the initial weighted average interest rate payable under the Note, (y) the stated maturity of the Note, or (z) any other material economic term of the Loan, as any existed prior to the creation of the New Note and splitting of the Loan; or (B) any other obligation of Borrower under the Loan Documents, including without limitation, not decreasing the time periods during which the Borrower, Operating Lessee and the Loan Parties are permitted to perform their obligations under the Loan Documents, and (2) the New Note and related loan documents shall be in substantially the same form as the Loan Documents. In connection with the transfer of any such Affected Property as provided for in this Section 9.1.4, the Loan shall be reduced by an amount equal to the Adjusted Release Amount applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Adjusted Release Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.1(d), the balance of the Loan shall be the same as it would have been had a prepayment occurred in an amount equal to the Adjusted Release Amount of the Affected Property. The interest rate of the New Note shall have the same (x) initial weighted average interest rate payable under the Note, and (y) stated maturity of the Note. At the request of Lender, Borrower shall otherwise cooperate with Lender’s reasonable requests in Lender’s attempt to satisfy the requirements necessary in order for Lender to obtain written confirmation from the Approved Rating Agencies that such transfer of the Affected Property from the Securitization and splitting of the Loan shall not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, which requirements shall include, without limitation: (A) delivery of evidence that would be reasonably satisfactory to a prudent lender that the single purpose nature and bankruptcy remoteness of the Borrowers owning Properties and Operating Lessee operating Properties other than the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) if the same would be required by a prudent lender in such circumstances, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or Grantor Trust or a tax to be imposed on a Securitization Vehicle. Lender shall cause all reasonable costs and expenses incurred by Borrower (and each Mezzanine Borrower under Section 9.1.4 of each Mezzanine Loan Agreement) in connection with this Section 9.1.4 (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) to be paid by Lender or its designee.

Section 9.2 Securitization Indemnification.

(a) Borrower, Operating Lessee and each other Loan Party understand that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower, Operating Lessee and the other Loan Parties will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at the Lender’s request in connection with each Securitization, carefully examined the structural and collateral term sheet and those sections of the Disclosure Documents entitled “Description of the Properties,” “Description of the Loan Parties,” “Description of the Property Manager, Management Agreement and Assignment and Subordination of Management Agreement” (to the extent any Manager is an Affiliated Manager), “Description of the Mortgage Loan,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers”, and “Risk Factors (solely to the extent the “Risk Factors” relate to Borrower, Operating Lessee, any other Loan Party, Guarantor, Indemnitor, Affiliated Manager, Mezzanine Borrower and the Collateral) (collectively with the Provided Information, the “Covered Disclosure Information”) and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying the Indemnified Persons for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified

Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which the Indemnifying Persons may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified

Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel and local counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender or its designee reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings and does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower, Operating Lessee and the other Loan Parties shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(j) Borrower shall jointly and severally indemnify the Lenders and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates against any Liabilities to which any such Lender, each of their respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 9.3 Register and Participant Register. The Servicer, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive. The Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower acknowledges that the Notes are in registered form and may not be transferred except by register.

Section 9.4 Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower, Operating Lessee or any other Loan Party to perform and observe the obligations contained in the Note, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, Operating Lessee or any other Loan Party, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instruments and the other Loan Documents, or in the Collateral, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower, Operating Lessee and the other Loan Parties only to the extent of their interest in the Collateral, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instruments and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower, Operating Lessee or any other Loan Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instruments or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower, Operating Lessee or any other Loan Party as a party defendant in any action or suit for foreclosure and sale under any of the Security Instruments; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) intentionally omitted; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower, Operating Lessee or any other Loan Party in order to fully realize the security granted by each of the Security Instruments or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, Operating Lessee and the other Loan Parties, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (it being acknowledged that with respect to subsection (v) below, losses, damages, liabilities, and claims shall in no event be less than the amount misappropriated, converted, or distributed, as applicable) on the part of Guarantor, Indemnitor, Borrower, Operating Lessee, Principal, any other Loan Party or any Affiliated Manager:

(i) fraud or intentional misrepresentation by Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor;

(iii) (A) material physical waste to the Properties, any Individual Property (or any portion thereof) caused by the willful misconduct or willful and intentional omissions of Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor and/or (B) the removal or disposal by Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor of any Personal Property or other Collateral during the continuance of an Event of Default;

(iv) any litigation or other legal proceeding related to the Debt filed by Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(v) the misappropriation or conversion by Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor, of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of the Properties, (C) any Rents or (D) any Rents paid more than one month in advance;

(vi) failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Properties or any Individual Property in accordance with the terms and provisions hereof (except, with respect to Taxes, to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof and except to the extent that Borrower does not have sufficient revenue from such Properties or Individual Property with which to make such payment);

(vii) failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof and except to the extent that Borrower does not have sufficient revenue from such Properties or Individual Property with which to make such payment);

(viii) any security deposits, advance deposits or any other deposits collected with respect to the Properties or any Individual Property which are not delivered to Lender upon a foreclosure of the Properties, any Individual Property (or any portion thereof) or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix) any tax on the making and/or recording of the Security Instruments, the Note or any of the other Loan Documents solely to the extent that the title company fails to pay such tax pursuant to the applicable Title Insurance Policy;

(x) failure of Borrower to obtain Lender’s prior written consent to any voluntary termination or cancellation of the Ground Lease, surrender of a Ground Lease or any amendment or modification to a Ground Lease, in each case by Borrower and to the extent that Lender’s consent is required pursuant to this Agreement;

(xi) if Borrower, Operating Lessee or any other Loan Party is in material breach of Section 4.1.30 hereof (except with respect to Borrower, Operating Lessee or any other Loan Party remaining solvent or maintaining adequate capital or complying with clause (xi) of the definition of Special Purpose Entity with respect to Trade Payables or Permitted Equipment Leases solely to the extent such failure to comply results from the insufficiency of Gross Income from Operations);

(xii) the seizure or forfeiture of the Properties or any Individual Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower, Operating Lessee, any other Loan Party, Indemnitor and/or Guarantor;

(xiii) any violation or breach of Section 4.1.47 hereof or Section 5.1.29 hereof;

(xiv) any covenants contained in Section 5.1.28 hereof is violated or breached; and

(xv) any amounts paid by Lender to Marriott Manager in respect of unreimbursed or unamortized key money in connection with the termination of Marriott Manager under the Management Agreement with respect to the Individual Property commonly known as the Marriott Redmond, Washington.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instruments or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents and (B) the Debt shall be fully recourse to Borrower in the event of:

(i) Borrower, Operating Lessee or any other Loan Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(ii) the filing of an involuntary petition against Borrower, Operating Lessee or any other Loan Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Affiliate of Borrower and/or Operating Lessee or any other Loan Party under the control of Guarantor and/or Indemnitor soliciting or causing to be solicited petitioning creditors for such involuntary petition against Borrower, Operating Lessee or any other Loan Party from any Person;

(iii) Borrower, Operating Lessee or any other Loan Party filing an answer consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or Borrower, Operating Lessee or any other Loan Party, any Affiliate of Borrower, Operating Lessee, Indemnitor or Guarantor colluding with or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Lessee or any other Loan Party;

(iv) Borrower, Operating Lessee or any other Loan Party consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Lessee or any other Loan Party or any portion of any Individual Property or the Collateral;

(v) Borrower, Operating Lessee or any other Loan Party making an assignment for the benefit of creditors;

(vi) Borrower, Operating Lessee or any other Loan Party seeking substantive consolidation of itself in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Borrower, Operating Lessee any other Loan Party, or any respective Affiliate thereof;

(vii) if any Security Instrument or other Loan Document is deemed a fraudulent conveyance or preference or is otherwise deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the Bankruptcy Code, including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statues or similar laws;

(viii) if Borrower, Operating Lessee or any other Loan Party fails to obtain Lender’s prior written consent to any borrowing of money or monies evidenced by notes or similar instruments, which such borrowings encumber the Transfer Collateral, if such consent is required in accordance with the applicable provisions of the Loan Documents; and

(ix) if Borrower, Operating Lessee or any other Loan Party fails to obtain Lender’s prior written consent to any Sale or Pledge of the Transfer Collateral or a Transfer of the ownership interests in Borrower, Operating Lessee or any other Loan Party as required by Section 5.2.10 hereof; provided however, for the avoidance of doubt, a Transfer resulting from the consummation of an enforcement action by the holder of any Mezzanine Loan shall not be a Transfer in violation of Section 5.2.10 hereof.

Section 9.5 Reserved.

Section 9.6 Reserved.

Section 9.7 Servicer.

At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as servicer (“Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement and neither Borrower nor

Operating Lessee nor any other Loan Party shall be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer or the trustee under the Servicing Agreement. Notwithstanding the foregoing, Borrower, Operating Lessee and the other Loan Parties shall promptly reimburse Lender on demand for the following: all actual out of pocket reasonable costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and to the extent charges pursuant to Section 2.3.4 of this Agreement and interest at the Default Rate actually paid by Borrower is insufficient to pay for same, interest payable on advances made by the Servicer or the trustee with respect to (a) delinquent Debt Service payments or expenses of curing Borrower’s, Operating Lessee’s or any other Loan Party’s defaults under the Loan Documents, payable by Lender to Servicer or a trustee and provided for under the Servicing Agreement or actual out of pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of the Collateral (including, without limitation, payments of Taxes and Insurance Premiums), (b) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding of any Loan Party or (c) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement). Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by Borrower, Operating Lessee, any other Loan Party, Indemnitor or Guarantor during the term of the Loan including, without limitation, in connection with a defeasance, assumption or modification of the Loan.

Section 9.8 New Mezzanine Loan.

(a) Provided no Event of Default has occurred and is continuing and all the Mezzanine Loans have been paid in full or will be paid in full, upon not less than thirty (30) days’ prior written notice to Lender (the “Mezzanine Notice”) which notice shall be revocable (provided that Borrower shall reimburse Lender for any costs and expenses in connection with such revoked notice), (x) one or more Mezzanine Borrowers or (y) one or more direct or indirect owners of Borrower which are special purpose bankruptcy remote entities ((x) and (y), collectively, “New Mezzanine Borrower”) shall be permitted to obtain one or more mezzanine loans (collectively, the “New Mezzanine Loan”), which New Mezzanine Loan shall be secured by the Mezzanine Collateral or other direct or indirect interests in Borrower and the other Loan Parties, subject to the following conditions and requirements:

(i) the New Mezzanine Loan shall be junior and subordinate to the Loan and shall not be secured by any direct interest in any Individual Property;

(ii) Lender’s review and approval in its reasonable discretion of the terms and conditions of the New Mezzanine Loan and the documents evidencing the New Mezzanine Loan (collectively, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement and the New Mezzanine Intercreditor Agreement (as defined below), the “New Mezzanine Loan Documents”); provided, that, to the extent such New

Mezzanine Loan Documents are consistent with the Mezzanine Loan Documents, such terms and conditions of the New Mezzanine Loan Documents shall be deemed acceptable to Lender;

(iii) New Mezzanine Borrower shall enter into an amendment and joinder to the Cash Management Agreement with Borrower, Operating Lessee, Lender and New Mezzanine Lender (as defined below) in the same form, scope and substance as the then existing Cash Management Agreement with such changes as are reasonably acceptable in all respects to Lender and, following a Securitization, acceptable to the Rating Agencies;

(iv) the New Mezzanine Loan together with the Loan immediately following the closing of the New Mezzanine Loan shall have a combined Total Loan-to-Value Ratio of no greater than seventy-three and one-half percent (73.50%);

(v) the Debt Service Coverage Ratio immediately following the closing of the New Mezzanine Loan shall be equal to or greater than 1.20 to 1.00;

(vi) the Debt Yield immediately following the closing of the New Mezzanine Loan based on the aggregate principal balance of the Loan and the New Mezzanine Loan shall be equal to or greater than ten and one-fifth percent (10.20%);

(vii) if the New Mezzanine Loan bears interest at a floating rate, the New Mezzanine Loan Documents shall require an interest rate cap to be maintained during the term of the New Mezzanine Loan at a fixed strike price such that the Debt Service Coverage Ratio is not less than 1.20 to 1.00;

(viii) the lender under the New Mezzanine Loan (“New Mezzanine Lender”) shall be a Qualified Lender and shall make a representation to Lender that it is a Qualified Lender other than solely as a result of being expressly named in the definition of Qualified Lender or being an entity Controlled by, Controlling or under common Control with any of the entities set forth in the definition of Qualified Lender;

(ix) New Mezzanine Lender shall enter into an intercreditor agreement with Lender satisfactory to Lender, which may at Lender’s option be an amendment or restatement of the Intercreditor Agreement (collectively, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions thereof, the “New Mezzanine Intercreditor Agreement”); provided, that a New Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement shall be deemed acceptable to Lender;

(x) the New Mezzanine Loan shall be nonrecourse as to principal and interest required to be paid under the New Mezzanine Loan (other than customary carveouts to nonrecourse debt that are substantially similar to those set forth in Section 9.4 of the Mezzanine Loan Agreement and the guaranties delivered pursuant to the Mezzanine Loan Agreements; provided, that the New Mezzanine Loan may have fewer recourse carveouts than the Mezzanine Loans);

(xi) Borrower shall cause New Mezzanine Borrower to deliver an Additional Insolvency Opinion with respect to the Loan which shall be in form, scope and substance reasonably acceptable in all respects to Lender and, following a Securitization, acceptable to the Rating Agencies;

(xii) New Mezzanine Borrower shall be structured in a manner such that each of Borrower, Operating Lessee and Principal shall not fail to be a Special Purpose Entity;

(xiii) Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Section 9.8, including, without limitation in connection with reviewing the New Mezzanine Loan Documents and negotiating and documenting the New Mezzanine Intercreditor Agreement;

(xiv) following a Securitization, Borrower shall deliver a Rating Agency Confirmation with respect to the New Mezzanine Loan to Lender at Borrower’s sole cost and expense or, if a Securitization has not occurred, the written reasonable approval of Lender based on its reasonable determination of whether a Rating Agency would issue a Rating Agency Confirmation shall be required;

(xv) the New Mezzanine Loan shall be (i) coterminous with the Loan or prepayable in whole without premium or penalty from and after the Maturity Date and (ii) shall not contain any payment-in-kind or similar interest accrual features;

(xvi) the New Mezzanine Loan shall be in an amount not greater than (i) the original aggregate principal balance of the Mezzanine Loans less (ii) the amount that such Mezzanine Loans were reduced in connection with releases of Individual Properties in accordance with the terms and conditions of this Agreement and the Mezzanine Loan Agreements prior to the closing date of the New Mezzanine Loan; and

(xvii) the amount of such New Mezzanine Loan shall not violate the restrictions contained in the Certificate of Designation.

(b) From and after the date of any New Mezzanine Loan, for all purpose of the Loan Documents, (i) the term “Mezzanine Loan” shall be deemed to mean the New Mezzanine Loan, (ii) the term “Mezzanine Borrower” shall be deemed to mean New Mezzanine Borrower, (iii) the term “Mezzanine Lender” shall mean New Mezzanine Lender and (iv) the terms “Mezzanine Loan Documents” shall be deemed to mean the new Mezzanine Loan Documents.

X.	MISCELLANEOUS

Section 10.1 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, Operating Lessee or any other Loan Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE COLLATERAL IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER, OPERATING LESSEE OR ANY OTHER LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH OF BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

2711 Centerville Road, Suite 400,

Wilmington, New Castle County, Delaware, 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH OF BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower, Operating Lessee or any other Loan Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, Operating Lessee or any other Loan Party, shall entitle Borrower, Operating Lessee or such other Loan Party to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Citigroup Global Markets Realty Corp.
388 Greenwich Street
19th Floor
New York, New York 10013
Attention : Ana Rosu Marmann
Facsimile No.: (646) 328-2938

And to:	Bank of America, N.A. Real Estate Structured Finance - Servicing 900 West Trade Street
Suite 650
NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager
Facsimile No.: (704) 317-4501

With a copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104-2808
Attention: David W. Forti, Esq.
Facsimile No.: (215) 655-2647

If to Borrower, Operating Lessee and the other Loan Parties to:

c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, New York 10154
Attention: William J. Stein and Judy Turchin
Facsimile No.: (212) 583-5849

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gregory J. Ressa
Facsimile No.: 212-455-2502

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury.

EACH OF BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, OPERATING LESSEE AND THE OTHER LOAN PARTIES.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement and every other Loan Document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other Loan Document, as applicable.

Section 10.10 Preferences; Fiduciary Duties.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower, Operating Lessee and any other Loan Party to any portion of the obligations of Borrower, Operating Lessee and such other Loan Parties hereunder. To the extent Borrower, Operating Lessee or any other Loan Party makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice.

Neither Borrower, nor Operating Lessee nor any other Loan Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower, Operating Lessee and the other Loan Parties and except with respect to matters for which Borrower, Operating Lessee and the other Loan Parties are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower, Operating Lessee and the other Loan Parties hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower, Operating Lessee and the other Loan Parties.

Section 10.12 Remedies of Borrower, Operating Lessee and the Other Loan Parties.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower, Operating Lessee and the other Loan Parties agree that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s, Operating Lessee’s and such other Loan Party’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower, Operating Lessee and the other Loan Parties each covenant and agree to pay or, if Borrower, Operating Lessee or such other Loan Party fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (other than the Securitization) and all the costs of furnishing all opinions by counsel for Borrower, Operating Lessee and the other Loan Parties (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Collateral) subject, however, to the terms and provisions of Section 9.1.3 hereof; (ii) Borrower’s, Operating Lessee’s and the other Loan Parties’ ongoing performance of and compliance with Borrower’s, Operating Lessee’s and the other Loan Parties’ respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s, Operating Lessee’s and the other Loan Parties’ compliance with any requests made pursuant to the provisions of this Agreement (other than the Securitization); (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Lessee or any other Loan Party, this Agreement, the other Loan Documents, the Collateral or any other security given for the Loan; (viii) the differential in cost relating to disbursement of funds from the Cash Management Account weekly as opposed to on each Payment Date; and (ix) enforcing any obligations of or collecting any payments due from Borrower, Operating Lessee and the other Loan Parties under this Agreement, the other Loan Documents or with respect to the Collateral (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Lender or the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ or Operating Lessee’s defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.7; provided, however, that Borrower, Operating Lessee and the other Loan Parties shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b) Borrower, Operating Lessee and the other Loan Parties shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower, Operating Lessee or any other Loan Party of its obligations under, or any material misrepresentation by Borrower, Operating Lessee or any other Loan Party contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that neither Borrower, nor Operating Lessee, nor any other Loan Party shall have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower, Operating Lessee and the other Loan Parties shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower, Operating Lessee and the other Loan Parties covenant and agree to pay for or, if Borrower, Operating Lessee or any other Loan Party fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower, Operating Lessee or any other Loan Party may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower, Operating Lessee or any other Loan Party in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower, Operating Lessee and the other Loan Parties.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, Operating Lessee, the other Loan Parties and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Operating Lessee, any other Loan Party and Lender nor to grant Lender any interest in the Collateral other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower, Operating Lessee and the other Loan Parties and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower, Operating Lessee and the other Loan Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity.

All news releases, publicity or advertising by Borrower, Operating Lessee or the other Loan Parties or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of their Affiliates shall be subject to the prior written approval of Lender.

Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledge that Lender has made the Loan to Borrower upon, among other things, the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Each of Borrower and Operating Lessee agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, each of Borrower and Operating Lessee for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Operating Lessee, Borrower’s and/or Operating Lessee’s partners or members and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each of Borrower and Operating lessee, for itself and its respective successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower and/or Operating Lessee which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each of Borrower and Operating Lessee does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim.

Each of Borrower, Operating Lessee and the other Loan Parties hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower, Operating Lessee and the other Loan Parties acknowledges that, with respect to the Loan, each of Borrower, Operating Lessee and the other Loan Parties shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, Operating Lessee or any other Loan Party, and each of Borrower, Operating Lessee and the other Loan Parties hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each of

Borrower, Operating Lessee and the other Loan Parties acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Operating Lessee, the other Loan Parties or their respective Affiliates.

Section 10.21 Brokers and Financial Advisors.

Each of Borrower, Operating Lessee and the other Loan Parties hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each of Borrower, Operating Lessee and the other Loan Parties hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Operating Lessee, the other Loan Parties or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, among Borrower, Operating Lessee, the other Loan Parties and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability.

(a) The obligations and representations of Borrower hereunder are joint and several. Each Individual Borrower hereby jointly and severally waives presentment, demand, notice, protest and all other suretyship defenses generally and agrees that (i) any renewal, extension or postponement of the time of payment or any other indulgence, (ii) any modification, supplement or alteration of any of the obligations of any Individual Borrower hereunder, or (iii) any substitution, exchange or release of collateral or the addition or release of any Person primarily or secondarily liable hereunder, may be effected without notice to any Individual Borrower, and without releasing any Individual Borrower from any liability hereunder.

(b) The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term defining each other Collective Group) has been defined to collectively include each Individual Borrower (and in the case of each Collective Group, defined to collectively include each member of the same). It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.4 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower (or with respect to any single member of a Collective Group) shall be deemed to be such a breach, occurrence or event with respect to all Individual Borrowers (and in the case of each Collective Group, each member of the same) and that all Individual

Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower (and likewise that each member of a Collective Group need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to such Collective Group). The term “Collective Group” as used in this Agreement shall refer to each of the groups of entities represented in this Agreement by the following defined terms: Mezzanine A Borrower, Mezzanine B Borrower and Guarantor. The obligations and liabilities of each Individual Borrower shall be joint and several. Nothing in this Section 10.23 shall be deemed to create any liability (joint, several or otherwise) on the part of (i) any Individual Borrower in respect of any amounts outstanding under the Mezzanine Loans or (ii) any Mezzanine Borrower in respect of any amounts outstanding under the Loan.

Section 10.24 Co-Lenders.

(a) Each of Borrower, Operating Lessee and the other Loan Parties hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower, Operating Lessee and the other Loan Parties shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower, Operating Lessee and the other Loan Parties required hereunder shall be delivered by Borrower, Operating Lessee and the other Loan Parties to each Co-Lender.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower, Operating Lessee and the other Loan Parties only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower, Operating Lessee and the other Loan Parties and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, Operating Lessee, the other Loan Parties and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25 Certain Additional Rights of Lender.

Notwithstanding anything to the contrary contained in this Agreement, and subject to Borrower’s reasonable restriction on the use and disclosure of such information and the Borrower’s right to limit such disclosure to comply with applicable securities laws or its fiduciary duties, Lenders collectively shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Borrower’s office no more than one (1) time in total, during any calendar year, at a mutually agreeable time, to consult with an officer of Borrower that is familiar with the financial condition of each Borrower, Operating Lessee and each other Loan Party and the operation of the Individual Properties and the Collateral regarding such significant business activities and business and financial developments of Borrower, Operating Lessee and each other Loan Party as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and provided further that the Borrower shall consider in good faith any recommendations of the Lender in connection with the matters on which it is conducted, recognizing that the ultimate decision with respect to all such matters shall be retained by Borrower; and

(b) the right, upon not less than fifteen (15) Business Days prior written notice to Borrower in accordance with the terms of Section 5.1 of this Agreement, to examine the books and records of Borrower and the other Loan Parties at any reasonable times upon reasonable notice no more than one (1) time total during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, the other Loan Parties, guests or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.26 Use of Borrower Provided Information.

Lender agrees that is shall use commercially reasonable efforts to use Provided Information solely for purposes of its ownership of its interest in the Loan (including, without limitation, the administration of the Loan). Notwithstanding the foregoing, nothing in this Section 10.26 shall prevent any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (iii) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.26, to any prospective participant or other transferee of an interest in the Loan, (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (v) disclosing Provided Information upon the request or demand of any Governmental Authority, (vi) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (vii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (viii) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (ix) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.27 Borrower Affiliate Lender.

Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning any direct or indirect interest in the Loan (including any Securities) or any of the Mezzanine Loans (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Mezzanine Loans including, without limitation, (a) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan or any Mezzanine Loan, (b) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (c) limitations on such Affiliate’s initiation of enforcement actions against equity collateral, (c) limitations on the making of protective advances, (d) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan or any Mezzanine Loan, against Lender, any Mezzanine Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents, any Mezzanine Loan Documents, any intercreditor agreement or any applicable co-lender agreement and (e) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender and the Mezzanine Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender and the Mezzanine Lenders, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan or the Mezzanine Loans, other than in its capacity as Borrower or a Mezzanine Borrower to the extent discussions and negotiations are being conducted with Borrower or such Mezzanine Borrower (as distinct from internal discussions and negotiations among the various creditors).

Section 10.28 Discounted Payoff.

(a) Notwithstanding anything to the contrary contained in this Agreement and without any obligation on the part of Borrower or any Mezzanine Borrower to make, or any Lender or Mezzanine Lender to accept, a prepayment under this Agreement or any Mezzanine Loan Agreement, as applicable, each Mezzanine Borrower shall be permitted to prepay any portion of the related Mezzanine Loan (each a “Discounted Payoff”) provided no Event of Default is continuing, no Mezzanine A Loan Default is continuing and no Mezzanine B Loan Default is continuing, provided further that the applicable Mezzanine Lender has consented to such prepayment. Notwithstanding anything to the contrary contained in this Agreement, any prepayments made by a Mezzanine Borrower in connection with a Discounted Payoff shall be applied to the portion of the related Mezzanine Loan held by the holder of the such Mezzanine Loan (which may be any of the Mezzanine Lenders or participants holding an interest in such Mezzanine Loans) accepting such Discounted Payoff and not to Lender or any other Mezzanine Lender or holder of the related Mezzanine Loan. Notwithstanding such Discounted Payoff, the applicable Mezzanine Loan shall be deemed to remain outstanding at the amount of principal then outstanding immediately prior to such Discounted Payoff for purposes of calculating Debt Yield and the Debt Service Coverage Ratio.

(b) Borrower acknowledges and agrees that any Discounted Payoff of such Mezzanine Loan shall in no event be characterized as a purchase of an interest in the related Mezzanine Loan.

(c) Borrower shall within thirty (30) days after each Discounted Payoff provide written notice to Lender setting forth the Face Amount for such Discounted Payoff. Upon written request from Lender, Borrower shall also provide a response setting forth the difference between the amount of the Discounted Payoff and the Face Amount for the related Mezzanine Loan. “Face Amount” shall mean the actual principal amount of the related Mezzanine Loan that is being prepaid pursuant to a Discounted Payoff.

(d) Lender acknowledges that in connection with each Discounted Payoff, the applicable Mezzanine Loan Agreement shall be automatically amended, without any action or additional documentation required to be executed by the applicable Mezzanine Lender or Mezzanine Borrower, to reduce the applicable Release Amount with respect to each Property for such Mezzanine Loan by a fraction, expressed as a percentage, the numerator of which is the applicable Face Amount and the denominator of which is the outstanding principal amount of the applicable Mezzanine Loan as of such date immediately prior to such Discounted Payoff.

(e) Lender acknowledges that the Lender Documents shall permit Discounted Payoffs to a consenting Mezzanine Lender of the Mezzanine Loan subject to such prepayment without requiring the consent of the Lender, any other Mezzanine Lenders or any participants or holders of any other Mezzanine Loan.

Section 10.29 Lender Documents. Lender shall provide Borrower with a copy of any intercreditor which governs the relationship between Lender and the Mezzanine Lenders thereto, as such documents may be amended, revised, assigned or modified. Borrower agrees and acknowledges that it shall not be entitled hereunder to obtain a copy of any co-lender or similar agreement among the Lenders hereunder. No Loan Party shall be, or shall be deemed to be, a third-party beneficiary of any such intercreditor.

Section 10.30 Marriott Managed Properties. Lender acknowledges that Operating Lessee and Borrowers are parties to Management Agreements and Franchise Owner Agreements (“Marriott Management Documents”) with respect to the Marriott Managed Properties as of the date hereof and that certain obligations of the Loan Parties, and certain rights of the Lender, under the Loan Documents relate to matters that are within the control and discretion of the Marriott Manager and not the Loan Parties or Lender. Notwithstanding anything to the contrary contained in the Loan Documents (including, without limitation, those sections of the Loan Documents relating to FF&E Leases, approval by Lender or Borrower of the Annual Budget, Casualty and Condemnation and leasing), to the extent that there is any provision of the Loan Documents compliance with which (a) is not in the control of the Borrower as a result of the rights granted to the Marriott Manager under the Marriott Management Documents or (b) would cause a Loan Party to default under the applicable Marriott Management Documents, the terms and provisions, and the rights of the Marriott Manager under, the Marriott Management Documents shall govern and no Loan Party shall be in breach or default of any Loan Document as a result thereof; provided, however, to the extent that Borrower’s and/or Operating Lessee’s consent is required for matters under the Marriott

Management Documents and/or Borrower and/or Operating Lessee has discretionary rights with respect to such matters under the Marriott Management Documents then for so long as such Marriott Managed Properties are managed pursuant to the terms and conditions of a Management Agreement between Operating Lessee and Marriott Manager, Borrower and Operating Lessee shall comply with the terms of this Agreement and the Loan Documents. In furtherance of the foregoing, pursuant to the Marriott Management Documents, proceeds of the insurance policies described in the applicable Management Agreement for a Marriott Managed Property shall be available for repair and restoration of the Individual Property, to the extent required pursuant to such Management Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BRE SELECT HOTELS PROPERTIES LLC, a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

BRE SELECT HOTELS TUSCALOOSA LLC, a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

BRE SELECT HOTELS REDMOND LLC, a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

BRE SELECT HOTELS AZ LLC, a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

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BRE SELECT HOTELS TX L.P., a Delaware limited partnership

By: BRE Select Hotels TX GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

BRE SELECT HOTELS NC L.P., a Delaware limited partnership

By: BRE Select Hotels NC GP LLC; a Delaware limited liability company, its general partner

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

BRE SELECT HOTELS CLEARWATER LLC, a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

OPERATING LESSEE:

BRE SELECT HOTELS OPERATING LLC, a Delaware limited liability company

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Managing Director and Vice President

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Harry Kramer
	Name:	Harry Kramer
	Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Steven Wasser
	Name:	Steven Wasser
	Title:	Managing Director